     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2003



                                                     REGISTRATION NO. 333-106993

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              RENT-A-CENTER, INC.
                                COLORTYME, INC.
                                GET IT NOW, LLC
                            RENT-A-CENTER EAST, INC.
                          RENT-A-CENTER TEXAS, L.L.C.
                           RENT-A-CENTER TEXAS, L.P.
                            RENT-A-CENTER WEST, INC.
           (Exact name of co-registrants as specified in its charter)

              DELAWARE                               7359                              45-0491516
               TEXAS                                 6794                              75-2651408
              DELAWARE                               7359                              16-1628325
              DELAWARE                               7359                              48-1024367
               NEVADA                                7359                              45-0491520
               TEXAS                                 6794                              45-0491512
              DELAWARE                               7359                              48-1156618
  (State or other jurisdiction of        (Primary standard industrial               (I.R.S. Employer
   incorporation or organization)        classification code number)              Identification No.)

     RENT-A-CENTER, INC.              COLORTYME, INC.                GET IT NOW, LLC            RENT-A-CENTER EAST, INC.
  5700 TENNYSON PKWY., THIRD     5700 TENNYSON PKWY., FIRST     5700 TENNYSON PKWY., THIRD     5700 TENNYSON PKWY., THIRD
            FLOOR                          FLOOR                          FLOOR                          FLOOR
      PLANO, TEXAS 75024             PLANO, TEXAS 75024             PLANO, TEXAS 75024             PLANO, TEXAS 75204
        (972) 801-1100                 (972) 608-5376                 (972) 801-1100                 (972) 608-5376

     RENT-A-CENTER TEXAS, L.L.C.             RENT-A-CENTER TEXAS, L.P.              RENT-A-CENTER WEST, INC.
       429 MAX COURT, SUITE C            5700 TENNYSON PKWY., THIRD FLOOR       5700 TENNYSON PKWY., THIRD FLOOR
       HENDERSON, NEVADA 89015                  PLANO, TEXAS 75204                     PLANO, TEXAS 75204
           (702) 558-0016                         (972) 801-1100                         (972) 801-1100

(Address, including zip code, and telephone number, including area code of each
                   Registrant's principal executive offices)

                       MARK E. SPEESE                                                WITH COPIES TO:
     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER                            THOMAS W. HUGHES, ESQ.
                    RENT-A-CENTER, INC.                                          WARREN M.S. ERNST, ESQ.
              5700 TENNYSON PKWY., THIRD FLOOR                                  D. FORREST BRUMBAUGH, ESQ.
                     PLANO, TEXAS 75024                                      WINSTEAD SECHREST & MINICK P.C.
                       (972) 801-1100                                             5400 RENAISSANCE TOWER
          (Name, address, including zip code, and                                    1201 ELM STREET
telephone number, including area code, of Agent for service)                       DALLAS, TEXAS 75270
                                                                                      (214) 745-5400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 23, 2003


PROSPECTUS

(RENT-A-CENTER, INC. LOGO)
EXCHANGE OFFER FOR
$300,000,000
7 1/2% SENIOR SUBORDINATED NOTES
DUE 2010, SERIES B

GUARANTEED BY
COLORTYME, INC.
GET IT NOW, LLC
RENT-A-CENTER EAST, INC.
RENT-A-CENTER TEXAS, L.L.C.
RENT-A-CENTER TEXAS, L.P.
RENT-A-CENTER WEST, INC.

--------------------------------------------------------------------------------

                            Terms of Exchange Offer

      - Expires 5:00 p.m., New York City time,             , 2003, unless
        extended

      - The notes to be issued shall be exchanged for up to all of our outstanding 7 1/2% Senior Subordinated Notes due 2010, Series A, issued under an indenture we entered into in May 2003

      - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

      - Tenders of outstanding notes may be withdrawn any time prior to the expiration of this exchange offer

      - The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes

      - We will not receive any proceeds from this exchange offer

      - The terms of the exchange notes to be issued are substantially identical to the outstanding old 7 1/2% notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding old 7 1/2% notes

      - Subject to the condition that this exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other conditions

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THIS EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RENT-A-CENTER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RENT-A-CENTER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Statements............   ii
Prospectus Summary....................    1
Risk Factors..........................   11
Use of Proceeds.......................   16
Capitalization........................   17
The Exchange Offer....................   18
Selected Historical Consolidated
  Financial Data......................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   30
Business..............................   47
Management............................   52

                                        PAGE
                                        ----
Description of Certain Debt...........   60
Description of Notes..................   62
Registration Rights Agreement.........  104
Material U.S. Federal Tax
  Consequences........................  107
Plan of Distribution..................  112
Independent Certified Public
  Accountants.........................  114
Legal Matters.........................  114
Where Can You Find More Information...  114
Incorporation of Certain Documents by
  Reference...........................  115
Index to Financial Statements.........  F-1

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST TO THE CORPORATE SECRETARY OF RENT-A-CENTER, INC., 5700 TENNYSON PARKWAY, THIRD FLOOR, PLANO, TEXAS 75024, TELEPHONE (972) 801-1100. TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE YOUR REQUEST NO LATER THAN FIVE DAYS BEFORE THE DATE YOU MUST MAKE
YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER, OR           , 2003.

                           FORWARD-LOOKING STATEMENTS

     The statements, other than statements of historical facts included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "would," "expect," "intend," "could," "estimate," "should," "anticipate" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

     - uncertainties regarding the ability to open new stores;

     - our ability to acquire additional rent-to-own stores on favorable terms;

     - our ability to enhance the performance of these acquired stores;

     - our ability to control store level costs;

     - our ability to realize benefits from our margin enhancement initiatives;

     - the results of our litigation;

     - the passage of legislation adversely affecting the rent-to-own industry;

     - interest rates;

     - our ability to collect on our rental purchase agreements;

     - our ability to effectively hedge interest rates on our outstanding debt;

     - changes in our effective tax rate;

     - changes in our stock price and the number of shares of common stock that we may or may not repurchase under our common stock repurchase program;

     - the aggregate amount of old 7 1/2% notes tendered for exchange notes in this exchange offer;

     - the liquidity of our exchange notes; and

     - the other risks detailed from time to time in our SEC reports.

Additional factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled "Risk Factors" and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all material features of this exchange offer or all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read the entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements elsewhere in this prospectus. Unless the context otherwise requires, all information in this prospectus which refers to "Rent-A-Center," "we," "us" or "our" means Rent-A-Center, Inc. and its wholly-owned subsidiaries. The term "old 7 1/2% notes" refers to our outstanding 7 1/2% Senior Subordinated Notes due 2010, Series A, which we issued under an indenture we entered into in May 2003. The term "exchange notes" refers to the 7 1/2% Senior Subordinated Notes due 2010, Series B, which are offered for exchange in this prospectus. The old
7 1/2% notes are to be exchanged for exchange notes in this exchange offer.

                               THE EXCHANGE OFFER

Exchange Notes................   The form and terms of the exchange notes are
                                 identical in all material respects to the form and terms of the old 7 1/2% notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old 7 1/2% notes. These are described elsewhere in this prospectus under "Description of Notes" and "Registration Rights
                                 Agreement."

Old 7 1/2% Notes..............   On May 6, 2003, we sold in a private
                                 transaction the old 7 1/2% notes. The old
                                 7 1/2% notes were issued under an indenture and contain certain transfer restrictions and registration rights. The old 7 1/2% notes are the notes to be tendered in exchange for the exchange notes offered by this prospectus.

The Exchange Offer............   We are offering to exchange up to $300,000,000
                                 of exchange notes for up to $300,000,000 of old
                                 7 1/2% notes. Old 7 1/2% notes may be exchanged only in $1,000 increments.

Expiration Date; Withdrawal
of Tender.....................   Unless we extend this exchange offer, it will
                                 expire at 5:00 p.m., New York City time, on
                                           , 2003. We will not extend this time
                                 period to a date later than           , 2003.
                                 You may withdraw any old 7 1/2% notes you
                                 tender pursuant to this exchange offer at any
                                 time prior to           , 2003. We will return,
                                 as promptly as practicable after the expiration or termination of this exchange offer, any old
                                 7 1/2% notes not accepted for exchange for any reason without expense to you.

Certain Conditions to the
Exchange Offer................   This exchange offer is subject to the following
                                 conditions, which we may waive. These
                                 conditions permit us to refuse acceptance of the old 7 1/2% notes or to terminate this exchange offer if:

                                 - a lawsuit is instituted or threatened in a
                                   court or before a government agency which may impair our ability to proceed with this exchange offer;

                                 - a law, statute, rule or regulation is
                                   proposed or enacted or interpreted by the SEC which may impair our ability to proceed with this exchange offer; or

                                 - any governmental approval is not received
                                   which we think is necessary to consummate this exchange offer.

Procedures for Tendering Old
Notes.........................   If you wish to accept this exchange offer, you
                                 must complete, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the old 7 1/2% notes and any other required documentation, to the exchange agent.

                                 By executing the letter of transmittal relating to the old 7 1/2% notes, you will represent to us that, among other things:

                                 - any exchange notes you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you are not engaged in, and do not intend to
                                   engage in, and have no arrangement or
                                   understanding with any person to participate in a distribution of the exchange notes; and

                                 - you are not an affiliate of Rent-A-Center.

                                 If you hold your old 7 1/2% notes through the Depository Trust Corporation and wish to participate in this exchange offer, you may do so through the Depository Trust Corporation's Automated Tender Offer Program. By participating in this exchange offer, you will agree to be bound by the appropriate letter of transmittal as though you had executed such letter of transmittal.

Interest on the Exchange
Notes.........................   Interest on the exchange notes accrues from May
                                 6, 2003 at the rate of 7 1/2% per annum.

Payment of Interest on the
Exchange Notes................   Interest is payable semi-annually in arrears on
                                 each May 1 and November 1, commencing on November 1, 2003. Interest on the old 7 1/2% notes is also payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2003.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose old 7 1/2%
                                 notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such old 7 1/2% notes in this exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedure.....................   If you wish to tender your old 7 1/2% notes,
                                 you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Registration Rights
Agreement.....................   On May 6, 2003, we sold the old 7 1/2% notes
                                 and the related guarantees to the initial purchasers in a transaction exempt from the registration requirements of the Securities
                                 Act. At that time, we entered into a
                                 registration rights agreement with the initial purchasers that grants the holders of the old
                                 7 1/2% notes certain registration rights. This exchange offer satisfies those rights, which terminate upon consummation of this exchange offer. You will not be entitled to any exchange or registration rights with respect to the exchange notes. Old 7 1/2% notes that are not tendered in this exchange offer may experience a significantly more limited trading market, which might adversely affect the liquidity of any remaining old 7 1/2% notes.
                                 See "Risk Factors -- The market value of your old 7 1/2% notes may be lower if you do not exchange your old 7 1/2% notes or fail to properly tender your old 7 1/2% notes for exchange -- Consequences of Failure to Exchange."

Certain Federal Tax
Considerations................   With respect to the exchange of the old 7 1/2%
                                 notes for the exchange notes:

                                 - the exchange should not constitute a taxable
                                   exchange for U.S. federal income tax
                                   purposes;

                                 - you should not recognize gain or loss upon
                                   receipt of the exchange notes;

                                 - you must include interest in gross income to
                                   the same extent as the old 7 1/2% notes; and

                                 - you should be able to tack the holding period
                                   of the exchange notes to the holding period of the old 7 1/2% notes.

                                 The ownership and disposition of the exchange notes will have certain U.S. federal tax consequences. See "Material U.S. Federal Tax Consequences."

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of notes pursuant to this exchange offer.


Exchange Agent................   We have appointed The Bank of New York as the
                                 exchange agent for this exchange offer. The address and telephone number of the Exchange
                                 Agent are The Bank of New York, 101 Barclay
                                 Street, Reorganization Unit -- 7 East, New
                                 York, New York 10286, Attn: Bernard
                                 Arsenec -- 7E, facsimile (212) 298-1915,
                                 telephone (212) 815-5098.

                   TERMS OF THE EXCHANGE NOTES AND GUARANTEES

     Pursuant to this exchange offer, we are offering to exchange up to $300.0 million aggregate principal amount of the exchange notes for up to an equal aggregate principal amount of the old 7 1/2% notes. The form and terms of the exchange notes are the same as the form and terms of the old 7 1/2% notes, except that the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer. The holders of exchange notes will not be entitled to certain rights of holders of the old
7 1/2% notes under the registration rights agreement, which rights will terminate upon the consummation of this exchange offer.

     The exchange notes will evidence the same debt as the old 7 1/2% notes and will be issued under, and be entitled to the benefits of, the indenture, dated May 6, 2003, between us, our Subsidiary Guarantors and The Bank of New York.

Issuer........................   Rent-A-Center, Inc.

Guarantors....................   ColorTyme, Inc., Get It Now LLC, Rent-A-Center
                                 East, Inc., Rent-A-Center Texas, L.L.C.,
                                 Rent-A-Center Texas, L.P. and Rent-A-Center
                                 West, Inc.

Securities Offered............   $300,000,000 aggregate principal amount of
                                 7 1/2% Senior Subordinated Notes due 2010,
                                 Series B.

Maturity......................   May 1, 2010.

Interest Payment Dates........   May 1 and November 1 of each year, commencing
                                 November 1, 2003. Interest on the old 7 1/2%
                                 notes will also be paid on May 1 and November 1 of each year, commencing November 1, 2003.

Sinking Fund..................   None.

Optional Redemption...........   Except as described below and under "Change of
                                 Control," as well as in certain other limited circumstances, we may not redeem the exchange notes prior to May 1, 2006. After May 1, 2006, we may redeem any amount of the exchange notes at any time at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

                                                                                              REDEMPTION
                                              YEAR                                              PRICE
                                              ----                                            ----------
                                              2006..........................................   103.750%
                                              2007..........................................   102.500%
                                              2008..........................................   101.250%
                                              2009 and thereafter...........................   100.000%

Change of Control.............   Upon the occurrence of a change of control, we
                                 may be required to repurchase the exchange notes at a price equal to 101% of the original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Change of Control."

Ranking.......................   The exchange notes will be unsecured and will
                                 be subordinated to all existing and future senior indebtedness. The exchange notes will rank pari passu with all existing and future senior subordinated indebtedness and will rank senior to all existing and future subordinated obligations. The exchange notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by our existing and future restricted subsidiaries.

Guarantees....................   The exchange notes will be guaranteed by all of
                                 our current and future subsidiaries, unless we designate the subsidiary as an "unrestricted subsidiary."

Restrictive Covenants.........   The indenture under which the exchange notes
                                 will be issued, and under which the old 7 1/2% notes were issued, limits:

                                 - the incurrence of additional indebtedness by
                                   us and our restricted subsidiaries;

                                 - the payment of dividends on, and redemption
                                   of, our capital stock and our restricted subsidiaries' capital stock and the redemption of certain subordinated obligations of ours and our restricted subsidiaries;

                                 - investments;

                                 - sales of assets and subsidiary stock;

                                 - transactions with affiliates;

                                 - sale and leaseback transactions; and

                                 - liens.

                                 In addition, the indenture limits our ability to engage in consolidations, mergers and transfers of substantially all of our assets and also contains certain restrictions on distributions from our subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of
                                 Notes -- Certain Covenants."

Absence of a Public Market for
the Exchange Notes............   In general, you may freely transfer the
                                 exchange notes. However, there are exceptions to this general statement. Holders may not freely transfer the exchange notes if:

                                 - they acquire the exchange notes outside of
                                   their ordinary course of business;

                                 - they are engaged in, or intend to engage in,
                                   or have an arrangement or understanding with any person to participate in a distribution of the exchange notes; or

                                 - they are an affiliate of Rent-A-Center.

                                 Further, the exchange notes will be new
                                 securities for which there will not initially be a market. As a result, the development or liquidity of any market for the exchange notes may not occur. At the time of the private offering, the initial purchasers of the old
                                 7 1/2% notes advised us that they intended to make a market in the exchange notes. However, you should be aware that the initial purchasers are not obligated to do so. In the event such a market may develop, the initial purchasers may discontinue it at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

                                COMPANY OVERVIEW

     We are the largest operator in the United States rent-to-own industry with an approximate 31% market share based on store count. At June 30, 2003, we operated 2,567 company-owned stores nationwide and in Puerto Rico, including 23 stores in Wisconsin operated by our subsidiary Get It Now, LLC under the name "Get It Now." Another of our subsidiaries, ColorTyme, Inc., is a national franchisor of rent-to-own stores. At June 30, 2003, ColorTyme had 321 franchised stores in 40 states, 309 of which operated under the ColorTyme name and 12 of which operated under the Rent-A-Center name. These franchise stores represent a further 4% market share based on store count.

     Our stores generally offer high quality, durable products such as home electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. These rental purchase agreements are designed to appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit. These agreements also cater to customers who only have a temporary need or who simply desire to rent rather than purchase the merchandise. Get It Now offers our merchandise on an installment sales basis in Wisconsin. We offer well known brands such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, IBM, Compaq and Hewlett-Packard computers and Ashley, England, Berkline and Standard furniture.

     Our customers often lack access to conventional forms of credit. We offer products such as big screen televisions, computers and sofas, and well known brands that might otherwise be unavailable without credit. We also offer high levels of customer service at no additional charge, including repair, pick-up and delivery. Our customers benefit from the ability to return merchandise at any time without further obligation and make payments that build toward ownership. We estimate that approximately 62% of our business is from repeat customers.

     The principal offices of Rent-A-Center, Inc. are located at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024. Our telephone number is (972) 801-1100.

                               INDUSTRY OVERVIEW

     According to industry sources and our estimates, the rent-to-own industry consists of approximately 8,300 stores, and provides approximately 7.0 million products to over 2.8 million households each year. We estimate the six largest rent-to-own industry participants account for approximately 4,700 of the total number of stores, and the majority of the remainder of the industry consists of operations with fewer than 20 stores. The rent-to-own industry is highly fragmented and, due primarily to the decreased availability of traditional financing sources, has experienced, and we believe will continue to experience, increasing consolidation. We believe this consolidation trend in the industry presents opportunities for us to continue to acquire additional stores on favorable terms.

                                    STRATEGY

     Our strategy includes:

     Enhancing Store Operations. We continually seek to improve store performance through strategies intended to produce gains in operating efficiency and profitability. We believe we will achieve further gains in revenues and operating margins in both existing and newly acquired stores by continuing to:

     - use focused advertising to increase store traffic;

     - expand the offering of upscale, higher margin products, such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, IBM, Compaq and Hewlett-Packard computers and Ashley, England, Berkline and Standard furniture, to increase the number of product rentals;

     - employ strict store-level cost control;

     - closely monitor each store's performance through the use of our management information system to ensure each store's adherence to established operating guidelines; and

     - use a revenue and profit based incentive pay plan.

     Opening New Stores and Acquiring Existing Rent-to-Own Stores. We intend to expand our business both by opening new stores in targeted markets and by acquiring existing rent-to-own stores. We intend to open 80 to 100 new stores in 2003. On February 8, 2003, we acquired substantially all of the assets of 295 stores located throughout the United States from Rent-Way, Inc. and certain of its subsidiaries. Of the 295 stores, 176 were merged with existing locations. Furthermore, during the first six months of 2003, we acquired 11 additional stores, accounts from 14 additional locations, opened 38 new stores, and closed eight stores. All of the closed stores were merged with existing store locations. In addition, we selectively acquire customer accounts and merge them into our existing store locations.

     We will focus new market penetration in adjacent areas or regions that we believe are underserved by the rent-to-own industry, which we believe represents a significant opportunity for us. In addition, we intend to pursue our acquisition strategy of targeting under-performing and under-capitalized chains of rent-to-own stores. We have gained significant experience in the acquisition and integration of other rent-to-own operators and believe the fragmented nature of the rent-to-own industry will result in ongoing consolidation opportunities. Acquired stores benefit from our administrative network, improved product mix, sophisticated management information system and purchasing power. In addition, we have access to our franchise locations, which we have the right of first refusal to purchase.

     Building Our National Brand. We have implemented a strategy to increase our name recognition and enhance our national brand. As part of that strategy, we utilize television and radio commercials, print, direct response and in-store signage, all of which are designed to increase our name recognition among our customers and potential customers. We believe that as the Rent-A-Center name gains in familiarity and national recognition through our advertising efforts, we will continue to educate the customer about the rent-to-own alternative to merchandise purchases as well as solidify our reputation as a leading provider of high quality branded merchandise.

                                 RECENT EVENTS

     Recapitalization. Commencing in April 2003, we recapitalized a portion of our financial structure in a series of transactions. On May 6, 2003, we issued $300.0 million principal amount of 7 1/2% senior subordinated notes due 2010. Using a portion of those proceeds, on the same date, we repurchased approximately $183 million principal amount of 11% senior subordinated notes due 2008 pursuant to our tender offer for all of the $272.25 million principal amount of 11% notes. We will also use a portion of those proceeds to optionally redeem the remaining outstanding 11% notes on August 15, 2003. On May 28, 2003, we refinanced our senior debt by entering into a new $600.0 million senior credit facility, consisting of a $400.0 million term loan, a $120.0 million revolving credit facility and an $80.0 million additional term loan. On June 25, 2003, we repurchased approximately 1.77 million shares of our common stock at $73 per share pursuant to a modified "Dutch Auction" tender offer. On July 11, 2003, we purchased approximately 775,000 shares of our common stock at $73 per share pursuant to an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The purchases of our common stock were financed by a portion of the proceeds of our new senior credit facilities.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The summary consolidated financial data for the three years ended December 31, 2002 have been derived from our audited consolidated financial statements included in this prospectus. The summary consolidated financial data as of and for the three months ended March 31, 2002 and 2003 have been derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. Interim period results are not necessarily indicative of results that will be obtained for the full year. The summary historical consolidated financial data are qualified in their entirety by, and should be read in conjunction with, the financial statements and the notes thereto, the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus. "As Adjusted for the Offering" information presented below gives effect to the completion of the offering of the old 7 1/2% notes and the application of the net proceeds received from the offering and the "As Adjusted for Recapitalization" information presented below gives effect to completion of the recapitalization. Because the exchange notes represent the same debt as the old 7 1/2% notes, completion of this exchange offer will not affect the information presented below.


                                                                                         THREE MONTHS ENDED       TWELVE
                                                      YEARS ENDED DECEMBER 31,                MARCH 31,        MONTHS ENDED
                                              ----------------------------------------   -------------------    MARCH 31,
                                                 2000           2001           2002        2002       2003         2003
                                              ----------     ----------     ----------   --------   --------   ------------
                                                                                                          (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Store
    Rentals and fees........................  $1,459,664     $1,650,851     $1,828,534   $443,705   $493,419    $1,878,248
    Installment sales.......................          --             --          6,137         --      6,045        12,182
    Merchandise sales.......................      81,166         94,733        115,478     39,605     52,664       128,537
    Other...................................       3,018          3,476          2,589        614        715         2,690
  Franchise
    Merchandise sales.......................      51,769         53,584         51,514     13,253     12,072        50,333
    Royalty income and fees.................       5,997          5,884          5,792      1,433      1,491         5,850
                                              ----------     ----------     ----------   --------   --------    ----------
  Total revenue.............................   1,601,614      1,808,528      2,010,044    498,610    566,406     2,077,840
Operating expenses
  Direct store expenses
    Depreciation of rental merchandise......     299,298        343,197        383,400     92,223    106,660       397,837
    Cost of installment sales...............          --             --          3,776         --      3,231         7,007
    Cost of merchandise sold................      65,332         72,539         84,628     26,982     36,548        94,194
    Salaries and other expenses.............     866,234      1,019,402      1,070,265    262,619    292,496     1,100,142
  Franchise cost of merchandise sold........      49,724         51,251         49,185     12,653     11,551        48,083
                                              ----------     ----------     ----------   --------   --------    ----------
                                               1,280,588      1,486,389      1,591,254    394,477    450,486     1,647,263
General and administrative expenses.........      48,093         55,359         63,296     15,117     16,756        64,935
Amortization of intangibles.................      28,303         30,194          5,045        720      2,873         7,198
Non-recurring litigation settlements........     (22,383)(1)     52,000(2)          --         --         --            --
                                              ----------     ----------     ----------   --------   --------    ----------
  Total operating expenses..................   1,334,601      1,623,942      1,659,595    410,314    470,115     1,719,396
Operating profit............................     267,013        184,586        350,449     88,296     96,291       358,444
Interest expense, net.......................      72,618         59,780         62,006     15,075     12,752        59,683
                                              ----------     ----------     ----------   --------   --------    ----------
Earnings before income taxes................     194,395        124,806        288,443     73,221     83,539       298,761
Income tax expense..........................      91,368         58,589        116,270     29,658     32,580       119,192
                                              ----------     ----------     ----------   --------   --------    ----------
Net earnings................................     103,027         66,217        172,173     43,563     50,959       179,569
Preferred dividends.........................      10,420         15,408         10,212      4,992         --         5,220
                                              ----------     ----------     ----------   --------   --------    ----------
Net earnings allocable to common
  stockholders..............................  $   92,607     $   50,809     $  161,961   $ 38,571   $ 50,959    $  174,349
                                              ==========     ==========     ==========   ========   ========    ==========

                                                                                         THREE MONTHS ENDED       TWELVE
                                                      YEARS ENDED DECEMBER 31,                MARCH 31,        MONTHS ENDED
                                              ----------------------------------------   -------------------    MARCH 31,
                                                 2000           2001           2002        2002       2003         2003
                                              ----------     ----------     ----------   --------   --------   ------------
                                                                                                          (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
OTHER OPERATING AND FINANCIAL DATA
Number of owned stores (end of period)......       2,158          2,281          2,407      2,284      2,542         2,542
Same store revenue growth(3)................        12.6%           8.0%           6.0%       7.7%       6.2%          N/A
Franchise stores (end of period)............         364            342            318        338        317           317
Adjusted EBITDA(4)..........................  $  306,077     $  304,690     $  395,854   $ 98,482   $109,284    $  404,655
Adjusted EBITDA margin......................        19.1%          16.8%          19.7%      19.8%      19.3%         19.5%
Depreciation and amortization(5)............      61,447         68,104         43,404     10,186     12,993        46,211
Capital expenditures........................      37,937         57,532         37,596      8,100      9,245        38,741
Cash interest expense(6)....................      70,978         57,420         57,383     14,772     12,924        55,535
Ratio of adjusted EBITDA to cash interest
  expense(6)................................         4.3x           5.3x           6.9x       N/A        N/A           7.3x
Ratio of total net debt to adjusted
  EBITDA....................................         2.3x           2.0x           1.1x       N/A        N/A           1.6x
Ratio of earnings to fixed charges(7).......         2.9x           2.3x           3.9x       N/A        N/A           4.1x


                                                                          THREE MONTHS ENDED MARCH 31, 2003
                             YEARS ENDED DECEMBER 31,         ---------------------------------------------------------
                       ------------------------------------                      AS ADJUSTED          AS ADJUSTED FOR
                          2000         2001         2002         ACTUAL      FOR THE OFFERING(8)    RECAPITALIZATION(9)
                       ----------   ----------   ----------   ------------   -------------------    -------------------
                                                                                     (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
  (AT THE END OF
  PERIOD):
Cash and cash
  equivalents........  $   36,495   $  107,958   $   85,723    $  103,151        $  103,151             $   62,821
Rental merchandise,
  net................     587,232      653,701      631,724       693,324           693,324                693,324
Total assets.........   1,486,910    1,619,920    1,616,052     1,729,618         1,729,618              1,689,288
Total debt...........     741,051      702,506      521,330       521,349           546,831                700,000
Convertible preferred
  stock..............     281,232      291,910            2             2                 2                      2
Stockholders'
  equity.............     309,371      405,378      842,400       887,929           871,770                680,357


---------------

(1) Includes the effects of a pre-tax legal reversion of $22.4 million associated with the 1999 settlement of three class action lawsuits in the state of New Jersey.

(2) Includes the effects of a pre-tax legal settlement of $52.0 million associated with the 2001 settlement of class action lawsuits in the states of Missouri, Illinois, and Tennessee.

(3) Same store revenue for each period presented includes revenues only of stores open and operated by us throughout the full period and the comparable prior period.

(4) EBITDA is defined as earnings before income taxes plus interest expense net of interest income, depreciation of property assets (exclusive of depreciation of rental merchandise) and amortization of intangibles. Adjusted EBITDA is defined as EBITDA plus litigation settlements. EBITDA and Adjusted EBITDA are not measures of operating income, operating performance or liquidity under generally accepted accounting principles. Although EBITDA and Adjusted EBITDA are frequently used as measures of operations and the ability to satisfy debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

    Reconciliation to reported items:

                                                                             THREE MONTHS ENDED      TWELVE
                                               YEARS ENDED DECEMBER 31,          MARCH 31,        MONTHS ENDED
                                            ------------------------------   ------------------    MARCH 31,
                                              2000       2001       2002      2002       2003         2003
                                            --------   --------   --------   -------   --------   ------------
                                                                                (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
Reported Earnings before income taxes.....  $194,395   $124,806   $288,443   $73,221   $ 83,539     $298,761
Add back: Interest expense net of interest
  income..................................    72,618     59,780     62,007    15,075     12,752       59,683
  Depreciation of property assets.........    33,144     37,910     38,359     9,466     10,120       39,013
  Amortization of intangibles.............    28,303     30,194      5,045       720      2,873        7,198
                                            --------   --------   --------   -------   --------     --------
EBITDA....................................   328,460    252,690    393,854    98,482    109,284      404,655
Add back: Class action litigation
  settlements.............................   (22,383)    52,000      2,000        --         --           --
                                            --------   --------   --------   -------   --------     --------
  Adjusted EBITDA.........................  $306,077   $304,690   $395,854   $98,482   $109,284     $404,655
                                            ========   ========   ========   =======   ========     ========

   This prospectus contains information regarding EBITDA, which is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. This prospectus also contains a reconciliation of EBITDA to our reported earnings before income taxes. We believe that the presentation of EBITDA is useful to investors, as, among other things, this information impacts certain financial covenants under our senior credit facilities and the indentures governing our outstanding subordinated notes. While we believe this non-GAAP financial measure is useful in evaluating us, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, the non-GAAP financial measure may differ from similar measures presented by other companies.

(5) Excludes depreciation of rental merchandise and amortization other than amortization of intangible assets.

(6) Cash interest expense is defined as interest expense less amortization of financing fees.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense, plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(8) Gives effect to the offering of old 7 1/2% notes and the application of the net proceeds.

(9) Gives effect to the offering of old 7 1/2% notes and the new senior secured credit facilities and the application of the net proceeds to effect the recapitalization.

                                  RISK FACTORS

     Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in this exchange offer. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors.

RISKS RELATING TO THE EXCHANGE OFFER

  THE MARKET VALUE OF YOUR OLD 7 1/2% NOTES MAY BE LOWER IF YOU DO NOT EXCHANGE YOUR OLD 7 1/2% NOTES OR FAIL TO PROPERLY TENDER YOUR OLD 7 1/2% NOTES FOR EXCHANGE.

     Consequences of Failure to Exchange. To the extent that the old 7 1/2% notes are tendered and accepted for exchange pursuant to this exchange offer, the trading market for old 7 1/2% notes that remain outstanding may be significantly more limited, which may adversely affect the liquidity of the old 7 1/2% notes not tendered for exchange. The extent of the market and the availability of price quotations for the old 7 1/2% notes would depend upon a number of factors, including the number of holders of old 7 1/2% notes remaining at such time and the interest in maintaining a market in such old 7 1/2% notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for the old 7 1/2% notes that are not exchanged in this exchange offer may be affected adversely to the extent that the amount that old 7 1/2% notes exchanged pursuant to this exchange offer reduces the float. The reduced float also may tend to make the trading price of the old 7 1/2% notes that are not exchanged more volatile.

     Consequences of Failure to Properly Tender. Issuance of the exchange notes in exchange for the old 7 1/2% notes pursuant to this exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of such old 7 1/2% notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of old 7 1/2% notes desiring to tender such old 7 1/2% notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of old 7 1/2% notes for exchange. The old 7 1/2% notes that may be tendered in this exchange offer but which are not validly tendered will, following consummation of this exchange offer, remain outstanding. Any old
7 1/2% notes that remain outstanding following consummation of this exchange offer will continue to be subject to the same transfer restrictions currently applicable to the old 7 1/2% notes.

  IF YOU FAIL TO TENDER YOUR OLD 7 1/2% NOTES FOR EXCHANGE, YOUR ABILITY TO TRANSFER SUCH OLD 7 1/2% NOTES WILL BE LIMITED.

     We issued the old 7 1/2% notes in a private offering. As a result, the old 7 1/2% notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the old 7 1/2% notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. The old 7 1/2% notes that are not tendered in this exchange offer will continue to be subject to the existing restrictions upon their transfer. Following the completion of this exchange offer, we will have no obligation to provide for the registration under the Securities Act of unexchanged old 7 1/2% notes.

  THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES AND WE CANNOT BE SURE AN ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES WILL DEVELOP.

     The exchange notes will be new securities for which there will not initially be a market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes, and we will have no obligation to create such a market. At the time of the private placement of the old 7 1/2% notes, the initial purchasers of the old 7 1/2% notes advised us that they intended to make a market in the old

7 1/2% notes and, if issued, the exchange notes. However, the initial purchasers are not obligated to make a market in any of the notes, and they may discontinue at any time in their sole discretion.

     The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, the overall market for high yield securities, our financial performance or prospects or in the prospects for companies in our industry generally, the interest of securities dealers in making a market in the exchange notes and other factors.

RISKS RELATING TO THE EXCHANGE NOTES

  OUR DEBT AGREEMENTS IMPOSE RESTRICTIONS ON US WHICH MAY LIMIT OR PROHIBIT US FROM ENGAGING IN CERTAIN TRANSACTIONS. IF A DEFAULT WERE TO OCCUR, OUR LENDERS COULD ACCELERATE THE AMOUNTS OF DEBT OUTSTANDING, AND HOLDERS OF OUR SECURED INDEBTEDNESS COULD FORCE US TO SELL OUR ASSETS TO SATISFY ALL OR A PART OF WHAT IS OWED.

     Covenants under our senior credit facilities and the indentures governing our outstanding subordinated notes restrict our ability to pay dividends, engage in various operational matters, as well as require us to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. These restrictions could limit our ability to obtain future financing, make needed capital expenditures or other investments, repurchase our outstanding debt or equity, withstand a future downturn in our business or in the economy, dispose of operations, engage in mergers, acquire additional stores or otherwise conduct necessary corporate activities. Various transactions that we may view as important opportunities, such as specified acquisitions, may be subject to the consent of lenders under the senior credit facilities, which may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.

     If a default were to occur, the lenders under our senior credit facilities could accelerate the amounts outstanding under the credit facilities, and our other lenders could declare immediately due and payable all amounts borrowed under other instruments that contain certain provisions for cross-acceleration or cross-default. In addition, the lenders under these agreements could terminate their commitments to lend to us. If the lenders under these agreements accelerate the repayment of borrowings, we may not have sufficient liquid assets at that time to repay the amounts then outstanding under our indebtedness or be able to find additional alternative financing. Even if we could obtain additional alternative financing, the terms of the financing may not be favorable or acceptable to us.

     The existing indebtedness under our senior credit facilities is secured by substantially all of our assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed. Our senior credit facilities also require that we redeem the 11% notes on or before August 15, 2003, and contain provisions limiting our ability to modify or refinance our outstanding subordinated notes.

  A CHANGE OF CONTROL COULD ACCELERATE OUR OBLIGATION TO PAY OUR OUTSTANDING INDEBTEDNESS, AND WE MAY NOT HAVE SUFFICIENT LIQUID ASSETS TO REPAY THESE AMOUNTS.

     Under our senior credit facilities, an event of default would result if a third party became the beneficial owner, either directly or indirectly, of 35% or more of our voting stock or upon certain changes in the constitution of Rent-A-Center's Board of Directors. As of June 30, 2003, we were required to make principal payments under our senior credit facilities of $2.0 million in 2003, $4.0 million in 2004, $4.0 million in 2005, $4.0 million in 2006, $4.0 million in 2007, $192.0 million in 2008 and $190.0 million after 2008. These payments reduce our cash flow. If the lenders under our debt instruments accelerate these obligations, we may not have sufficient liquid assets to repay amounts outstanding under these agreements.

     Under the indentures governing our outstanding subordinated notes, in the event that a change of control occurs, we may be required to offer to purchase all of our outstanding subordinated notes at 101% of their original aggregate principal amount, plus accrued interest to the date of repurchase. A change of control also would result in an event of default under our senior credit facilities, which could then be accelerated by our lenders.

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and either:

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we do not believe that any guarantor, after giving effect to its guarantee of these notes, will be found to: (i) be insolvent, (ii) have unreasonably small capital for the business in which it is engaged, or (iii) have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

RISKS RELATING TO OUR BUSINESS

  WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, WHICH COULD CAUSE OUR FUTURE EARNINGS TO GROW MORE SLOWLY OR EVEN DECREASE.

     As part of our growth strategy, we intend to increase our total number of stores in both existing markets and new markets through a combination of new store openings and store acquisitions. We increased our store base by 83 stores in 2000, 123 stores in 2001 and 126 stores in 2002. During the first quarter of 2003, we completed the acquisition of 295 stores from Rent-Way and certain of its subsidiaries. Furthermore, during the first six months of 2003, we acquired 11 additional stores, accounts from 14 additional locations, opened 38 new stores, and closed eight stores. Our growth strategy could place a significant demand on our management and our financial and operational resources. This growth strategy is subject to various risks, including uncertainties regarding our ability to open new stores and our ability to acquire additional stores on favorable terms. We may not be able to continue to identify profitable new store locations or underperforming competitors as we currently anticipate. If we are unable to implement our growth strategy, our earnings may grow more slowly or even decrease.

     Our continued growth also depends on our ability to increase sales in our existing stores. Our same store sales increased by 12.6%, 8.0% and 6.0% for 2000, 2001 and 2002, respectively. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our same store sale increases in future periods may be lower than historical levels.

  IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH AND INTEGRATE NEW STORES, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     The benefits we anticipate from our growth strategy may not be realized. The addition of new stores, both through store openings and through acquisitions, requires the integration of our management philosophies and personnel, standardization of training programs, realization of operating efficiencies and effective coordination of sales and marketing and financial reporting efforts. In addition, acquisitions in general are subject to a number of special risks, including adverse short-term effects on our reported operating results, diversion of management's attention and unanticipated problems or legal liabilities. Further, a newly opened store generally does not attain positive cash flow during its first year of operations.

  THERE ARE LEGAL PROCEEDINGS PENDING AGAINST US SEEKING MATERIAL DAMAGES. THE COSTS WE INCUR IN DEFENDING OURSELVES OR ASSOCIATED WITH SETTLING ANY OF THESE PROCEEDINGS, AS WELL AS A MATERIAL FINAL JUDGMENT OR DECREE AGAINST US, COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION BY REQUIRING THE PAYMENT OF THE SETTLEMENT AMOUNT, A JUDGMENT OR THE POSTING OF A BOND.

     Some lawsuits against us involve claims that our rental agreements constitute installment sales contracts, violate state usury laws or violate other state laws enacted to protect consumers. We are also defending a class action lawsuit alleging we violated the securities laws and lawsuits alleging we violated state wage and hour laws. Because of the uncertainties associated with litigation, we cannot estimate for you our ultimate liability for these matters, if any. The failure to pay any judgment would be a default under our senior credit facilities and the indentures governing our outstanding subordinated notes.

  RENT-TO-OWN TRANSACTIONS ARE REGULATED BY LAW IN MOST STATES. ANY ADVERSE CHANGE IN THESE LAWS OR THE PASSAGE OF ADVERSE NEW LAWS COULD EXPOSE US TO LITIGATION OR REQUIRE US TO ALTER OUR BUSINESS PRACTICES.

     As is the case with most businesses, we are subject to various governmental regulations, including specifically in our case regulations regarding rent-to-own transactions. There are currently 47 states that have passed laws regulating rental purchase transactions and another state that has a retail installment sales statute that excludes rent-to-own transactions from its coverage if certain criteria are met. These laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of nine states limit the total amount of rentals that may be charged over the life of a rental purchase agreement. Several states also effectively regulate rental purchase transactions under other consumer protection statutes. We are currently subject to outstanding judgments and other litigation alleging that we have violated some of these statutory provisions.

     Although there is no comprehensive federal legislation regulating rental-purchase transactions, adverse federal legislation may be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, various legislatures in the states where we currently do business may adopt new legislation or amend existing legislation that could require us to alter our business practices.

  OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, WITH WHOM WE DO NOT HAVE EMPLOYMENT AGREEMENTS. THE LOSS OF ANY ONE OF THESE INDIVIDUALS COULD DISRUPT OUR BUSINESS.

     Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including Mark E. Speese, our Chairman of the Board and Chief Executive Officer, and Mitchell E. Fadel, our President and Chief Operating Officer. We do not have employment contracts with or maintain key-person insurance on the lives of any of these officers and the loss of any one of them could disrupt our business.

  A SMALL GROUP OF OUR DIRECTORS AND THEIR AFFILIATES HAVE SIGNIFICANT INFLUENCE OVER THE OUTCOME OF CERTAIN CORPORATE TRANSACTIONS AFFECTING US, INCLUDING POTENTIAL MERGERS OR ACQUISITIONS, THE CONSTITUTION OF OUR BOARD OF DIRECTORS AND SALES OR CHANGES IN CONTROL.

     Affiliates of Apollo Management IV, L.P. hold all of our outstanding Series C preferred stock. Pursuant to the terms of the stockholders agreement among us, Apollo, Mark E. Speese and certain other parties, which was put in place following the repurchase of shares of our common stock from Apollo on July 11, 2003, Apollo has the right to designate up to three individuals to be nominated to our Board of Directors. The terms of our Series C preferred stock as well as the stockholders agreement also contain provisions requiring Apollo's approval to effect certain transactions involving us, including repurchasing shares of our common stock, declaring or paying any dividend on our common stock, increasing the size of our Board of Directors, selling all or substantially all of our assets and entering into any merger or consolidation or other business combination.

     These documents also provide that one member of each of our audit committee, compensation committee and finance committee must be a director who was designated for nomination by Apollo. In addition, the terms of our Series C preferred stock and the stockholders agreement restrict our ability to issue debt or equity securities with a value in excess of $10 million without the majority affirmative vote of our finance committee, and in most cases, require the unanimous vote of our finance committee for the issuance of our equity securities with a value in excess of $10 million.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated as of May 6, 2003, by and between Rent-A-Center, Inc., Rent-A-Center East, Inc., ColorTyme, Inc., Rent-A-Center West, Inc., Get It Now, LLC, Rent-A-Center Texas, L.P. and Rent-A-Center Texas, L.L.C., and Lehman Commercial Paper Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., UBS Warburg LLC and Wachovia Securities, Inc., as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive the old 7 1/2% notes with a total principal amount equal to the total principal amount of the exchange notes issued in this exchange offer. The old 7 1/2% notes tendered for exchange will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our debt.

                                 CAPITALIZATION


     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2003 (i) on an actual basis, (ii) as adjusted to give effect to the offering of the old 7 1/2% notes and application of the net proceeds of the old 7 1/2% notes and (iii) as adjusted to give effect to the offering of the old 7 1/2% notes and the new senior credit facilities, and the application of the net proceeds of the offering of the old 7 1/2% notes and of the new senior credit facilities to repay our then existing senior credit facilities and repurchase approximately $186 million of our common stock. This table should be read in conjunction with our financial statements and related notes and the other financial information contained in our financial statements included in this prospectus. Because the exchange notes represent the same debt as the old 7 1/2% notes, completion of this exchange offer will not affect the information presented below.



                                                              AS OF MARCH 31, 2003
                                                 ----------------------------------------------
                                                              AS ADJUSTED      AS ADJUSTED FOR
                                                  ACTUAL    FOR THE OFFERING   RECAPITALIZATION
                                                 --------   ----------------   ----------------
                                                                  (UNAUDITED)
                                                                 (IN MILLIONS)
Cash and cash equivalents......................  $  103.2       $  103.2           $   62.8
                                                 ========       ========           ========
Debt:
  Then existing revolving credit
     facilities(1).............................  $     --       $     --           $     --
  Then existing term loans.....................     249.5          246.8                 --
  New revolving credit facility(2).............        --             --                 --
  New term loan(3).............................        --             --              400.0
  11% notes due 2008(4)........................     271.8             --                 --
  Old 7 1/2% notes due 2010....................        --          300.0              300.0
                                                 --------       --------           --------
                                                    521.3          546.8              700.0
Convertible preferred stock(5).................        --             --                 --
Total stockholders' equity(6)..................     887.9          871.8              680.4
                                                 --------       --------           --------
     Total capitalization......................  $1,409.2       $1,418.6           $1,380.4
                                                 ========       ========           ========


---------------

(1) We had commitments to borrow up to $120 million under our then existing revolving credit facilities. Availability under the revolving credit facilities is reduced by commitments on letters of credit. As of March 31, 2003, we had approximately $5.7 million letters of credit outstanding.

(2) We have $120 million of commitments under our new revolving credit facilities.


(3) We have, under our new senior credit facilities, an additional term loan of up to $80 million. As of June 30, 2003, no portion of the additional term loan was outstanding but we have the ability to draw down the remaining $80 million prior to August 5, 2003.


(4) On March 31, 2003, the aggregate principal amount outstanding of our 11% notes was $272.3 million. On May 6, 2003, we repurchased approximately $183 million principal amount of 11% notes. On June 17, 2003, we announced that we were going to optionally redeem on August 15, 2003, in accordance with the terms of the underlying indenture, all of the 11% notes then outstanding at the applicable redemption price.

(5) We have outstanding convertible preferred stock with stated equity of $2,000.

(6) In connection with the offering of the old 7 1/2% notes, we expect to record expenses of $16.2 million, net of tax, consisting of costs related to retirement of our 11% notes. In connection with the recapitalization, we expect to record additional expenses of $5.6 million, net of tax, consisting of costs related to retirement of our then existing senior credit facilities and associated interest rate swap agreements.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     At the time we issued the old 7 1/2% notes, we agreed to file a registration statement to register the exchange of the old 7 1/2% notes for the exchange notes on or prior to August 4, 2003, and to cause the registration statement to become effective under the Securities Act on or prior to November 2, 2003. In the event that this exchange offer is not permitted by applicable law, or if certain holders of the old 7 1/2% notes notify us in writing within 20 business days following the consummation of this exchange offer that they were prohibited by law or SEC policy from participating in this exchange offer or that they may not resell the exchange notes acquired in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales, we will cause to be filed, on or prior to 30 days after the earlier of the date we determine that we are not permitted to effect this exchange offer and the date we receive the notice described in the previous sentence, a shelf registration statement with respect to the resale of the old 7 1/2% notes, and we will use all commercially reasonable efforts to cause the shelf registration statement to become effective within 90 days and to keep the shelf registration statement effective until May 6, 2005 or such earlier time as all of the old 7 1/2% notes have been sold or become eligible for resale without volume restrictions pursuant to Rule 144(k) of the Securities Act. See "Registration Rights Agreement."


     Each holder of old 7 1/2% notes that wishes to exchange old 7 1/2% notes for exchange notes will be required to represent that:

     - any exchange notes received will be acquired in the ordinary course of its business;

     - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of Rent-A-Center.

     Each broker-dealer that receives exchange notes for its own account in exchange for old 7 1/2% notes, where such old 7 1/2% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third-parties, we believe that, except as described below, exchange notes issued in this exchange offer may be offered for resale, resold and otherwise transferred by any holder, other than a holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of such exchange notes. Any holder who tenders in this exchange offer with the intention or for the purpose of participating in a distribution of the exchange notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth herein. Only broker-dealers who acquired the old 7 1/2% notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old 7 1/2% notes, where such old 7 1/2% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all old 7 1/2% notes properly tendered and not withdrawn prior to 5:00 p.m., New York
City time, on           , 2003, unless we extend this exchange offer. We will
issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old 7 1/2% notes surrendered pursuant to this exchange offer. Old 7 1/2% notes may be tendered only in $1,000 increments.

     The form and terms of the exchange notes will be the same as the form and terms of the old 7 1/2% notes except that, with respect to the old 7 1/2% notes, the issuance of the exchange notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old 7 1/2% notes. The exchange notes will be issued under and entitled to the benefits of the indenture which authorized the issuance of the old 7 1/2% notes, such that the old 7 1/2% notes and the exchange notes will be treated as a single class of debt securities under the indenture. See "Description of Notes."

     This exchange offer is not conditioned upon any minimum aggregate principal amount of old 7 1/2% notes being tendered for exchange.

     As of the date of this prospectus, $300.0 million of the old 7 1/2% notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old 7 1/2% notes. There will be no fixed record date for determining registered holders of old 7 1/2% notes entitled to participate in this exchange offer.

     We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder. Old 7 1/2% notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered notes when, as and if we shall have given oral or written notice of acceptance to the exchange agent and complied with the provisions of Section 3 of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old 7 1/2% notes not accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender old 7 1/2% notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the respective letters of transmittal, transfer taxes with respect to the exchange of old 7 1/2% notes pursuant to this exchange offer. Other than certain applicable taxes described below, Rent-A-Center will pay all charges and expenses in connection with this exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on           , 2003,
unless we, in our sole discretion, extend this exchange offer, in which case the expiration date will mean the latest date and time to which this exchange offer is extended.

     In order to extend this exchange offer, we will notify the exchange agent of any extension by oral or written notice and will issue a press release notifying the registered holders of old 7 1/2% notes of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting any old 7 1/2% notes for exchange, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - to amend the terms of this exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old 7 1/2% notes. If this exchange offer is amended in a manner we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend this exchange offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if this exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     If we extend the period of time during which this exchange offer is open, or if we are delayed in accepting for exchange of, or in issuing and exchanging the exchange notes for, any old 7 1/2% notes, or are unable to accept for exchange of, or issue exchange notes for, any old 7 1/2% notes pursuant to this exchange offer for any reason, then, without prejudice to our rights under this exchange offer, the exchange agent may, on our behalf, retain all old 7 1/2% notes tendered, and such old 7 1/2% notes may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The right to delay acceptance for exchange of, or the issuance and the exchange of the exchange notes for, any old 7 1/2% notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that we either deliver the exchange notes or return the old 7 1/2% notes deposited by or on behalf of the holders thereof promptly after termination or withdrawal of this exchange offer.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest at a rate of 7 1/2% per annum, payable semi-annually, on May 1 and November 1 of each year, commencing on November 1, 2003. Holders of old 7 1/2% notes will receive an interest payment on the old 7 1/2% notes on November 1, 2003. Holders of exchange notes will receive interest on November 1, 2003 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the old 7 1/2% notes through such date. Interest on the old 7 1/2% notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old
7 1/2% notes, and may terminate this exchange offer before the acceptance of any old 7 1/2% notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with this exchange offer;

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with this exchange offer; or

     - any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of this exchange offer as contemplated hereby.

     If we determine in our sole discretion that any of these foregoing conditions are not satisfied, we may:

     - refuse to accept any old 7 1/2% notes and return all old 7 1/2% notes to the tendering holders;

     - extend this exchange offer and retain all old 7 1/2% notes tendered prior to the expiration of this exchange offer, subject, however, to the rights of holders to withdraw such old 7 1/2% notes; or

     - waive such unsatisfied conditions with respect to this exchange offer and accept all properly tendered old 7 1/2% notes which have not been withdrawn.

     If such waiver constitutes a material change to this exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the old 7 1/2% notes and we will extend this exchange offer for a period of five to ten business days, depending on the significance of the waiver and the manner of disclosure to the registered holders, if this exchange offer would otherwise expire during such five to ten day business period.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old 7 1/2% notes tendered, and no exchange notes will be issued in exchange for any such old 7 1/2% notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Subject to the terms and conditions hereof and the letter of transmittal, only a holder of old 7 1/2% notes may tender such old 7 1/2% notes in this exchange offer. To tender in this exchange offer, a holder must complete, sign and date the letter of transmittal pertaining to their old 7 1/2% notes, or facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or, in the alternative, comply with the Depository Trust Corporation's Automated Tender Offer Program procedures described below. In addition, either:

     - old 7 1/2% notes must be received by the exchange agent along with the letter of transmittal; or

     - a timely confirmation of book-entry transfer, which we call a book-entry confirmation, of such old 7 1/2% notes, if such procedure is available, into the exchange agent's account at the Depository Trust Corporation, which we call the Book-Entry Transfer Facility, pursuant to the procedure for book-entry transfer described below or properly transmitted agent's message, as defined below, must be received by the exchange agent prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old 7 1/2% notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old

7 1/2% notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for such holders.

     Any beneficial owner whose old 7 1/2% notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of old 7 1/2% notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's old 7 1/2% notes, either make appropriate arrangements to register ownership of the old 7 1/2% notes in such owner's name or obtain a properly completed bond power from the registered holder of old 7 1/2% notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

     Each broker-dealer that receives exchange notes for its own account in exchange for old 7 1/2% notes, where such old 7 1/2% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

     Signatures on the letter of transmittal and a notice of withdrawal described below must be guaranteed by an eligible institution, as defined below, unless the old 7 1/2% notes are tendered (A) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (B) for the account of an eligible institution. In the event that signatures on the letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantor must be an eligible institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any old 7 1/2% notes listed therein, such old 7 1/2% notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such old
7 1/2% notes with the signature thereon guaranteed by an eligible institution.

     If the letter of transmittal or any old 7 1/2% notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, provide evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and the Depository Trust Corporation have confirmed that any financial institution that is a participant in the Depository Trust Corporation's system may utilize the Depository Trust Corporation's Automated Tender Offer Program to tender. Accordingly, participants in the Depository Trust Corporation's Automated Tender Offer Program may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of this exchange offer by causing the Depository Trust Corporation to transfer the old 7 1/2% notes to the exchange agent in accordance with the Depository Trust Corporation's Automated Tender Offer Program procedures for transfer. The Depository Trust Corporation will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by the Depository Trust Corporation received by the exchange agent and forming part of the book-entry confirmation, which states:

     - that the Depository Trust Corporation has received an express acknowledgment from a participant in the Depository Trust Corporation's Automated Tender Offer Program that is tendering old 7 1/2% notes which are the subject of such book entry confirmation;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - that the agreement may be enforced against such participant.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old 7 1/2% notes and withdrawal of tendered old 7 1/2% notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old 7 1/2% notes not properly tendered or any old 7 1/2% notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old 7 1/2% notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old 7 1/2% notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old 7 1/2% notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old 7 1/2% notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old 7 1/2% notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, issuance of exchange notes for old 7 1/2% notes that are accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of old 7 1/2% notes or a timely book-entry confirmation of such old 7 1/2% notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old 7 1/2% notes are not accepted for exchange for any reason set forth in the terms and conditions of this exchange offer or if old 7 1/2% notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old 7 1/2% notes will be returned without expense to the tendering holder thereof, or, in the case of old 7 1/2% notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with such book-entry transfer facility, as promptly as practicable after the expiration or termination of this exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old 7 1/2% notes at the book-entry transfer facility for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old 7 1/2% notes by causing the book-entry transfer facility to transfer such old 7 1/2% notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old 7 1/2% notes and (A) whose old 7 1/2% notes are not immediately available, or (B) who cannot deliver their old 7 1/2% notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the registered number(s) of such old 7 1/2% notes and the principal amount of old 7 1/2% notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the appropriate letter of transmittal, or facsimile thereof, together with the old 7 1/2% notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - such properly completed and executed letter of transmittal, or facsimile thereof, or properly transmitted agent's message as well as all tendered old 7 1/2% notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old 7 1/2% notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old 7 1/2% notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent;" or

     - holders must comply with the appropriate procedures of the Depository Trust Company's automated tender offer program system.

     Any such notice of withdrawal must specify the name of the person having tendered the old 7 1/2% notes to be withdrawn, identify the old 7 1/2% notes to be withdrawn, including the principal amount of such old 7 1/2% notes, and, where certificates for old 7 1/2% notes have been transmitted, specify the name in which such old 7 1/2% notes were registered, if different from that of the withdrawing holder. If certificates for old 7 1/2% notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old 7 1/2% notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old 7 1/2% notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old
7 1/2% notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old 7 1/2% notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of old 7 1/2% notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old 7 1/2% notes will be credited to an account maintained with such book-entry transfer facility for the old 7 1/2% notes, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old 7 1/2% notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:


  By Registered or Certified             By Hand or by Overnight
            Mail:                                Courier:

     The Bank of New York                  The Bank of New York
      101 Barclay Street                    101 Barclay Street
Reorganization Unit -- 7 East         Reorganization Unit -- 7 East
      New York, NY 10286                    New York, NY 10286
   Attn: Bernard Arsenec --              Attn: Bernard Arsenec --
     Reorganization Unit                   Reorganization Unit

        By facsimile:                           Telephone:
        (212) 298-1915                        (212) 815-5098


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with this exchange offer will be paid by us and are estimated in the aggregate to be approximately $600,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of the old 7 1/2% notes for exchange notes pursuant to this exchange offer. If, however, certificates representing old 7 1/2% notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of notes tendered, or if tendered notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old 7 1/2% notes who do not exchange their old 7 1/2% notes for exchange notes pursuant to this exchange offer will continue to be subject to the restrictions on transfer of such old 7 1/2% notes, as set forth:

     - in the legend thereon as a consequence of the issuance of the old 7 1/2% notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum dated May 1, 2003, distributed in connection with the offering of the old 7 1/2% notes.

     In general, the old 7 1/2% notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the resale of the old 7 1/2% notes under the Securities Act, except as required by the registration rights agreement related to the old 7 1/2% notes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the five years ended December 31, 2002 have been derived from our consolidated financial statements as audited by Grant Thornton LLP, independent certified public accountants. The selected consolidated financial data as of and for the three months ended March 31, 2002 and 2003 have been derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. Interim period results are not necessarily indicative of results that will be obtained for the full year. The historical financial data are qualified in their entirety by, and should be read in conjunction with, the financial statements and the notes thereto, the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus. In May and August 1998, we completed the acquisitions of Central Rents, Inc. and Thorn Americas, Inc., respectively, both of which affect the comparability of the 1998 historical financial and operating data to the other periods presented.


                                                                                                         THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                               MARCH 31,
                                  ------------------------------------------------------------------   -----------------------
                                     1998         1999         2000           2001           2002         2002         2003
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
                                                                                                             (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Store
    Rentals and fees............  $  711,443   $1,270,885   $1,459,664     $1,650,851     $1,828,534   $  443,705   $  493,419
    Installment sales...........          --           --           --             --          6,137           --        6,045
    Merchandise sales...........      41,456       88,516       81,166         94,733        115,478       39,605       52,664
    Other.......................       7,282        2,177        3,018          3,476          2,589          614          715
  Franchise
    Merchandise sales...........      44,365       49,696       51,769         53,584         51,514       13,253       12,072
    Royalty income and fees.....       5,170        5,893        5,997          5,884          5,792        1,433        1,491
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
  Total revenue.................     809,716    1,417,167    1,601,614      1,808,528      2,010,044      498,610      566,406
Operating expenses
  Direct store expenses
    Depreciation of rental
      merchandise...............     164,651      265,486      299,298        343,197        383,400       92,223      106,660
    Cost of Installment sales...          --           --           --             --          3,776           --        3,231
    Cost of merchandise sold....      32,056       74,027       65,332         72,539         84,628       26,982       36,548
    Salaries and other
      expenses..................     423,750      770,572      866,234      1,019,402      1,070,265      262,619      292,496
  Franchise cost of merchandise
    sold........................      42,886       47,914       49,724         51,251         49,185       12,653       11,551
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
                                     663,343    1,157,999    1,280,588      1,486,389      1,591,254      394,477      450,486
General and administrative
  expenses......................      28,715       42,029       48,093         55,359         63,296       15,117       16,756
Amortization of intangibles.....      15,345       27,116       28,303         30,194          5,045          720        2,873
Non-recurring litigation
  settlements...................      11,500           --      (22,383)(1)     52,000(2)          --           --           --
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
  Total operating expenses......     718,903    1,227,144    1,334,601      1,623,942      1,659,595      410,314      470,115
Operating profit................      90,813      190,023      267,013        184,586        350,449       88,296       96,291
Interest (income) expense,
  net...........................      37,140       74,769       72,618         59,780         62,006       15,075       12,752
Non-recurring financing costs...       5,018           --           --             --             --           --           --
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
Earnings before income taxes....      48,655      115,254      194,395        124,806        288,443       73,221       83,539
Income tax expense..............      23,897       55,899       91,368         58,589        116,270       29,658       32,580
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
Net earnings....................      24,758       59,355      103,027         66,217        172,173       43,563       50,959
Preferred dividends.............       3,954       10,039       10,420         15,408         10,212        4,992           --
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
Net earnings allocable to common
  stockholders..................  $   20,804   $   49,316   $   92,607     $   50,809     $  161,961   $   38,571   $   50,959
                                  ==========   ==========   ==========     ==========     ==========   ==========   ==========

                                                                                                         THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                               MARCH 31,
                                  ------------------------------------------------------------------   -----------------------
                                     1998         1999         2000           2001           2002         2002         2003
                                  ----------   ----------   ----------     ----------     ----------   ----------   ----------
                                                                                                             (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
OTHER OPERATING AND FINANCIAL
  DATA:
Number of owned stores (end of
  period).......................       2,126        2,075        2,158          2,281          2,407        2,284        2,542
Same store revenue growth(3)....         8.1%         7.7%        12.6%          8.0%            6.0%         7.7%         6.2%
Franchise stores (end of
  period).......................         324          365          364            342            318          338          317
Adjusted EBITDA(4)..............  $  135,140   $  248,452   $  306,077     $  304,690     $  395,854   $   98,482   $  109,284
Adjusted EBITDA margin..........        16.7%        17.5%        19.1%         16.8%           19.7%        19.8%        19.3%
Depreciation and
  amortization(5)...............      32,827       58,429       61,447         68,104         43,404       10,186       12,993
Capital expenditures............      21,860       36,211       37,937         57,532         37,596        8,100        9,245
Cash interest expense(6)........      37,563       72,395       70,978         57,420         57,383       14,772       12,924
Ratio of Adjusted EBITDA to cash
  interest expense(6)...........         3.6x         3.4x         4.3x           5.3x          6.9x          N/A          N/A
Ratio of total net debt to
  Adjusted EBITDA...............         5.7x         3.3x         2.3x           2.0x          1.1x          N/A          N/A
Ratio of earnings to fixed
  charges(7)....................         1.9x         2.2x         2.9x           2.3x          3.9x          N/A          N/A
BALANCE SHEET DATA (AT THE END
  OF PERIOD):
Cash and cash equivalents.......  $   33,797   $   21,679   $   36,495     $  107,958     $   85,723   $  167,264   $  103,151
Rental merchandise, net.........     408,806      531,223      587,232        653,701        631,724      656,544      693,324
Total assets....................   1,502,989    1,485,000    1,486,910      1,619,920      1,616,052    1,677,036    1,729,618
Total debt......................     805,700      847,160      741,051        702,506        521,330      702,525      521,349
Convertible preferred stock.....     259,476      270,902      281,232        291,910              2      294,674            2
Stockholders' equity............     154,913      206,690      309,371        405,378        842,400      424,732      887,929

---------------

(1) Includes the effects of a pre-tax legal reversion of $22.4 million associated with the 1999 settlement of three class action lawsuits in the state of New Jersey.

(2) Includes the effects of a pre-tax legal settlement of $52.0 million associated with the 2001 settlement of class action lawsuits in the states of Missouri, Illinois, and Tennessee.

(3) Same store revenue for each period presented includes revenues only of stores open and operated by us throughout the full period and the comparable prior period.

(4) EBITDA is defined as earnings before income taxes plus interest expense net of interest income, depreciation of property assets (exclusive of depreciation of rental merchandise) and amortization of intangibles. Adjusted EBITDA is defined as EBITDA plus litigation settlements. In addition, for 1998 Adjusted EBITDA also included non-recurring finance charges. EBITDA and Adjusted EBITDA are not measures of operating income, operating performance or liquidity under generally accepted accounting principles. Although EBITDA and Adjusted EBITDA are frequently used as measures of operations and the ability to satisfy debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

    Reconciliation to reported items:

                                                                                                      THREE MONTHS
                                                          YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                            ----------------------------------------------------   ------------------
                                              1998       1999       2000       2001       2002      2002       2003
                                            --------   --------   --------   --------   --------   -------   --------
                                                                                                      (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Reported Earnings before income taxes.....  $ 48,655   $115,254   $194,395   $124,806   $288,443   $73,221   $ 83,539
Add back: Interest expense net of interest
  income..................................    37,140     74,769     72,618     59,780     62,007    15,075     12,752
  Depreciation of property assets.........    17,482     31,313     33,144     37,910     38,359     9,466     10,120
  Amortization of intangibles.............    15,345     27,116     28,303     30,194      5,045       720      2,873
                                            --------   --------   --------   --------   --------   -------   --------
EBITDA....................................   118,622    248,452    328,460    252,690    393,854    98,482    109,284
Add back: Class action litigation
  settlements.............................    11,500         --    (22,383)    52,000      2,000        --         --
  Non-recurring finance charge............     5,018         --         --         --         --        --         --
                                            --------   --------   --------   --------   --------   -------   --------
  Adjusted EBITDA.........................  $135,140   $248,452   $306,077   $304,690   $395,854   $98,482   $109,284
                                            ========   ========   ========   ========   ========   =======   ========

   This prospectus contains information regarding EBITDA, which is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. This prospectus also contains a reconciliation of EBITDA to our reported earnings before income taxes. We believe that the presentation of EBITDA is useful to investors, as, among other things, this information impacts certain financial covenants under our senior credit facilities and the indentures governing our outstanding subordinated notes. While we believe this non-GAAP financial measure is useful in evaluating us, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, the non-GAAP financial measure may differ from similar measures presented by other companies.

(5) Excludes depreciation of rental merchandise and amortization other than amortization of intangible assets.

(6) Cash interest expense is defined as interest expense less amortization of financing fees.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense, plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

     We are the largest rent-to-own operator in the United States with an approximate 31% market share based on store count. At June 30, 2003, we operated 2,567 company-owned stores nationwide and in Puerto Rico, including 23 stores located in Wisconsin and operated by our subsidiary Get It Now, LLC under the name "Get It Now." Another of our subsidiaries, ColorTyme, Inc., is a national franchisor of rent-to-own stores. At June 30, 2003, ColorTyme had 321 franchised stores in 40 states, 309 of which operated under the ColorTyme name and 12 stores of which operated under the Rent-A-Center name. Our stores generally offer high quality durable products such as home electronics, appliances, computers, and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. These rental purchase agreements are designed to appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit. These agreements also cater to customers who only have a temporary need or who simply desire to rent rather than purchase the merchandise.

     We have pursued an aggressive growth strategy since 1989. We have sought to acquire underperforming stores to which we could apply our operating model as well as open new stores. As a result, the acquired stores have generally experienced more significant revenue growth during the initial periods following their acquisition than in subsequent periods. Because of significant growth since our formation, particularly the Thorn Americas acquisition, our historical results of operations and period-to-period comparisons of such results and other financial data, including the rate of earnings growth, may not be meaningful or indicative of future results.

     We plan to accomplish our future growth through selective and opportunistic acquisitions, with an emphasis on new store development. Typically, a newly opened store is profitable on a monthly basis in the ninth to twelfth month after its initial opening. Historically, a typical store has achieved cumulative break-even profitability in 18 to 24 months after its initial opening. Total financing requirements of a typical new store approximate $450,000, with roughly 70% of that amount relating to the purchase of rental merchandise inventory. A newly opened store historically has achieved results consistent with other stores that have been operating within the system for greater than two years by the end of its third year of operation. As a result, our quarterly earnings are impacted by how many new stores we opened during a particular quarter and the quarters preceding it. There can be no assurance that we will open any new stores in the future or as to the number, location or profitability thereof.

     In addition, to provide any additional funds necessary for the continued pursuit of our operating and growth strategies, we may incur from time to time additional short or long-term bank indebtedness and may issue, in public or private transactions, equity and debt securities. The availability and attractiveness of any outside sources of financing will depend on a number of factors, some of which will relate to our financial condition and performance, and some of which are beyond our control, such as prevailing interest rates and general economic conditions. There can be no assurance additional financing will be available, or if available, will be on terms acceptable to us.

CRITICAL ACCOUNTING POLICIES INVOLVING CRITICAL ESTIMATES, UNCERTAINTIES OR ASSESSMENTS IN OUR FINANCIAL STATEMENTS

     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In applying accounting principles, we must often make individual estimates and assumptions regarding expected outcomes or uncertainties. As you might expect, the actual results or outcomes are generally different than the estimated or assumed amounts. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

     Actual results related to the estimates and assumptions made by us in preparing our consolidated financial statements will emerge over periods of time, such as estimates and assumptions underlying the determination of our self-insurance liabilities. These estimates and assumptions are closely monitored by us and periodically adjusted as circumstances warrant. For instance, our liability for our self-insured retentions related to our workers compensation, general liability, medical and auto liability may be adjusted based on higher or lower actual loss experience. Although there is greater risk with respect to the accuracy of these estimates and assumptions because of the period over which actual results may emerge, such risk is mitigated by our ability to make changes to these estimates and assumptions over the same period.

     In preparing our financial statements at any point in time, we are also periodically faced with uncertainties, the outcomes of which are not within our control and will not be known for prolonged periods of time. As discussed in "Legal Proceedings" and the notes to our consolidated financial statements included in this prospectus, we are involved in actions relating to claims that our rental purchase agreements constitute installment sales contracts, violate state usury laws or violate other state laws enacted to protect consumers, claims asserting violations of wage and hour laws in our employment practices, as well as claims we violated the federal securities laws. We, together with our counsel, make estimates, if determinable, of our probable liabilities and record such amounts in our consolidated financial statements. These estimates represent our best estimate, or may be the minimum range of probable loss when no single best estimate is determinable. We, together with our counsel, monitor developments related to these legal matters and, when appropriate, adjustments are made to liabilities to reflect current facts and circumstances.

     We periodically review the carrying value of our goodwill and other intangible assets when events and circumstances warrant such a review. One of the methods used for this review is performed using estimates of future cash flows. If the carrying value of our goodwill or other intangible assets is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the goodwill or intangible assets exceeds its fair value. We believe that the estimates of future cash flows and fair value are reasonable. Changes in estimates of such cash flows and fair value, however, could affect the evaluation.

     Based on an assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of our company. However, we do not suggest that other general risk factors, such as those discussed in the section entitled "Risk Factors," the notes to our consolidated financial statements included in this prospectus as well as changes in our growth objectives or performance of new or acquired stores, could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.

SIGNIFICANT ACCOUNTING POLICIES

     Our significant accounting policies are summarized below and in Note A to our consolidated financial statements included in this prospectus.

     Revenue. We collect non-refundable rental payments and fees in advance, generally on a weekly or monthly basis. This revenue is recognized over the term of the agreement. Rental purchase agreements generally include a discounted early purchase option. Upon exercise of this option, and upon sale of used merchandise, revenue is recognized as these payments are received.

     Franchise Revenue. Revenue from the sale of rental merchandise is recognized upon shipment of the merchandise to the franchisee. Franchise fee revenue is recognized upon completion of substantially all services and satisfaction of all material conditions required under the terms of the franchise agreement.

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     Depreciation of Rental Merchandise.  We depreciate our rental merchandise using the income forecasting method. The income forecasting method of depreciation we use does not consider salvage value and does not allow the depreciation of rental merchandise during periods when it is not generating rental revenue. The objective of this method of depreciation is to provide for consistent depreciation expense while the merchandise is on rent. On July 1, 2002, we began accelerating the depreciation on computers that are 21 months old or older and which have become idle using the straight-line method for a period of at least six months. The purpose for this change is to better reflect the depreciable life of a computer in our stores and to encourage the sale of older computers. Though this method will accelerate the depreciation expense on the affected computers, we do not expect it to have a material effect on our financial position, results of operations or cash flows in future periods.

     Cost of Merchandise Sold. Cost of merchandise sold represents the book value net of accumulated depreciation of rental merchandise at time of sale.

     Salaries and Other Expenses. Salaries and other expenses include all salaries and wages paid to store level employees, together with market managers' salaries, travel and occupancy, including any related benefits and taxes, as well as all store level general and administrative expenses and selling, advertising, insurance, occupancy, fixed asset depreciation and other operating expenses.

     General and Administrative Expenses. General and administrative expenses include all corporate overhead expenses related to our headquarters such as salaries, taxes and benefits, occupancy, administrative and other operating expenses, as well as regional directors' salaries, travel and office expenses.

     Amortization of Intangibles. Amortization of intangibles consists primarily of the amortization of customer relationships and non-compete agreements resulting from acquisitions. Effective January 1, 2002, under SFAS 142 all goodwill and intangible assets with indefinite lives are no longer subject to amortization.

RECENT DEVELOPMENTS

     Store Growth. We are actively seeking to increase our store base and annual revenues and profits through opportunistic acquisitions and new store openings. On February 8, 2003, we acquired substantially all of the assets of 295 stores located throughout the United States from Rent-Way, Inc. and certain of its subsidiaries for approximately $100.4 million in cash. Of the 295 stores, 176 were merged with existing locations. Furthermore, during the first six months of 2003, we acquired 11 additional stores, accounts from 14 additional locations, opened 38 new stores, and closed eight stores. It is our intention to increase the number of stores we operate by an average of approximately 5 to 10% per year over the next several years.

     Recapitalization. Commencing in April 2003, we recapitalized a portion of our financial structure in a series of transactions. The recapitalization consisted of the tender offer for all of our $272.25 million principal amount of 11% notes, the notice of optional redemption of the remaining 11% notes, the issuance of $300.0 million principal amount of old 7 1/2% notes, the refinancing of our senior debt and the repurchase of shares of our common stock.

     On April 23, 2003, we announced a tender offer for all of our $272.25 million principal amount of 11% notes. On May 6, 2003, we repurchased approximately $183 million principal amount of 11% notes pursuant to the tender offer. This tender offer expired at 12:00 midnight, New York City time, on Tuesday, May 20, 2003. On June 17, 2003, we announced that we were going to optionally redeem on August 15, 2003, in accordance with the terms of the underlying indenture, all of the 11% notes then outstanding at the applicable redemption price. On June 17, 2003, the trustee provided formal notice to the holders of the 11% notes that the 11% notes would be redeemed at 105.5% of the principal amount, plus accrued and unpaid interest on August 15, 2003. Under the terms of our new senior credit facilities, we are required to redeem our 11% notes no later than August 15, 2003.

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

     On May 6, 2003, we issued $300.0 million in senior subordinated notes due 2010, bearing interest at 7 1/2%, the proceeds of which were used, in part, to fund the repurchase and redemption of the 11% notes. We are offering to exchange the old 7 1/2% notes for the exchange notes in this exchange offer.

     On May 28, 2003, we refinanced our then existing senior debt by entering into a new $600.0 million senior credit facility, consisting of a $400.0 million term loan, a $120.0 million revolving credit facility and an $80.0 million additional term loan.

     On April 25, 2003, we announced that we entered into an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. which provided for the repurchase of a number of shares of our common stock sufficient to reduce Apollo's aggregate record ownership to 19.00% after consummation of our planned tender offer and repurchase. On April 28, 2003, we announced the commencement of a tender offer to purchase up to 2.20 million shares of our common stock pursuant to a modified "Dutch Auction." Under the agreement with Apollo, we agreed to repurchase the shares of our common stock at the same price per share as the price paid in the tender offer. On June 25, 2003, we closed the tender offer and purchased approximately 1.77 million shares of our common stock at $73 per share. On July 11, 2003 we closed the Apollo transaction and purchased approximately 775,000 shares of our common stock.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2002

     Store Revenue. Total store revenue increased by $68.9 million, or 14.2%, to $552.8 million for the three months ended March 31, 2003 from $483.9 million for the three months ended March 31, 2002. The increase in total store revenue is primarily attributable to growth in same store revenues, an increase in cash sales and early purchase options as well as incremental revenues related to the acquisition of 295 Rent-Way stores on February 8, 2003.

     Same store revenues represent those revenues earned in stores that were operated by us for each of the entire three month periods ending March 31, 2003 and 2002. Same store revenues increased by $25.6 million, or 6.2%, to $439.1 million for the three months ended March 31, 2003 from $413.5 million in 2002. The increase in same store revenues was primarily attributable to an increase in the number of customers served (approximately 404 per day per store for 2003 vs. approximately 403 per day per store for 2002 in same stores open), as well as total revenue earned per customer including all rentals, fees and cash sales (approximately $562 per customer for the quarter ending March 31, 2003 versus approximately $532 per customer for the quarter ending March 31, 2002). Merchandise sales increased $13.1 million, or 33%, to $52.7 million for 2003 from $39.6 million in 2002. The increase in merchandise sales was primarily attributable to an increase in the number of items sold in the first quarter of 2003 (approximately 317,975) from the number of items sold in 2002 (approximately 258,063). This increase in the number of items sold in 2003 versus the same period in 2002 was primarily the result of an increase in the amount of customers exercising early purchase options.

     Franchise Revenue. Total franchise revenue decreased by $1.1 million, or 7.7%, to $13.6 million for the three months ended March 31, 2003 from $14.7 million in 2002. This decrease was primarily attributable to a decrease in merchandise sales to franchise locations as a result of a decrease in the number of franchised locations in the first quarter of 2003 as compared to the first quarter of 2002.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased by $14.4 million, or 15.7%, to $106.7 million for the three months ended March 31, 2003 from $92.2 million in 2002. Depreciation of rental merchandise expressed as a percent of store rentals and fees revenue increased to 21.6% in 2003 from 20.8% for the same period in 2002. These increases were primarily attributable to an increase in rental and fee revenue, pricing and term changes put into place in late 2001 and higher depreciation associated with the recently acquired Rent-Way inventory.

     Cost of Merchandise Sold. Cost of merchandise sold increased by $9.6 million, or 35.5%, to $36.5 million for the three months ended March 31, 2003 from $27.0 million in 2002. This increase was
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

primarily a result of an increase in the number of items sold during the first three months of 2003 as compared to the first three months of 2002, as well as the additional sales of inventory gained through the acquisition of 295 Rent-Way stores.

     Salaries and Other Expenses. Salaries and other expenses expressed as a percentage of total store revenue decreased to 52.9% for the three months ended March 31, 2003 from 54.3% for the three months ended March 31, 2002. This decrease was primarily attributable to an increase in store revenues in the first quarter of 2003 as compared to 2002 coupled with the continued improvements seen in the realization of our margin enhancement initiatives and reductions in store level costs.

     Franchise Cost of Merchandise Sold. Franchise cost of merchandise sold decreased by $1.1 million, or 8.7%, to $11.6 million for the three months ended March 31, 2003 from $12.7 million in 2002. This decrease was primarily attributable to a decrease in the number of franchised locations in the first quarter of 2003 as compared to the first quarter of 2002.

     General and Administrative Expenses. General and administrative expenses expressed as a percent of total revenue remained relatively constant at 3.0% for the three months ending March 31, 2003 and 2002, respectively.

     Amortization of Intangibles. Amortization of intangibles increased by $2.2 million, or 299.0%, to $2.9 million for the three months ended March 31, 2003 from $720,000 for the three months ended March 31, 2002. This increase was attributable to the Rent-Way acquisition and the number of acquisitions made during the later part of 2002 versus 2001. The result of those prior year acquisitions is a higher amortization of intangibles in the first quarter of 2003 versus 2002.

     Operating Profit. Operating profit increased by $8.0 million, or 9.1%, to $96.3 million for the three months ended March 31, 2003 from $88.3 million in 2002. Operating profit as a percentage of total revenue decreased to 17.0% for the three months ended March 31, 2003, from 17.7% in 2002. This decrease was primarily attributable to the increases in depreciation of rental merchandise and amortization of intangibles during the first quarter of 2003 versus 2002, as well as the effect of the Rent-Way acquisition.

     Net Earnings. Net earnings increased by $7.4 million, or 17.0%, to $51.0 million for the three months ended March 31, 2003 from $43.6 million in 2002. This increase is primarily attributable to growth in total revenues, reduced interest expenses resulting from a reduction in outstanding debt and the improvements seen in salaries and other expenses under our cost control programs.

     Preferred Dividends. Dividends on our Series A preferred stock are payable quarterly at an annual rate of 3.75%. Preferred dividends decreased by $5.0 million, or nearly 100%, for the three months ended March 31, 2003, primarily due to the conversion of all but two shares of outstanding Series A preferred stock in August 2002.

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Store Revenue. Total store revenue increased by $203.6 million, or 11.6%, to $1,952.7 million for 2002 from $1,749.1 million for 2001. The increase in total store revenue was primarily attributable to growth in same store revenues during 2002 as well as incremental revenues from the opening of 70 stores and the acquisition of 83 stores and accounts from another 126 stores in 2002.

     Same store revenues represent those revenues earned in 1,834 stores that were operated by us for each of the entire years ending December 31, 2002 and 2001. Same store revenues increased by $88.9 million, or 6.0%, to $1,570.7 million for 2002 from $1,481.8 million in 2001. This improvement was primarily attributable to an increase in the number of customers served (approximately 401 per day per store as of December 31, 2002 versus approximately 395 per day per store as of December 31, 2001 in same stores open), as well as revenue earned per customer (approximately $2,136 per customer for the year ending December 31, 2002 versus approximately $2,045 per customer for 2001). Merchandise sales increased $20.8 million, or 21.9%, to $115.5 million for 2002 from $94.7 million in 2001. The increase in

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

merchandise sales was primarily attributable to an increase in the number of items sold in 2002 (approximately 875,000) as compared to the number of items sold in 2001 (approximately 761,000), which was primarily the result of an increase in the number of customers exercising early purchase options.

     Franchise Revenue. Total franchise revenue decreased by $2.2 million, or 3.6%, to $57.3 million for 2002 from $59.5 million in 2001. This decrease was primarily attributable to a decrease in merchandise sales to franchise locations during 2002 as compared to 2001 resulting from a decrease in the number of franchised locations from 342 at December 31, 2001 to 318 at December 31, 2002.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased by $40.2 million, or 11.7%, to $383.4 million for 2002 from $343.2 million for 2001. This increase was primarily attributable to an increase in rental and fee revenue of $177.6 million, or 10.7%, to $1,828.5 million for 2002 from $1,650.9 for 2001, as well as $2.4 million of the additional depreciation recognized on computers in 2002 relating to our revised depreciation policy on computers. Depreciation of rental merchandise expressed as a percentage of store rentals and fees revenue increased to 21.0% in 2002 from 20.8% in 2001. This slight increase in 2002 is primarily a result of in-store promotions and pricing changes made during the third quarter of 2001, which included a reduction in the rates and terms on certain rental agreements, causing depreciation to be a greater percentage of store rentals and fees revenue on those promotional items rented through 2002.

     Cost of Merchandise Sold. Cost of merchandise sold increased by $12.1 million, or 16.7%, to $84.6 million for 2002 from $72.5 million in 2001. This increase was a result of an increase in the number of items sold in 2002, as compared to 2001, resulting from an increase in early purchase options exercised in 2002 as compared to 2001.

     Salaries and Other Expenses. Salaries and other expenses expressed as a percentage of total store revenue decreased to 54.8% for 2002 from 58.3% for 2001. This decrease was primarily attributable to an increase in store revenues during the year ended December 31, 2002 as compared to 2001, coupled with the realization of our margin enhancement initiatives and reductions in store level costs in 2002, including our regional pay plan we implemented in 2002.

     Franchise Cost of Merchandise Sold. Franchise cost of merchandise sold decreased by $2.1 million, or 4.0%, to $49.2 million for 2002 from $51.3 in 2001. This decrease is a direct result of a decrease in merchandise sales to franchise locations in 2002 as compared to 2001, offset by a slight increase in gross profit on these sales, to 4.7% in 2002 as compared to 4.6% in 2001.

     General and Administrative Expenses. General and administrative expenses expressed as a percent of total revenue increased slightly to 3.2% in 2002 from 3.1% in 2001. This increase is primarily attributable to an increase in home office labor and other overhead expenses for 2002 as compared to 2001.

     Amortization of Intangibles. Amortization of intangibles decreased by $25.2 million, or 83.3%, to $5.0 million for 2002 from $30.2 million in 2001. This decrease was directly attributable to the implementation of SFAS 142, which requires that goodwill and other intangibles with indefinite lives no longer be amortized.

     Operating Profit. Operating profit increased by $165.8 million, or 89.9%, to $350.4 million for 2002 from $184.6 million for 2001. Excluding the pre-tax effect of the class action litigation settlements of $16.0 million recorded in the third quarter of 2001 and $36.0 million recorded in the fourth quarter of 2001, operating profit increased by $113.9 million, or 48.1%, for the year ended December 31, 2002 from $236.6 million for the year ended December 31, 2001. Operating profit as a percentage of total revenue increased to 17.4% for the year ended December 31, 2002 from 13.1% for the year ended December 31, 2001 before the pre-tax class action litigation settlement charges of $52.0 million. This increase was primarily attributable to an increase in store revenues during the year ended December 31, 2002 as compared to 2001, coupled with the realization of our margin enhancement initiatives, reduction of store level costs and the reduction of intangible amortization expense as discussed above. After adjusting reported results for the year ended December 31, 2001 to exclude the effects of goodwill amortization and
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

the non-recurring legal charges, operating profit increased by $85.9 million, or 32.5% on a comparable basis.

     Net Earnings. Net earnings were $172.2 million for the year ended December 31, 2002 and $66.2 million for the year ended December 31, 2001. Before the after-tax effect of the $52.0 million class action litigation settlement charges recorded in 2001, net earnings increased by $74.7 million, or 76.6%, for the year ended December 31, 2002, from $97.5 million for the year ended December 31, 2001. This increase is primarily attributable to growth in operating profit as discussed above. After adjusting reported results for the year ended December 31, 2001 to exclude the effects of goodwill amortization and the non-recurring legal charges, net earnings increased by $52.7 million, or 43.1% on a comparable basis.

     Preferred Dividends. Dividends on our Series A preferred stock are payable quarterly at an annual rate of 3.75%. We account for shares of preferred stock distributed as dividends in-kind at the greater of the stated value or the value of the common stock obtainable upon conversion on the payment date. Preferred dividends decreased by $5.2 million, or 33.7%, to $10.2 million for the year ended December 31, 2002 as compared to $15.4 million in 2001. This decrease is a direct result of the conversion of 97,197 shares of preferred stock into 3,500,000 shares of our common stock in May 2002 and the conversion in August 2002 of all but two shares of our outstanding Series A preferred stock into approximately 7,281,548 shares of our common stock, resulting in less preferred shares outstanding in 2002, following the conversions, as compared to 2001.

  COMPARISON OF THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     Store Revenue. Total store revenue increased by $205.2 million, or 13.3%, to $1,749.1 million for 2001 from $1,543.9 million for 2000. The increase in total store revenue was primarily attributable to growth in same store revenues during 2001 as well as incremental revenues from the opening of 76 stores and the acquisition of 95 stores in 2001. Same store revenues represent those revenues earned in 1,854 stores that were operated by us for the entire years ending December 31, 2001 and 2000. Same store revenues increased by $111.6 million, or 8.0%, to $1,501.7 million for 2001 from $1,390.1 million in 2000. This improvement was primarily attributable to an increase in the number of customers served (approximately 407 per store as of December 31, 2001 vs. approximately 391 per store as of December 31, 2000 in same stores open), the number of agreements on rent (approximately 624 per store as of December 31, 2001 vs. approximately 597 per store as of December 31, 2000 in same stores open), as well as revenue earned per agreement on rent (approximately $95 per month per agreement for 2001 vs. approximately $92 per month per agreement for
2000). This increase in revenue was partially offset by loss of revenues associated with the divestiture or consolidation of 48 stores in 2001.

     Franchise Revenue. Total franchise revenue increased by $1.7 million, or 2.9%, to $59.5 million for 2001 from $57.8 million in 2000. This increase was primarily attributable to an increase in merchandise sales to franchise locations during 2001 as compared to 2000, partially offset by a decrease in the number of franchised locations in 2001 as compared to 2000.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased by $43.9 million, or 14.7%, to $343.2 million for 2001 from $299.3 million for 2000. This increase was primarily attributable to an increase in rental and fee revenue of $191.2 million, or 13.1%, to $1,650.9 million for 2001 from $1,459.7 for 2000. Depreciation of rental merchandise expressed as a percentage of store rentals and fees revenue increased to 20.8% in 2001 from 20.5% in 2000. This increase is a result of an increase in the number of stores acquired in 2001 of 95 from 74 in 2000, and in-store promotions made during the third quarter of 2001, which included a reduction in the rates and terms on certain rental agreements. These in-store promotions caused depreciation to be a greater percentage of store rentals and fees revenue on those promotional items rented.

     Cost of Merchandise Sold. Cost of merchandise sold increased by $7.2 million, or 11.0%, to $72.5 million for 2001 from $65.3 million in 2000. This increase was a result of an increase in the number of items sold in 2001, primarily in the third and fourth quarters, as compared to 2000, resulting from a reduction in the rates and terms on certain rental agreements beginning in the third quarter of 2001.
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

     Salaries and Other Expenses. Salaries and other expenses expressed as a percentage of total store revenue increased to 58.3% for 2001 from 56.1% for 2000. This increase was primarily attributable to the infrastructure expenses and costs associated with the opening of new stores under our store growth initiatives, such as labor and recruiting costs for training centers as well as additional middle and senior management personnel, and increases in advertising, store level labor, insurance, and other operating expenses in 2001 over 2000.

     Franchise Cost of Merchandise Sold. Franchise cost of merchandise sold increased by $1.5 million, or 3.1%, to $51.2 million for 2001 from $49.7 in 2000. This increase is a direct result of an increase in merchandise sales to franchise locations in 2001 as compared to 2000.

     General and Administrative Expenses. General and administrative expenses expressed as a percent of total revenue increased slightly to 3.1% in 2001 from 3.0% in 2000. This increase is primarily attributable to an increase in home office labor and other overhead expenses for 2001 as compared to 2000.

     Amortization of Intangibles. Amortization of intangibles increased by $1.9 million, or 6.7%, to $30.2 million for 2001 from $28.3 million in 2000. This increase was primarily attributable to the amortization of additional goodwill associated with the acquisition of 95 stores acquired in 2001. Under SFAS 142 discussed later, amortization of goodwill ceased effective January 1, 2002. Amortization expense for other intangible assets, however, is expected to be approximately $2.2 million for 2002, based on acquisitions made through the date of this prospectus.

     Operating Profit. Operating profit decreased by $82.4 million, or 30.9%, to $184.6 million for 2001 from $267.0 million for 2000. Excluding the pre-tax effect of the class action litigation settlements of $16.0 million recorded in the third quarter of 2001 and $36.0 million recorded in the fourth quarter of 2001, as well as the class action litigation settlement refund of $22.4 million received in the second quarter of 2000, operating profit decreased by $8.0 million, or 3.3%, to $236.6 million for the year ended December 31, 2001 from $244.6 million for the year ended December 31, 2000. Operating profit as a percentage of total revenue decreased to 13.1% for the year ended December 31, 2001 before the pre-tax class action litigation settlement charges of $52.0 million, from 15.3% for the year ended December 31, 2000 before the pre-tax class action litigation settlement refund of $22.4 million. The decrease in operating profit before the effects of the class action litigation as a percentage of total revenue is primarily attributable to costs incurred with the opening of 76 new stores in 2001 and losses incurred for those stores in their initial months of operations, increases in advertising, store level labor, insurance, utility, and other operating expenses in 2001 as compared to 2000, and lower gross profit margins in the third and fourth quarter of 2001 resulting from in store promotions whereby rates and terms were reduced on certain rental agreements. These costs were partially offset by an increase in overall store revenue for 2001 and the implementation of expense management efforts in the fourth quarter of 2001.

     Net Earnings. Net earnings were $66.2 million for the year ended December 31, 2001, and $103.0 million for the year ended December 31, 2000. Before the after-tax effect of the $52.0 million class action litigation settlement charges recorded in 2001 and the $22.4 million class action litigation settlement refund received in the second quarter of 2000, net earnings increased by $6.2 million, or 6.8%, to $97.5 million for the year ended December 31, 2001, from $91.3 million for the year ended December 31, 2000. This increase, excluding the after tax effect of the class action litigation settlement adjustments, is primarily attributable to growth in total revenues and reduced interest expenses resulting from a reduction in outstanding debt from our May 2001 equity offering and December 2001 debt offering, partially offset by the increased expenses incurred in connection with the opening of 76 new stores in 2001, increases in operating expenses and lower gross profit margins in the third and fourth quarters of 2001.

     Preferred Dividends. Dividends on our Series A preferred stock are payable quarterly at an annual rate of 3.75%. We account for shares of preferred stock distributed as dividends in-kind at the greater of the stated value or the value of the common stock obtainable upon conversion on the payment date. Preferred dividends increased by $5.0 million, or 47.9%, to $15.4 million for the year ended December 31, 2001 as compared to $10.4 million for the year ended December 31, 2000. This increase is a result of more shares of Series A Preferred stock outstanding in 2001 as compared to 2000.
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

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities increased by $28.5 million to $124.8 million for the three months ending March 31, 2003 from $96.3 million in 2002. This increase resulted primarily from an increase in net earnings, accounts payable and accrued liabilities during the first three months of 2003 compared to 2002, offset by increased purchases of inventory.

     Cash used in investing activities increased by $88.8 million to $100.1 million during the three month period ending March 31, 2003 from $11.3 million in 2002. This increase is primarily attributable to the acquisition of 295 stores from Rent-Way.

     Cash used in financing activities decreased by $18.5 million to $7.3 million during the three month period ending March 31, 2003 from $25.8 million in 2002. This decrease is a result of the difference between our purchase of $34.7 million in treasury stock in the first quarter of 2002 as compared to $13.4 million during the first quarter of 2003, offset by fewer proceeds from options exercised in 2003 as compared to 2002.

     Liquidity Requirements. Our primary liquidity requirements are for debt service, rental merchandise purchases, capital expenditures, litigation and our store expansion program. Our primary sources of liquidity have been cash provided by operations, borrowings and sales of equity and debt securities. In the future, we may incur additional debt, or may issue debt or equity securities to finance our operating and growth strategies. The availability and attractiveness of any outside sources of financing will depend on a number of factors, some of which relate to our financial condition and performance, and some of which are beyond our control, such as prevailing interest rates and general economic conditions. There can be no assurance that additional financing will be available, or if available, that it will be on terms we find acceptable.

     We believe that the cash flow generated from operations, together with amounts available under our new senior credit facilities, will be sufficient to fund our debt service requirements, rental merchandise purchases, capital expenditures, litigation and our store expansion programs during 2003. Our existing revolving credit facilities provide us with revolving loans in an aggregate principal amount not exceeding $120.0 million, of which $114.1 million was available at June 30, 2003. At June 30, 2003, we had in excess of $235.0 million in cash. While our operating cash flow has been strong and we expect this strength to continue, our liquidity could be negatively impacted if we do not remain as profitable as we expect.

     Our new senior credit facilities and the indentures governing our senior subordinated notes contain certain change in control provisions. A change in control would result in an event of default under our new senior credit facilities, and, pursuant to the underlying indentures, would also require us to offer to repurchase all of our senior subordinated notes at 101% of their principal amount, plus accrued interest to the date of repurchase. Provisions of our new senior credit facilities restrict the repurchase of all of our senior subordinated notes. In the event a change in control occurs, we cannot be sure that we would have enough funds to immediately pay our accelerated senior credit facility obligations and all of the senior subordinated notes, or that we would be able to obtain financing to do so on favorable terms, if at all.

     Deferred Taxes. On March 9, 2002, President Bush signed into law the Job Creation and Worker Assistance Act of 2002, which provides for accelerated tax depreciation deductions for qualifying assets placed in service between September 11, 2001 and September 10, 2004. Under these provisions, 30 percent of the basis of qualifying property is deductible in the year the property is placed in service, with the remaining 70 percent of the basis depreciated under the normal tax depreciation rules. Accordingly, our cash flow will benefit from having a lower current cash tax obligation, which in turn will provide additional cash flows from operations until the deferred tax liabilities begin to reverse. We estimate that our operating cash flow will increase by approximately $60.0 million through 2004 before the deferred tax liabilities begin to reverse over a three year period beginning in 2005.

     Rental Merchandise Purchases. We purchased $172.5 million and $137.9 million of rental merchandise during the three month periods ending March 31, 2003 and 2002, respectively.

     Capital Expenditures. We make capital expenditures in order to maintain our existing operations as well as for new capital assets in new and acquired stores. We spent $9.2 million and $8.1 million on capital expenditures during the three month periods ending March 31, 2003 and 2002, respectively, and expect to spend approximately $31.0 million for the remainder of 2003.

     Acquisitions and New Store Openings. For the first three months of 2003, we spent approximately $101.1 million on acquiring stores and accounts of which $100.4 million was for the Rent-Way acquisition. For the entire year ending December 31, 2003, we intend to add approximately 5% to 10% to our store base by opening approximately 80 new store locations as well as continuing to pursue opportunistic acquisitions.

     The profitability of our stores tends to grow at a slower rate approximately five years from the time we open or acquire them. As a result, in order for us to show improvements in our profitability, it is important for us to continue to open stores in new locations or acquire under-performing stores on favorable terms. There can be no assurance that we will be able to acquire or open new stores at the rates we expect, or at all. We cannot assure you that the stores we do acquire or open will be profitable at the same levels that our current stores are, or at all.

     Borrowings. The table below shows the scheduled maturity dates of our then existing senior debt outstanding at March 31, 2003.

PERIOD (YEAR) ENDING DECEMBER 31,
---------------------------------                             (IN THOUSANDS)
2003........................................................     $  1,063
2004........................................................       13,040
2005........................................................       49,093
2006........................................................      114,111
2007........................................................       72,193
Thereafter..................................................           --
                                                                 --------
Total.......................................................     $249,500
                                                                 ========

     We recently refinanced our senior debt by entering into a new $600.0 million senior credit facility, consisting of a $400.0 million term loan, a $120.0 million revolving credit facility and an $80.0 million additional term loan. The table below shows the scheduled maturity dates of our new senior debt outstanding at June 30, 2003.

PERIOD (YEAR) ENDING DECEMBER 31,
---------------------------------                              (IN THOUSANDS)
2003........................................................      $  2,000
2004........................................................         4,000
2005........................................................         4,000
2006........................................................         4,000
2007........................................................         4,000
2008........................................................       192,000
Thereafter..................................................       190,000
                                                                  --------
Total.......................................................      $400,000
                                                                  ========


     Senior Credit Facilities. Our new senior credit facilities are provided by a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc. as administrative agent. At June 30, 2003, we had a total of $400.0 million outstanding under our new senior credit facilities related to our term loans and $114.1 million of availability under the revolving credit line portion of our new senior credit facilities.


     Under our $80.0 million additional term loan facility, in the event that a letter of credit is drawn upon, we have the right to either repay the additional term loan facility lenders the amount withdrawn or request a loan in that amount. Interest on any requested additional term loan facility loan accrues at an adjusted prime rate plus 1.25% or, at our option, at the Eurodollar rate plus 2.25%, with the entire amount of the additional term loan facility due on May 28, 2008.

     Borrowings under our new senior credit facilities bear interest at varying rates equal to 2.25% over the Eurodollar rate, which was 1.12% at June 30, 2003. We also have a prime rate option under the facilities, but have not exercised it to date. We have not entered into any interest rate protection agreements with respect to term loans under our new senior credit facilities.

     Our new senior credit facilities are secured by a security interest in substantially all of our tangible and intangible assets, including intellectual property and real property. Our new senior credit facilities are also secured by a pledge of the capital stock of our subsidiaries.

     Our new senior credit facilities contain covenants, including without limitation, covenants that generally limit our ability to:

     - incur additional debt (including subordinated debt) in excess of $35 million at any one time outstanding;

     - repurchase our capital stock and senior subordinated notes;

     - incur liens or other encumbrances;

     - merge, consolidate or sell substantially all our property or business;

     - sell assets, other than inventory in the ordinary course of business;

     - make investments or acquisitions unless we meet financial tests and other requirements;

     - make capital expenditures; or

     - enter into a new line of business.

     Our new senior credit facilities require us to comply with several financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a minimum fixed charge coverage ratio. At June 30, 2003, the maximum consolidated leverage ratio was 2.75 to 1.00, the minimum consolidated interest coverage ratio was 3.50 to 1.00, and the minimum fixed charge coverage ratio was 1.50 to 1.00. In addition, we are required, subject to certain conditions, to use 25% of the net proceeds from any equity offering to repay our term loans.

     Events of default under our new senior credit facilities include customary events, such as a cross-acceleration provision in the event that we default on other debt. In addition, an event of default under the senior credit facilities would occur if we undergo a change of control, which is defined as when a third party becomes the beneficial owner, either directly or indirectly, of 35% or more of our voting stock or certain changes in Rent-A-Center's Board of Directors occur.

     11% Notes. As of June 30, 2003, we had outstanding $84.5 million in 11% notes pursuant to an indenture dated as of December 19, 2001 among Rent-A-Center East, its subsidiary guarantors and The Bank of New York, as trustee.

     The 2001 indenture contains covenants that limit our ability to:

     - incur additional debt;

     - sell assets or our subsidiaries;

     - grant liens to third parties;

     - pay dividends or repurchase stock; and

     - engage in a merger or sell substantially all of our assets.

     Events of default under the 2001 indenture include customary events, such as a cross-acceleration provision in the event that we default in the payment of other debt due at maturity or upon acceleration for default in an amount exceeding $25.0 million.


     The 11% notes may be redeemed on or after August 15, 2003, at our option, in whole or in part, at a premium declining from 105.5%. The 11% notes also require that upon the occurrence of a change of control (as defined in the 2001 indenture), the holders of the 11% notes have the right to require us to repurchase the 11% notes at a price equal to 101% of the original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. If we did not comply with this repurchase obligation, this would trigger an event of default under our new senior credit facilities.


     On April 23, 2003, we announced a tender offer for all of our $272.25 million principal amount of 11% notes. On May 6, 2003, we repurchased approximately $183 million principal amount of 11% notes pursuant to the tender offer. This tender offer expired at 12:00 midnight, New York City time, on Tuesday, May 20, 2003. On June 17, 2003, we announced that we were going to optionally redeem on August 15, 2003, in accordance with the terms of the underlying indenture, all of the 11% notes then outstanding at the applicable redemption price. On June 17, 2003, the trustee provided formal notice to the holders of the 11% notes that the 11% notes would be redeemed at 105.5% of the principal amount, plus accrued and unpaid interest on August 15, 2003. Under the terms of our new senior credit facilities, we are required to redeem our 11% notes no later than August 15, 2003.

     Old 7 1/2% Notes. On May 6, 2003, we issued an additional $300.0 million in senior subordinated notes due 2010, bearing interest at 7 1/2%, pursuant to an indenture dated May 6, 2003, among Rent-A-Center, Inc., our subsidiary guarantors and The Bank of New York, as trustee. The proceeds of this offering were used, in part, to fund the repurchase and redemption of the 11% notes.

     The 2003 indenture contains covenants that limit Rent-A-Center's ability to:

     - incur additional debt;

     - sell assets or our subsidiaries;

     - grant liens to third parties;

     - pay dividends or repurchase stock; and

     - engage in a merger or sell substantially all of our assets.

     Events of default under the 2003 indenture include customary events, such as a cross-acceleration provision in the event that we default in the payment of other debt due at maturity or upon acceleration for default in an amount exceeding $50.0 million. It is also an event of default under the 2003 indenture if we fail to purchase or redeem all of the 11% notes by August 30, 2003.

     The old 7 1/2% notes may be redeemed on or after May 1, 2006, at our option, in whole or in part, at a premium declining from 103.75%. The old 7 1/2% notes also require that upon the occurrence of a change of control (as defined in the 2003 indenture), the holders of the notes have the right to require us to repurchase the notes at a price equal to 101% of the original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. If we do not comply with this repurchase obligation, this would trigger an event of default under our new senior credit facilities.

     We are seeking to exchange the old 7 1/2% notes for the exchange notes in this exchange offer.

     Store Leases. We lease space for all of our stores as well as our corporate and regional offices under operating leases expiring at various times through 2010.

     ColorTyme Guarantee. ColorTyme is a party to an agreement with Textron Financial Corporation, who generally provides $40.0 million in aggregate financing to qualifying franchisees of ColorTyme of up to five times their average monthly revenues. Under this agreement, upon an event of default by the franchisee under agreements governing this financing and upon the occurrence of certain other events, Textron may assign the loans and the collateral securing such loans to ColorTyme, with ColorTyme, then succeeding to the rights of Textron under the debt agreements, including the rights to foreclose on the collateral. An additional $12.0 million of financing is provided by Texas Capital Bank, National Association under an arrangement similar to the Textron financing. We guarantee the obligations of ColorTyme under these agreements up to a maximum amount of $52.0 million, of which $30.7 million was outstanding as of June 30, 2003. Mark E. Speese, our Chairman of the Board and Chief Executive Officer, is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity.

     Litigation. In 1998, we recorded an accrual of approximately $125.0 million for estimated probable losses on litigation assumed in connection with the Thorn Americas acquisition. As of June 30, 2003, we have paid approximately $124.5 million of this accrual in settlement of most of these matters and legal fees. These settlements were funded primarily from amounts available under our senior credit facilities, as well as from cash flow from operations.

     On November 12, 2002, we signed a settlement agreement settling the Wisconsin Attorney General matter, which was approved by the court on the same day. Under the terms of the settlement, we created a restitution fund in the amount of $7.0 million for our eligible Wisconsin customers who had completed or active transactions with us as of September 30, 2002. In addition, we paid $1.4 million to the State of Wisconsin for fines, penalties, costs and fees. The settlement of this matter was fully reserved for in our financial statements. A portion of the restitution fund is allocated for customers with completed transactions as of September 30, 2002, and the balance is allocated for restitution on active transactions as of September 30, 2002, which will be allowed to terminate according to their terms when customers either acquire or return the merchandise. Restitution will be offered on the active transactions when all such active transactions have terminated, which we anticipate will occur by the fall of 2004. Any unclaimed restitution funds at the conclusion of the restitution period will be returned to us. To the extent the amount in the restitution fund is insufficient to pay the required amount of restitution, we are obligated to provide additional funds to do so. However, we believe the amount in the restitution fund allocated for the active transactions, together with the amount of funds we anticipate will remain unclaimed by customers with completed transactions, will be sufficient to pay the required amount of restitution on all eligible active transactions.

     Additional settlements or judgments against us on our existing litigation could affect our liquidity. Please refer to Note J of our consolidated financial statements included in this prospectus.

     Sales of Equity Securities. During 1998, we issued 260,000 shares of our Series A preferred stock at $1,000 per share, resulting in aggregate proceeds of $260.0 million. Dividends on our Series A preferred stock accrue on a quarterly basis at the rate of 3.75%, or $37.50 per annum. Prior to the conversion of all but two shares of our Series A preferred stock in August 2002, we paid these dividends in additional shares of Series A preferred stock because of restrictive provisions in our senior credit facilities. We currently have the ability to pay the dividends in cash and may do so under our new senior credit facilities so long as we are not in default.

     On May 31, 2001, we completed an offering of 3,680,000 shares of our common stock at an offering price of $42.50 per share. In that offering, 1,150,000 shares were offered by us and 2,530,000 shares were offered by some of our stockholders. Net proceeds to us were approximately $45.6 million.

     In connection with the issuance of our Series A preferred stock in August 1998, we entered into a registration rights agreement with Apollo which, among other things, granted them two rights to request that their shares be registered, and a registration rights agreement with an affiliate of Bear Stearns, which granted them the right to participate in any company-initiated registration of shares, subject to certain exceptions. In May 2002, Apollo exercised one of their two rights to request that their shares be registered and an affiliate of Bear Stearns elected to participate in such registration. In connection therewith, Apollo and an affiliate of Bear Stearns converted 97,197 shares of our Series A preferred stock held by them into 3,500,000 shares of our common stock, which they sold in the May 2002 public offering that was the subject of Apollo's request. We did not receive any of the proceeds from this offering.

     On August 5, 2002, the first date on which we had the right to optionally redeem the shares of Series A preferred stock, the holders of our Series A preferred stock converted all but two shares of our Series A preferred stock held by them into 7,281,548 shares of our common stock. As a result, the dividend on our Series A preferred stock was substantially eliminated for future periods. In connection with Apollo's conversion of all but two of the shares of Series A preferred stock held by them on August 5, 2002, we granted Apollo an additional right to effect a demand registration under the existing registration rights agreement we entered into with them in 1998, such that Apollo now has two demand rights.

     On July 11, 2003, Apollo exchanged their shares of Series A preferred stock for shares of Series C preferred stock. The terms of the Series A and Series C preferred stock are substantially similar, except the Series C preferred stock does not have the right to elect any members of our Board of Directors.

     Contractual Cash Commitments. The table below summarizes debt, lease and other minimum cash obligations outstanding as of March 31, 2003:

                                                            PAYMENTS DUE BY YEAR END
                                 ------------------------------------------------------------------------------
                                                                                                      2008 AND
CONTRACTUAL CASH OBLIGATIONS(1)    TOTAL        2003       2004       2005       2006       2007     THEREAFTER
-------------------------------  ----------   --------   --------   --------   --------   --------   ----------
                                                                 (IN THOUSANDS)
Then Existing Senior Credit
  Facilities (including current
  portion)...................    $  249,500   $  1,063   $ 13,040   $ 49,093   $114,111   $ 72,193    $     --
11% Senior Subordinated
  Notes(2)...................       436,961     14,974     29,948     29,948     29,948     29,948     302,195
Operating Leases.............       395,076    127,258    110,057     83,764     47,877     21,158       4,962
                                 ----------   --------   --------   --------   --------   --------    --------
Total........................    $1,081,537   $143,295   $153,045   $162,805   $191,936   $123,299    $307,157

---------------

(1) Excludes transactions which have occurred since March 31, 2003, including the repurchase of approximately $183 million of 11% notes pursuant to the tender offer and the issuance of approximately $300.0 million of old 7 1/2% notes. Also excludes the obligations under the ColorTyme guarantee, the entering into of the new senior credit facilities, the change of control and acceleration provisions under the new senior credit facilities, and the optional redemption, change of control and acceleration provisions under the indentures governing our subordinated notes. The table below summarizes debt, lease and other minimum cash obligations outstanding as of June 30, 2003, excluding the obligations under the ColorTyme guarantee, the change of control and acceleration provisions under the new senior credit facilities, and the optional redemption, change of control and acceleration provisions under the indentures governing our subordinated notes:

(2) Includes interest payments of $4.65 million, bond premium of $4.65 million and principal payments of $84.45 million, representing amounts to redeem the 11% notes on August 15, 2003.

                                                         PAYMENTS DUE BY YEAR END
                              ------------------------------------------------------------------------------
                                                                                                   2008 AND
CONTRACTUAL CASH OBLIGATIONS    TOTAL        2003       2004       2005       2006       2007     THEREAFTER
----------------------------  ----------   --------   --------   --------   --------   --------   ----------
                                                              (IN THOUSANDS)
New Senior Credit Facilities
  (including current
  portion)..................  $  400,000   $  2,000   $  4,000   $  4,000   $  4,000   $  4,000    $382,000
11% Senior Subordinated
  Notes(1)..................      93,745     93,745         --         --         --         --          --
7 1/2% Senior Subordinated
  Notes(2)..................     457,500     11,250     22,500     22,500     22,500     22,500     356,250
Operating Leases............     417,312    130,556    114,679     88,176     51,802     25,371       6,728
                              ----------   --------   --------   --------   --------   --------    --------
Total.......................  $1,368,557   $237,551   $141,179   $114,676   $ 78,302   $ 51,871    $744,978

---------------

(1) Includes interest payments of $4.65 million, bond premium of $4.65 million and principal payments of $84.45 million, representing amounts to redeem the 11% notes on August 15, 2003.

(2) Includes interest payments of $11.25 million on each of May 1 and November 1 of each year.

     Repurchases of Outstanding Securities. In connection with the retirement of J. Ernest Talley, our former Chairman of the Board and Chief Executive Officer, we entered into an agreement to repurchase $25.0 million worth of shares of our common stock beneficially held by Mr. Talley at a purchase price equal to the average closing price of our common stock over the 10 trading days beginning October 9, 2001, subject to a maximum of $27.00 per share and a minimum of $20.00 per share. Under this formula, the purchase price for the repurchase was calculated at $20.258 per share. Accordingly, on October 23, 2001 we repurchased 493,632 shares of our common stock beneficially held by Mr. Talley at $20.258 per share for a total purchase price of $10.0 million, and on November 30, 2001, we repurchased an additional 740,448 shares of our common stock beneficially held by Mr. Talley at $20.258 per share, for a total purchase price of an additional $15.0 million. On January 25, 2002, we exercised the option to repurchase all of the remaining 1,714,086 shares of common stock beneficially held by Mr. Talley at $20.258 per share. We repurchased those remaining shares on January 30, 2002.

     On April 25, 2003, we announced that we entered into an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. which provided for the repurchase of a number of shares of our common stock sufficient to reduce Apollo's aggregate record ownership to 19.00% after consummation of our planned tender offer and repurchase. On April 28, 2003, we announced the commencement of a tender offer to purchase up to 2.20 million shares of our common stock pursuant to a modified "Dutch Auction." Under the agreement with Apollo, we agreed to repurchase the shares of our common stock at the same price per share as the price paid in the tender offer. On June 25, 2003, we closed the tender offer and purchased approximately 1.77 million shares of our common stock at $73 per share. On July 11, 2003, we closed the Apollo transaction and purchased approximately 775,000 shares of our common stock.

     In April 2000, we announced that our Board of Directors had authorized a program to repurchase in the open market up to an aggregate of $25.0 million of our common stock. In October 2002, our Board of Directors increased the amount of repurchases authorized under our common stock repurchase program from $25.0 million to $50.0 million. In March 2003, our Board of Directors again increased such amount from $50.0 million to $100.0 million. Through March 31, 2003, we have repurchased approximately 937,000 shares of our common stock under this program for approximately $44.3 million, 276,000 shares of which were purchased in the quarter ended March 31, 2003 for approximately $13.5 million. We have suspended our common stock repurchase program pending the termination of our equity tender offer. See "Recent Developments" discussed previously in this prospectus. However, we may begin repurchasing shares of our common stock at any time after July 10, 2003.

     Economic Conditions. Although our performance has not suffered in previous economic downturns, we cannot assure you that demand for our products, particularly in higher price ranges, will not significantly decrease in the event of a prolonged recession.

     Seasonality. Our revenue mix is moderately seasonal, with the first quarter of each fiscal year generally providing higher merchandise sales than any other quarter during a fiscal year, primarily related to federal income tax refunds. Generally, our customers will more frequently exercise their early purchase option on their existing rental purchase agreements or purchase pre-leased merchandise off the showroom floor during the first quarter of each fiscal year. We expect this trend to continue in future periods. Furthermore, we tend to experience slower growth in the number of rental purchase agreements on rent in the third quarter of each fiscal year when to compared to other quarters throughout the year. As a result, we would expect revenues for the third quarter of each fiscal year to remain relatively flat with the prior quarter. We expect this trend to continue in future periods unless we add significantly to our store base during the third quarter of future fiscal years as a result of new store openings or opportunistic acquisitions.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

     Accounting for Costs Associated with Exit or Disposal Activities. In June 2002, the FASB issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002 and will impact any exit or disposal activities we initiate after that date.

     Stock-Based Employee Compensation. In December 2002, the FASB issued Statement 148, Accounting for Stock-Based Compensation -- Transition and
Disclosure: an amendment of FASB Statement 123, to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. We do not plan to change to the fair value based method of accounting for stock-based employee compensation at this time and have included the disclosure requirements of SFAS 148 in the accompanying financial statements.

     Accounting for Guarantees. In November 2002, the FASB issued FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. We previously did not record a liability when guaranteeing obligations unless it became probable that we would have to perform under the guarantee. FIN 45 applies prospectively to guarantees we issue or modify subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. We have historically issued guarantees related to our ColorTyme franchisees and other limited purposes and do not anticipate FIN 45 will have a material effect on our 2003 financial statements. Disclosures required by FIN 45 are included in the accompanying financial statements.

     In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. We are in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon our financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Interest Rate Sensitivity. As of March 31, 2003, we had $272.25 million in 11% notes outstanding at a fixed interest rate of 11.0% and $249.5 million in term loans outstanding at interest rates indexed to the LIBOR rate. The 11% notes mature on August 15, 2008. The fair value of the 11% notes is estimated based on discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of the 11% notes at March 31, 2003 was $292.7 million, which is $20.9 million above their carrying value. We have repurchased approximately 183 million principal amount of the 11% notes pursuant to our tender offer and announced that we were going to optionally redeem on August 15, 2003, in accordance with the terms of the underlying indenture, all of the 11% notes then outstanding. See "Management's Discussion and Analysis of Financial Condition and

Results of Operations -- Recent Developments." Unlike the 11% notes, the $249.5 million in term loans have variable interest rates indexed to current LIBOR rates. Because the variable rate structure exposes us to the risk of increased interest cost if interest rates rise, in 1998 we entered into $500.0 million in interest rate swap agreements that lock in a LIBOR rate of 5.59%, thus hedging this risk. Of the $500.0 million in agreements, $250.0 million expired in September 2001 and the remaining $250.0 million will expire in 2003, of which $140.0 million will expire on August 5, 2003 and the remaining $110.0 million will expire on September 5, 2003. The swap agreements had an aggregate negative fair value of $4.2 million and $7.3 million at March 31, 2003 and 2002, respectively. A hypothetical 1.0% change in the LIBOR rate would have affected the fair value of the swaps by approximately $300,000. As of May 28, 2003, we entered into our new senior credit facilities and terminated our then existing senior credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Senior Credit Facilities."

     Market Risk. Market risk is the potential change in an instrument's value caused by fluctuations in interest rates. Our primary market risk exposure is fluctuations in interest rates. Monitoring and managing this risk is a continual process carried out by the Board of Directors and senior management. We manage our market risk based on an ongoing assessment of trends in interest rates and economic developments, giving consideration to possible effects on both total return and reported earnings.

     Interest Rate Risk. We hold long-term debt with variable interest rates indexed to prime or LIBOR that exposes us to the risk of increased costs if interest rates rise. To reduce the risk related to unfavorable interest rate movements, as of March 31, 2002, we entered into certain interest rate swap contracts on $250.0 million of debt to pay a fixed rate of 5.60%. On May 28, 2003, in connection with the entering into of our new senior credit facilities, we terminated the interest rate swap agreements at a price of approximately $3.17 million. As of June 30, 2003, we have not entered into any interest rate swap agreements with respect to term loans under our new senior credit facilities.

                                    BUSINESS

OVERVIEW

     We are the largest operator in the United States rent-to-own industry with an approximate 31% market share based on store count. At June 30, 2003, we operated 2,567 company-owned stores nationwide and in Puerto Rico, including 23 stores in Wisconsin operated by our subsidiary Get It Now, LLC under the name "Get It Now." Another of our subsidiaries, ColorTyme, Inc., is a national franchisor of rent-to-own stores. At June 30, 2003, ColorTyme had 321 franchised stores in 40 states, 309 of which operated under the ColorTyme name and 12 of which operated under the Rent-A-Center name. These franchise stores represent a further 4% market share based on store count.

     Our stores generally offer high quality, durable products such as home electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. These rental purchase agreements are designed to appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit. These agreements also cater to customers who only have a temporary need or who simply desire to rent rather than purchase the merchandise. Get It Now offers our merchandise on an installment sales basis in Wisconsin. We offer well known brands such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, IBM, Compaq and Hewlett-Packard computers and Ashley, England, Berkline and Standard furniture.

     Our customers often lack access to conventional forms of credit. We offer products such as big screen televisions, computers and sofas, and well known brands that might otherwise be unavailable without credit. We also offer high levels of customer service at no additional charge, including repair, pick-up and delivery. Our customers benefit from the ability to return merchandise at any time without further obligation and make payments that build toward ownership. We estimate that approximately 62% of our business is from repeat customers.

     Rent-A-Center, Inc. was incorporated as a Delaware corporation on November 26, 2002. Rent-A-Center Texas, L.P. was formed as a Texas limited partnership on November 25, 2002. Rent-A-Center Texas, L.L.C. was organized as a Nevada limited liability company on November 25, 2002. Get It Now, LLC was organized as a Delaware limited liability company on September 18, 2002. ColorTyme, Inc. was incorporated as a Texas corporation on May 7, 1996. Rent-A-Center West, Inc. was incorporated as a Delaware corporation on October 11, 1994. Rent-A-Center East, Inc. was incorporated as a Delaware corporation on September 16, 1986. Rent-A-Center, Inc.'s, Rent-A-Center Texas, L.P.'s, Get It Now, LLC's, Rent-A-Center West, Inc.'s and Rent-A-Center East, Inc.'s, principal executive offices are located at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024, telephone (972) 801-1100. ColorTyme, Inc.'s principal executive offices are located at 5700 Tennyson Parkway, First Floor, Plano, Texas 75024, telephone
(972) 608-5376. Rent-A-Center Texas, L.L.C.'s principal executive offices are located at 429 Max Court, Suite C, Henderson, Nevada 89015, telephone (702) 558-0016.

     Our company website is www.rentacenter.com. We do not intend for information contained on our website to be part of this prospectus. We make available free of charge on or through our website our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material or furnish it to the SEC. Additionally, we voluntarily will provide electronic or paper copies of our filings free of charge upon request.

INDUSTRY OVERVIEW

     According to industry sources and our estimates, the rent-to-own industry consists of approximately 8,300 stores, and provides approximately 7.0 million products to over 2.8 million households each year. We estimate the six largest rent-to-own industry participants account for approximately 4,700 of the total number of stores, and the majority of the remainder of the industry consists of operations with fewer than 20 stores. The rent-to-own industry is highly fragmented and, due primarily to the decreased availability of traditional financing sources, has experienced, and we believe will continue to experience, increasing consolidation. We believe this consolidation trend in the industry presents opportunities for us to continue to acquire additional stores on favorable terms.

     The rent-to-own industry serves a highly diverse customer base. According to the Association of Progressive Rental Organizations, 92% of rent-to-own customers have incomes between $15,000 and $50,000 per year. Many of the customers served by the industry do not have access to conventional forms of credit and are typically cash constrained. For these customers, the rent-to-own industry provides access to brand name products that they would not normally be able to obtain. The Association of Progressive Rental Organizations also estimates that 93% of customers have high school diplomas. According to a Federal Trade Commission study, 75% of rent-to-own customers were satisfied with their experience with rent-to-own transactions. The study noted that customers gave a wide variety of reasons for their satisfaction, "including the ability to obtain merchandise they otherwise could not, the low payments, the lack of a credit check, the convenience and flexibility of the transaction, the quality of the merchandise, the quality of the maintenance, delivery, and other services, the friendliness and flexibility of the store employees, and the lack of any problems or hassles."

STRATEGY

     We are currently focusing our strategic efforts on:

     - enhancing the operations and profitability in our store locations;

     - opening new stores and acquiring existing rent-to-own stores; and

     - building our national brand.

  ENHANCING STORE OPERATIONS

     We continually seek to improve store performance through strategies intended to produce gains in operating efficiency and profitability. For example, in the later part of 2001, we implemented programs to refocus our operational personnel to prioritize store profit growth, including the effective pricing of rental merchandise and the management of store level operating expenses. Similarly, we instituted a transitional duty program to maintain store level productivity as well as to minimize costs related to the workers compensation component of our insurance programs.

     We believe we will achieve further gains in revenues and operating margins in both existing and newly acquired stores by continuing to:

     - use focused advertising to increase store traffic;

     - expand the offering of upscale, higher margin products, such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, IBM, Compaq and Hewlett-Packard computers and Ashley, England, Berkline and Standard furniture to increase the number of product rentals;

     - employ strict store-level cost control;

     - closely monitor each store's performance through the use of our management information system to ensure each store's adherence to established operating guidelines; and

     - use a revenue and profit based incentive pay plan.

  OPENING NEW STORES AND ACQUIRING EXISTING RENT-TO-OWN STORES

     We intend to expand our business both by opening new stores in targeted markets and by acquiring existing rent-to-own stores. We will focus new market penetration in adjacent areas or regions that we believe are underserved by the rent-to-own industry, which we believe represents a significant opportunity for us. In addition, we intend to pursue our acquisition strategy of targeting under-performing and under-capitalized chains of rent-to-own stores. We have gained significant experience in the acquisition and integration of other rent-to-own operators and believe the fragmented nature of the rent-to-own industry will result in ongoing consolidation opportunities. Acquired stores benefit from our administrative network, improved product mix, sophisticated management information system and purchasing power. In addition, we have access to our franchise locations, which we have the right of first refusal to purchase.

     Since March 1993, our company-owned store base has grown from 27 to 2,567 at June 30, 2003, primarily through acquisitions. During this period, we acquired over 2,400 company-owned stores and over 350 franchised stores in more than 125 separate transactions, including seven transactions where we acquired in excess of 70 stores. In May 1998, we acquired substantially all of the assets of Central Rents, Inc., which operated 176 stores, for approximately $100 million in cash. In August 1998, we acquired Thorn Americas, Inc. for approximately $900 million in cash, including the repayment of certain debt of Thorn Americas. Prior to this acquisition, Thorn Americas was our largest competitor, operating 1,409 company-owned stores and franchising 65 stores in 49 states and the District of Columbia.

     Having successfully integrated the Thorn Americas and Central Rents acquisitions, we resumed our strategy of increasing our store base. The table below summarizes the store growth activity over the last three fiscal years.

                                                 2002            2001            2000
                                             -------------   -------------   -------------
New store openings.........................             70              76              36
Acquired stores............................             83              95              74
Stores from which we acquired accounts.....            126              90              73
Closed stores
  Merged with existing stores..............             23              42              22
  Sold.....................................              4               6               4
  Closed without merger....................             --              --               1
Total approximate purchase price of
  acquisitions.............................  $59.5 million   $49.8 million   $42.5 million

     In February 2003, we acquired substantially all of the assets of 295 stores located throughout the United States from Rent-Way, Inc. and certain of its subsidiaries for approximately $100.4 million in cash. Of the 295 stores, 176 were merged with existing locations. Additionally, during the first six months of 2003, we acquired 11 additional stores, purchased accounts from 14 additional locations, opened 38 new stores, and closed eight existing stores, merging them with existing stores. As a result, we operated a total of 2,567 stores at June 30, 2003.

     We continue to believe there are attractive opportunities to expand our presence in the rent-to-own industry. We intend to increase the number of stores in which we operate by an average of approximately 5% to 10% per year over the next several years. We plan to accomplish our future growth through both selective and opportunistic acquisitions and new store development.

  BUILDING OUR NATIONAL BRAND

     We have implemented strategies to increase our name recognition and enhance our national brand. As part of that strategy, we utilize television and radio commercials, print, direct response and in-store signage, all of which are designed to increase our name recognition among our customers and potential customers. We believe that as the Rent-A-Center name gains in familiarity and national recognition through our advertising efforts, we will continue to educate the customer about the rent-to-own alternative to merchandise purchases as well as solidify our reputation as a leading provider of high quality branded merchandise.

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

OUR STORES

     At June 30, 2003, we operated 2,567 stores nationwide and in Puerto Rico. In addition, our subsidiary ColorTyme franchised 321 stores in 40 states. This information is illustrated by the following table:

                         NUMBER OF STORES
                       --------------------
                       COMPANY
LOCATION                OWNED    FRANCHISED
--------               -------   ----------
Alabama..............      52        --
Alaska...............       5        --
Arizona..............      55         7
Arkansas.............      31         3
California...........     151         8
Colorado.............      34         4
Connecticut..........      30         5
Delaware.............      16         1
District of
  Columbia...........       4        --
Florida..............     150        12
Georgia..............      96        12
Hawaii...............      11         3
Idaho................       6         4
Illinois.............     124         5
Indiana..............     107         5
Iowa.................      21        --
Kansas...............      29        19
Kentucky.............      41         5
Louisiana............      42         5
Maine................      23         9
Maryland.............      56         6
Massachusetts........      48         8
Michigan.............     100        13
Minnesota............       4        --
Mississippi..........      26         5
Missouri.............      59         9
Montana..............       4         4

                         NUMBER OF STORES
                       --------------------
                       COMPANY
LOCATION                OWNED    FRANCHISED
--------               -------   ----------
Nebraska.............       9        --
Nevada...............      19         5
New Hampshire........      14         2
New Jersey...........      40         8
New Mexico...........      12         9
New York.............     129        14
North Carolina.......     106        13
North Dakota.........       1        --
Ohio.................     159         3
Oklahoma.............      39        14
Oregon...............      23         7
Pennsylvania.........     100         4
Puerto Rico..........      23        --
Rhode Island.........      13         2
South Carolina.......      37         5
South Dakota.........       4        --
Tennessee............      86         5
Texas................     272        57
Utah.................      16         2
Vermont..............       7        --
Virginia.............      50         8
Washington...........      41         9
West Virginia........      14         2
Wisconsin............      23*       --
Wyoming..............       5        --

TOTAL................   2,567       321

---------------

* Represents stores operated by Get It Now, one of our subsidiaries.

     Our stores average approximately 4,400 square feet and are located primarily in strip malls. Because we receive merchandise shipments directly from vendors, we are able to dedicate approximately 80% of the store space to showroom floor, and also eliminate warehousing costs.

RENT-A-CENTER STORE OPERATIONS

  PRODUCT SELECTION

     Our stores offer merchandise from four basic product categories: home electronics, appliances, computers and furniture and accessories. Although we seek to ensure our stores maintain sufficient inventory to offer customers a wide variety of models, styles and brands, we generally limit inventory to prescribed levels to ensure strict inventory controls. We seek to provide a wide variety of high quality merchandise to our customers, and we emphasize high-end products from brand-name manufacturers. For the quarter ended March 31, 2003, home electronic products accounted for approximately 42% of our store rental revenue, furniture and accessories for 32%, appliances for 15% and computers for 11%. Customers may request either new merchandise or previously rented merchandise. Previously rented merchandise is offered at the same weekly or monthly rental rate as is offered for new merchandise, but with an opportunity to obtain ownership of the merchandise after fewer rental payments.

     Home electronic products offered by our stores include high definition and wide-screen televisions, DVD players, home entertainment centers, video cassette recorders and stereos from top brand manufacturers such as Philips, Sony, JVC, Toshiba and Mitsubishi. We rent major appliances manufactured by Whirlpool, including refrigerators, washing machines, dryers, microwave ovens, freezers and ranges. We offer personal and laptop computers from Dell, IBM, Compaq and Hewlett-Packard. We rent a variety of furniture products, including dining room, living room and bedroom furniture featuring a number of styles, materials and colors. We offer furniture made by Ashley, England, Berkline and Standard and other top brand manufacturers. Accessories include pictures, lamps and tables and are typically rented as part of a package of items, such as a complete room of furniture. Showroom displays enable customers to visualize how the product will look in their homes and provide a showcase for accessories.

  RENTAL PURCHASE AGREEMENTS

     Our customers generally enter into weekly or monthly rental purchase agreements, which renew automatically upon receipt of each payment. We retain title to the merchandise during the term of the rental purchase agreement. Ownership of the merchandise generally transfers to the customer if the customer has continuously renewed the rental purchase agreement for a period of 6 to 30 months, depending upon the product type, or exercises a specified early purchase option. Although we do not conduct a formal credit investigation of each customer, a potential customer must provide store management with sufficient personal information to allow us to verify their residence and sources of income. References listed by the customer are contacted to verify the information contained in the customer's rental purchase order form. Rental payments are generally made in the store in cash, by money order or debit card. Approximately 85% of our customers pay on a weekly basis. Depending on state regulatory requirements, we charge for the reinstatement of terminated accounts or collect a delinquent account fee, and collect loss/damage waiver fees from customers desiring product protection in case of theft or certain natural disasters. These fees are standard in the industry and may be subject to government-specified limits. Please read the section entitled "-- Government Regulation."

  PRODUCT TURNOVER

     On average, a minimum rental term of 18 months is generally required to obtain ownership of new merchandise. We believe that only approximately 25% of our initial rental purchase agreements are taken to the full term of the agreement, although the average total life for each product is approximately 22 months, which includes the initial rental period, all re-rental periods and idle time in our system. Turnover varies significantly based on the type of merchandise rented, with certain consumer electronics products, such as camcorders and video cassette recorders, generally rented for shorter periods, while appliances and furniture are generally rented for longer periods. To cover the relatively high operating expenses generated by greater product turnover, rental purchase agreements require higher aggregate payments than are generally charged under other types of purchase plans, such as installment purchase or credit plans.

  CUSTOMER SERVICE

     We offer same day or 24-hour delivery and installation of our merchandise at no additional cost to the customer. We provide any required service or repair without additional charge, except for damage in excess of normal wear and tear. Repair services are provided through our national network of 23 service centers, the cost of which may be reimbursed by the vendor if the item is still under factory warranty. If the product cannot be repaired at the customer's residence, we provide a temporary replacement while the product is being repaired. The customer is fully liable for damage, loss or destruction of the merchandise, unless the customer purchases an optional loss/damage waiver covering the particular loss. Most of the products we offer are covered by a manufacturer's warranty for varying periods, which, subject to the terms of the warranty, is transferred to the customer in the event that the customer obtains ownership.

COLLECTIONS

     Store managers use our management information system to track collections on a daily basis. Our goal is to have no more than 6.50% of our rental agreements past due one day or more each Saturday evening. For fiscal years 2002, 2001 and 2000, the average week ending past due percentages were 5.95%, 5.74% and 5.83%, respectively. If a customer fails to make a rental payment when due, store personnel will attempt to contact the customer to obtain payment and reinstate the agreement, or will terminate the account and arrange to regain possession of the merchandise. We attempt to recover the rental items as soon as possible following termination or default of a rental purchase agreement, generally by the seventh to tenth day. Collection efforts are enhanced by the numerous personal and job-related references required of customers, the personal nature of the relationships between the stores' employees and customers and the fact that, following a period in which a customer is temporarily unable to make payments on a piece of rental merchandise and must return the merchandise, that customer generally may re-rent a piece of merchandise of similar type and age on the terms the customer enjoyed prior to that period. Charge-offs due to lost or stolen merchandise, expressed as a percentage of store revenues, were approximately 2.5% in each of 2002, 2001 and 2000.

MANAGEMENT

     We organize our network of stores geographically with multiple levels of management. At the individual store level, each store manager is responsible for customer and credit relations, delivery and collection of merchandise, inventory management, staffing, training store personnel and certain marketing efforts. Three times each week, store management is required to count the store's inventory on hand and compare the count to the accounting records, with the market manager performing a similar audit at least bi-monthly. In addition, our individual store managers track their daily store performance for revenue collected as compared to the projected performance of their store. Each store manager reports to a market manager within close proximity who typically oversees six to eight stores. Typically, a market manager focuses on developing the personnel in his or her market and ensuring all stores meet our quality, cleanliness and service standards. In addition, a market manager routinely audits numerous areas of the stores' operations, including gross profit per rental agreement, petty cash and customer order forms. A significant portion of a market manager's and store manager's compensation is dependent upon store revenues and profits, which are monitored by our management reporting system and our tight control over inventory afforded by our direct shipment practice.

     At June 30, 2003, we had 339 market managers who, in turn, reported to 56 regional directors. Regional directors monitor the results of their entire region, with an emphasis on developing and supervising the market managers in their region. Similar to the market managers, regional directors are responsible for ensuring store managers are following the operational guidelines, particularly those involving store presentation, collections, inventory levels and order verification. The regional directors report to eight senior vice presidents at our headquarters. The regional directors receive a significant amount of their compensation based on the profitability of the stores under their management.

     Our executive management team at the home office directs and coordinates purchasing, financial planning and controls, employee training, personnel matters and new store site selection. Our executive management team also evaluates the performance of each region, market and store, including the use of on-site reviews. All members of our executive management team receive a significant amount of their total compensation based on the profits generated by the entire company. As a result, our business strategy emphasizes strict cost containment.

MANAGEMENT INFORMATION SYSTEMS

     Through a licensing agreement with High Touch, Inc., we utilize an integrated management information and control system. Each store is equipped with a computer system utilizing point of sale software developed by High Touch. This system tracks individual components of revenue, each item in idle and rented inventory, total items on rent, delinquent accounts, items in service and other account information. We electronically gather each day's activity report, which provides our executive management with access to all operating and financial information concerning any of our stores, markets or regions and generates management reports on a daily, weekly, month-to-date and year-to-date basis for each store and for every rental purchase transaction. The system enables us to track each of our approximately 2.3 million units of merchandise and each of our approximately 1.5 million rental purchase agreements, which often include more than one unit of merchandise. In addition, our bank reconciliation system performs a daily sweep of available funds from our stores' depository accounts into our central operating account based on the balances reported by each store. Our system also includes extensive management software and report-generating capabilities. The reports for all stores are reviewed on a daily basis by management and unusual items are typically addressed the following business day. Utilizing the management information system, our executive management, regional directors, market managers and store managers closely monitor the productivity of stores under their supervision according to our prescribed guidelines.

     The integration of our management information system, developed by High Touch, with our accounting system, developed by Lawson Software, Inc., facilitates the production of our financial statements. These financial statements are distributed monthly to all stores, markets, regions and our executive management team for their review.

PURCHASING AND DISTRIBUTION

     Our executive management determines the general product mix in our stores based on analyses of customer rental patterns and the introduction of new products on a test basis. Individual store managers are responsible for determining the particular product selection for their store from the list of products approved by executive management. Store and market managers make specific purchasing decisions for the stores, subject to review by executive management. Additionally, we have predetermined levels of inventory allowed in each store which restrict levels of merchandise that may be purchased. All merchandise is shipped by vendors directly to each store, where it is held for rental. We do not utilize any distribution centers. These practices allow us to retain tight control over our inventory and, along with our selection of products for which consistent historical demand has been shown, reduces the number of obsolete items in our stores.

     We purchase the majority of our merchandise from manufacturers, who ship directly to each store. Our largest suppliers include Ashley, Whirlpool and Philips, who accounted for approximately 16.3%, 14.0%, and 10.0%, respectively, of merchandise purchased in 2002. No other supplier accounted for more than 10% of merchandise purchased during this period. We do not generally enter into written contracts with our suppliers that obligate us to meet certain minimum purchasing levels. Although we expect to continue relationships with our existing suppliers, we believe that there are numerous sources of products available, and we do not believe that the success of our operations is dependent on any one or more of our present suppliers.

MARKETING

     We promote the products and services in our stores through direct mail advertising, radio, television and secondary print media advertisements. Our advertisements emphasize such features as product and brand-name selection, prompt delivery and the absence of initial deposits, credit investigations or long-term obligations. Advertising expense as a percentage of store revenue for the years ended December 31, 2002, 2001 and 2000 was approximately 3.2%, 4.0% and 4.0%, respectively. As we obtain new stores in our existing market areas, the advertising expenses of each store in the market can be reduced by listing all stores in the same market-wide advertisement.

COMPETITION

     The rent-to-own industry is highly competitive. According to industry sources and our estimates, the six largest industry participants account for approximately 4,700 of the 8,300 rent-to-own stores in the United States. We are the largest operator in the rent-to-own industry with 2,567 stores and 321 franchised locations as of June 30, 2003. Our stores compete with other national and regional rent-to-own businesses, as well as with rental stores that do not offer their customers a purchase option. With respect to customers desiring to purchase merchandise for cash or on credit, we also compete with department stores, credit card companies and discount stores. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms.

COLORTYME OPERATIONS

     ColorTyme is our nationwide franchisor of rent-to-own stores. At June 30, 2003, ColorTyme franchised 321 rent-to-own stores in 40 states. These rent-to-own stores offer high quality durable products such as home electronics, appliances, computers and furniture and accessories.

     All but 12 of the ColorTyme franchised stores use ColorTyme's tradenames, service marks, trademarks, logos, emblems and indicia of origin. These 12 stores are franchises acquired in the Thorn Americas acquisition and continue to use the Rent-A-Center name. All stores operate under distinctive operating procedures and standards. ColorTyme's primary source of revenue is the sale of rental merchandise to its franchisees who, in turn, offer the merchandise to the general public for rent or purchase under a rent-to-own program. As franchisor, ColorTyme receives royalties of 2.0% to 4.0% of the franchisees' monthly gross revenue and, generally, an initial fee of between $7,500 per location for existing franchisees and up to $25,000 per location for new franchisees.

     The ColorTyme franchise agreement generally requires the franchised stores to utilize specific computer hardware and software for the purpose of recording rentals, sales and other record keeping and central functions. ColorTyme retains the right to retrieve data and information from the franchised stores' computer systems. The franchise agreements also limit the ability of the franchisees to compete against other franchisees.

     The franchise agreement also requires the franchised stores to exclusively offer for rent or sale only those brands, types and models of products that ColorTyme has approved. The franchised stores are required to maintain an adequate mix of inventory that consists of approved products for rent as dictated by ColorTyme policy manuals. ColorTyme negotiates purchase arrangements with various suppliers it has approved. ColorTyme's largest supplier is Whirlpool, which accounted for approximately 14.9% of merchandise purchased by ColorTyme in 2002.

     ColorTyme is a party to an agreement with Textron Financial Corporation, which generally provides financing to qualifying franchisees of ColorTyme of up to five times their average monthly revenues, aggregating up to $40.0 million. Under this agreement, upon an event of default by the franchisee under agreements governing this financing and upon the occurrence of certain other events, Textron may assign the loans and the collateral securing such loans to ColorTyme, with ColorTyme then succeeding to the rights of Textron under the debt agreements, including the rights to foreclose on the collateral. An additional $12.0 million of financing is provided by Texas Capital Bank, National Association under an arrangement similar to the Textron financing. We guarantee the obligations of ColorTyme under these agreements up to a maximum amount of $52.0 million, of which $30.7 million was outstanding as of June 30, 2003. Mark E. Speese, our Chairman of the Board and Chief Executive Officer, is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity.

     ColorTyme has established a national advertising fund for the franchised stores, whereby ColorTyme has the right to collect up to 3% of the monthly gross revenue from each franchisee as contributions to the fund. Currently, ColorTyme has set the monthly franchisee contribution at $250 per store per month. ColorTyme directs the advertising programs of the fund, generally consisting of advertising in print, television and radio. ColorTyme also has the right to require franchisees to expend 3% of their monthly gross revenue on local advertising.

     ColorTyme licenses the use of its trademarks to the franchisees under the franchise agreement. ColorTyme owns the registered trademarks ColorTyme, Inc.(R), ColorTyme, Inc.-What's Right for You(R), and FlexTyme(R), along with certain design and service marks.

     Some of ColorTyme's franchisees may be in locations where they directly compete with our company-owned stores, which could negatively impact the business, financial condition and operating results of our company-owned stores.

     The ColorTyme franchise agreement provides us a right of first refusal to purchase the franchise location of a ColorTyme franchisee that wishes to exit the business or that goes into default under their financing agreement.

GET IT NOW OPERATIONS

     On September 30, 2002, we transferred all of our Wisconsin store operations to a newly formed wholly-owned subsidiary, Get It Now. On October 1, 2002, Get It Now began operations in the state of Wisconsin under a retail operation which generates installment credit sales through a retail transaction. As of June 30, 2003, we operated 23 company-owned stores within Wisconsin, all of which operate under the name "Get It Now."

TRADEMARKS

     We own various registered trademarks, including Rent-A-Center(R), Renters Choice(R), Remco(R) and Get It Now(R). The products held for rent also bear trademarks and service marks held by their respective manufacturers.

EMPLOYEES

     As of June 30, 2003, we had approximately 15,400 employees, of whom 278 are assigned to our headquarters and the remainder are directly involved in the management and operation of our stores and service centers. As of the same date, we had approximately 20 employees dedicated to ColorTyme, all of whom were employed full-time. The employees of the ColorTyme franchisees are not employed by us. None of our employees, including ColorTyme employees, are covered by a collective bargaining agreement. In June 2001, the employees of six of our stores in New York, New York elected to be represented by the Teamsters union. However, we have not entered into a collective bargaining agreement covering these employees. We believe relationships with our employees and ColorTyme's relationships with its employees are generally good.

     In connection with the settlement of the Wilfong matter finalized in December 2002, we entered into a four-year consent decree, which can be extended by the Wilfong court for an additional one year upon a showing of good cause. We also agreed to augment our human resources department and our internal employee complaint procedures, enhance our gender anti-discrimination training for all employees, hire a consultant mutually acceptable to the parties for two years to advise us on employment matters, provide certain reports to the EEOC during the period of the consent decree, seek qualified female representation on our Board of Directors, publicize our desire to recruit, hire and promote qualified women, offer to fill job vacancies within our regional markets with qualified class members who reside in those markets and express an interest in employment by us to the extent of 10% of our job vacancies in such markets over a fifteen month period, and to take certain other steps to improve opportunities for women. We initiated many of the above programs prior to entering into the settlement of the Wilfong matter.

GOVERNMENT REGULATION

  STATE REGULATION

     Currently 47 states, the District of Columbia and Puerto Rico have legislation regulating rental purchase transactions. We believe this existing legislation is generally favorable to us, as it defines and clarifies the various disclosures, procedures and transaction structures related to the rent-to-own business with which we must comply. With some variations in individual states, most related state legislation requires the lessor to make prescribed disclosures to customers about the rental purchase agreement and transaction, and provides time periods during which customers may reinstate agreements despite having failed to make a timely payment. Some state rental purchase laws prescribe grace periods for non-payment, prohibit or limit certain types of collection or other practices, and limit certain fees that may be charged. Nine states limit the total rental payments that can be charged. These limitations, however, generally do not become applicable unless the total rental payments required under an agreement exceed 2.0 times to 2.4 times the disclosed cash price or the retail value of the rental product.

     Minnesota, which has a rental purchase statute, and New Jersey and Wisconsin, which do not have rental purchase statutes, have had court decisions which treat rental purchase transactions as credit sales subject to consumer lending restrictions. In response, we have developed and utilized a separate rental agreement in Minnesota which does not provide customers with an option to purchase rented merchandise. In New Jersey, we have provided increased disclosures and longer grace periods. In Wisconsin, our Get It Now customers are provided an opportunity to purchase our merchandise through an installment sale transaction. We operate four stores in Minnesota and 40 stores in New Jersey. Our subsidiary Get It Now operates 23 stores in Wisconsin. Please read the section entitled "-- Legal Proceedings."

     North Carolina has no rental purchase legislation. However, the retail installment sales statute in North Carolina recognizes that rental purchase transactions which provide for more than a nominal purchase price at the end of the agreed rental period are not credit sales under such statute. We operate 97 stores in North Carolina.

     There can be no assurance that new or revised rental purchase laws will not be enacted or, if enacted, that the laws would not have a material and adverse effect on us.

  FEDERAL LEGISLATION

     To date, no comprehensive federal consumer legislation has been enacted regulating or otherwise impacting the rental purchase transaction. We do, however, comply with the Federal Trade Commission recommendations for disclosure in rental purchase transactions.

     From time to time, we have supported legislation introduced in Congress that would regulate the rental purchase transaction by establishing a federal definition of rental purchase agreement and requiring various disclosures with which we would have to comply. While both beneficial and adverse legislation may be introduced in Congress in the future, any adverse federal legislation, if enacted, could have a material and adverse effect on us.

LEGAL PROCEEDINGS

     From time to time, we, along with our subsidiaries, are party to various legal proceedings arising in the ordinary course of business. Except as described below, we are not currently a party to any material litigation.

     Colon v. Thorn Americas, Inc. The plaintiff filed this class action in November 1997 in New York state court. This matter was assumed by us in connection with the Thorn Americas acquisition, and appropriate purchase accounting adjustments were made for such contingent liabilities. The plaintiff acknowledges that rent-to-own transactions in New York are subject to the provisions of New York's Rental Purchase Statute but contends the Rental Purchase Statute does not provide Thorn Americas immunity from suit for other statutory violations. The plaintiff alleges Thorn Americas has a duty to disclose effective interest under New York consumer protection laws, and seek damages and injunctive relief for Thorn Americas' failure to do so. This suit also alleges violations relating to excessive and unconscionable pricing, late fees, harassment, undisclosed charges, and the ease of use and accuracy of its payment records. In the prayer for relief, the plaintiff requested class certification, injunctive relief requiring Thorn Americas to cease certain marketing practices and price their rental purchase contracts in certain ways, unspecified compensatory and punitive damages, rescission of the class members contracts, an order placing in trust all moneys received by Thorn Americas in connection with the rental of merchandise during the class period, treble damages, attorney's fees, filing fees and costs of suit, pre- and post-judgment interest, and any further relief granted by the court. The plaintiff has not alleged a specific monetary amount with respect to the request for damages.

     The proposed class includes all New York residents who were party to our rent-to-own contracts from November 26, 1994. In November 2000, following interlocutory appeal by both parties from the denial of cross-motions for summary judgment, we obtained a favorable ruling from the Appellate Division of the State of New York, dismissing the plaintiff's claims based on the alleged failure to disclose an effective interest rate. The plaintiff's other claims were not dismissed. The plaintiff moved to certify a state-wide class in December 2000. The plaintiff's class certification motion was heard by the court on November 7, 2001 and, on September 12, 2002, the court issued an opinion denying in part and granting in part the plaintiff's requested certification. The opinion grants certification as to all of the plaintiff's claims except the plaintiff's pricing claims pursuant to the Rental Purchase Statute, as to which certification was denied. The parties have differing views as to the effect of the court's opinion, and accordingly, the court granted the parties permission to submit competing orders as to the effect of the opinion on the plaintiff's specific claims. Both proposed orders were submitted to the court on March 27, 2003, and on May 30, 2003, the court held a hearing regarding such orders. No order has yet been entered by the court. Regardless of the determination of the final certification order by the court, we intend to pursue an interlocutory appeal of the court's certification order.

     We believe these claims are without merit and will continue to vigorously defend ourselves in this case. However, we cannot assure you that we will be found to have no liability in this matter.

     Wisconsin Attorney General Proceeding. On August 4, 1999, the Wisconsin Attorney General filed suit against us and our subsidiary ColorTyme in the Circuit Court of Milwaukee County, Wisconsin, alleging that our rent-to-rent transaction, coupled with the opportunity afforded our rental customers to purchase the rented merchandise under what we believed was a separate transaction, was a disguised credit sale subject to the Wisconsin Consumer Act. Accordingly, the Attorney General alleged that we failed to disclose credit terms, misrepresented the terms of the transaction and engaged in unconscionable practices. The Attorney General sought injunctive relief, restoration of any losses suffered by any Wisconsin consumer harmed and civil forfeitures and penalties in amounts ranging from $50 to $10,000 per violation.

     On October 1, 2002, in anticipation of the settlement of this matter, we changed our business practices in Wisconsin to a retail sale model. Accordingly, our 23 Wisconsin stores now offer credit sale transactions and operate under our subsidiary Get It Now, which is subject to regulation under the Wisconsin Consumer Act.

     On November 12, 2002, we signed a settlement agreement for this suit with the Attorney General, which was approved by the court on the same day. Under the terms of the settlement, we created a restitution fund in the amount of $7.0 million for our eligible Wisconsin customers who had completed or active transactions with us as of September 30, 2002. In addition, we paid $1.4 million to the State of Wisconsin for fines, penalties, costs and fees. A portion of the restitution fund is allocated for customers with completed transactions as of September 30, 2002, and the balance is allocated for restitution on active transactions as of September 30, 2002, which will be allowed to terminate according to their terms when customers either acquire or return the merchandise. Restitution will be offered on the active transactions when all such active transactions have terminated, which we anticipate will occur by the fall of 2004. Any unclaimed restitution funds at the conclusion of the restitution period will be returned to us. To the extent the amount in the restitution fund is insufficient to pay the required amount of restitution, we are obligated to provide additional funds to do so. However, we believe the amount in the restitution fund allocated for the active transactions, together with the amount of funds we anticipate will remain unclaimed by customers with completed transactions, will be sufficient to pay the required amount of restitution on all eligible active transactions. Any customer accepting a restitution check will be required to release us and our subsidiary ColorTyme from all claims related to their transaction or transactions with us. We, together with ColorTyme, also agreed to enter into an injunction requiring each of us to comply with the Wisconsin Consumer Act in any transaction in Wisconsin in which the customer can become the owner of merchandise other than through a single lump sum payment.

     Terry Walker, et. al. v. Rent-A-Center, Inc., et. al. On January 4, 2002, a putative class action was filed against us and certain of our current and former officers and directors by Terry Walker in federal court in Texarkana, Texas. The complaint alleges that the defendants violated Sections 10(b) and/or
Section 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder by issuing false and misleading statements and omitting material facts regarding our financial performance and prospects for the third and fourth quarters of 2001. The complaint purports to be brought on behalf of all purchasers of our common stock from April 25, 2001 through October 8, 2001 and seeks damages in unspecified amounts. Similar complaints were consolidated by the court with the Walker matter in October 2002.

     On November 25, 2002, the lead plaintiffs in the Walker matter filed an amended consolidated complaint which added certain of our outside directors as defendants to the Exchange Act claims. The amended complaint also added additional claims that we, and certain of our current and former officers and directors, violated various provisions of the Securities Act as a result of alleged misrepresentations and omissions in connection with an offering in May 2001 and also added the managing underwriters in that offering as defendants.

     On February 7, 2003, we, along with certain officer and director defendants, filed a motion to dismiss the matter as well as a motion to transfer venue. In addition, our outside directors named in the matter separately filed a motion to dismiss the Securities Act claims on statute of limitations grounds. On February 19, 2003, the underwriter defendants also filed a motion to dismiss the matter. The plaintiffs filed response briefs to these motions, and our response to these response briefs was filed on May 21, 2003. A hearing was held by the court on June 26, 2003 to hear each of these motions. No decision has yet been entered by the court.

     We believe the plaintiff's claims in this matter are without merit and intend to vigorously defend ourselves. However, we cannot assure you that we will be found to have no liability in this matter.

     Gregory Griffin, et. al. v. Rent-A-Center, Inc. On June 25, 2002, a suit originally filed by Gregory Griffin in state court in Philadelphia, Pennsylvania was amended to seek relief both individually and on behalf of a class of customers in Pennsylvania, alleging that we violated the Pennsylvania Goods and Services Installment Sales Act and the Pennsylvania Unfair Trade Practices and Consumer Protection Law. The amended complaint asserts that our rental purchase transactions are, in fact, retail installment sales transactions, and as such, are not governed by the Pennsylvania Rental-Purchase Agreement Act, which was enacted after the adoption of the Pennsylvania Goods and Services Installment Sales Act and the Pennsylvania Unfair Trade Practices Act. Griffin's suit seeks class-wide remedies, including injunctive relief, unspecified statutory, actual and treble damages, as well as attorney's fees and costs.

     In July 2002, we filed preliminary objections to the complaint in Griffin. On December 13, 2002, the court granted our preliminary objections and dismissed the plaintiffs' claims. On January 6, 2003, the plaintiffs filed a notice of appeal. The plaintiffs' appeal brief was filed on May 9, 2003 and we subsequently filed our response brief. Oral argument on the appeal has been scheduled for July 30, 2003 in the Superior Court of Pennsylvania. We believe the plaintiffs' claims in this matter are without merit and intend to vigorously defend ourselves. However, we cannot assure you that we will be found to have no liability in this matter.

     State Wage and Hour Class Actions. On August 20, 2001, a putative class action was filed against us in state court in Multnomah County, Oregon entitled Rob Pucci, et. al. v. Rent-A-Center, Inc. alleging violations of Oregon state law regarding overtime, lunch and work breaks and failure to timely pay all wages due our Oregon employees, as well as contract claims that we promised but failed to pay overtime. Pucci seeks to represent a class of all present and former executive assistants, inside/outside managers and account managers employed by us within the six year period prior to the filing of the complaint as to the contract claims, and three years as to the statutory claims, and seeks class certification, payments for all unpaid wages under Oregon law, statutory and civil penalties, costs and disbursements, pre- and post-judgment interest in the amount of 9% per annum and attorneys fees. As of June 30, 2003, we operated 20 stores in Oregon. On July 25, 2002, the plaintiffs filed a motion for class certification and on July 31, 2002, we filed our motion for summary judgment. On January 15, 2003, the court orally granted our motion for summary judgment in part, ruling that the plaintiffs were prevented from recovering overtime payments at the rate of "time and a half," but stated that the plaintiffs may recover "straight-time" to the extent plaintiffs could prove purported class members worked in excess of forty hours in a work week but were not paid for such time worked. The court denied our motion for summary judgment on the remaining claims and granted plaintiff's motion for class certification with respect to the remaining claims. We strongly disagree with the court's rulings against our positions and have requested that the court grant us an interlocutory appeal on those matters. Our request for an interlocutory appeal is currently pending before the court. The plaintiffs filed a motion for summary judgment seeking to resolve certain factual issues related to the purported class, which was denied on July 1, 2003. Although we believe the claims remaining in this case are without merit, we cannot assure you we will be found to have no liability in this matter.

     We are subject to a similar suit pending in Clark County, Washington entitled Kevin Rose, et al. v. Rent-A-Center, Inc., et al. and two similar suits pending in Los Angeles, California entitled Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al. and Israel French, et al. v. Rent-A-Center, Inc., each of which allege similar violations of the wage and hour laws of those respective states. As of June 30, 2003, we operated 41 stores in Washington and 151 stores in California. The same law firm seeking to represent the purported class in Pucci is seeking to represent the purported class in two of the three similar suits. On March 24, 2003, the Burdusis court denied the plaintiffs' motion for class certification in that case, which we view as a favorable development in that proceeding. On April 25, 2003, the plaintiffs in Burdusis filed a notice of appeal of that ruling, and on May 8, 2003, the Burdusis court, at our request, stayed further proceedings in Burdusis and French pending the resolution on appeal of the court's denial of class certification in Burdusis. The Burdusis and French proceedings are pending before the same judge in California. On May 14, 2003, the Rose court denied the plaintiffs' motion for class certification in that case, which we view as a favorable development in that proceeding. On June 3, 2003, the plaintiffs in Rose filed a notice of appeal. Although the wage and hour laws and class certification procedures of Oregon, Washington and California contain certain differences that could cause differences in the outcome of the pending litigation in these states, we believe the claims of the purported classes involved in each are without merit. We cannot assure you, however, that we will be found to have no liability in these matters.

                          DESCRIPTION OF CERTAIN DEBT

     As of June 30, 2003, we had outstanding the following indebtedness:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
New Senior Credit Facilities................................     $400,000
7 1/2% Senior Subordinated Notes due 2010...................      300,000
11% Senior Subordinated Notes due 2008......................       84,455
                                                                 --------
Total debt..................................................     $784,455
                                                                 ========

     As of June 30, 2003, our debt obligations had the following maturities:

PERIOD (YEAR) ENDING DECEMBER 31,                                 AMOUNT
---------------------------------                             --------------
                                                              (IN THOUSANDS)
2003........................................................     $  2,000
2004........................................................        4,000
2005........................................................        4,000
2006........................................................        4,000
2007........................................................        4,000
2008........................................................      276,455
Thereafter..................................................      490,000
                                                                 --------
Total.......................................................     $784,455
                                                                 ========

SENIOR CREDIT FACILITIES

     The senior credit facilities are provided by a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc., as administrative agent. At June 30, 2003, we had a total of $400.0 million outstanding under these facilities, all of which was under our term loans. At June 30, 2003, we had $114.1 million of availability under the revolving credit facility.

     Borrowings under the senior credit facilities bear interest at varying rates equal to 2.25% over the Eurodollar rate, which was 1.12% at June 30, 2003. We also have a prime rate option under the facilities, but do not have any exercised as of June 30, 2003. At June 30, 2003, the average rate on outstanding senior debt borrowings was 3.62%.

     The senior credit facilities are secured by a security interest in substantially all of our tangible and intangible assets, including intellectual property and real property. The senior credit facilities are also secured by a pledge of the capital stock of our subsidiaries.

     The senior credit facilities contain covenants that limit our ability to:

     - incur additional debt (including subordinated debt) in excess of $35 million, excluding the old 7 1/2% notes;

     - repurchase our capital stock and senior subordinated notes generally;

     - incur liens or other encumbrances;

     - merge, consolidate or sell substantially all our property or business;

     - sell assets, other than inventory;

     - make investments or acquisitions unless we meet financial tests and other requirements;

     - make capital expenditures; or

     - enter into a new line of business.

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

     The senior credit facilities require us to comply with several financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a minimum fixed charge coverage ratio. At June 30, 2003, the maximum consolidated leverage ratio was 2.75 to 1.00, the minimum consolidated interest coverage ratio was 3.50 to 1.00, and the minimum fixed charge coverage ratio was 1.50 to 1.00.

     Events of default under the senior credit facilities include customary events, such as a cross-acceleration provision in the event that we default on other debt. In addition, an event of default under the senior credit facilities would occur if we undergo a change of control. This is defined to include the case where a third party becomes the beneficial owner, either directly or indirectly, of 35% or more or our voting stock.

     The senior credit facilities are secured by a perfected first priority security interest in substantially all of our tangible and intangible assets including intellectual property, real property, and the capital stock of our direct and indirect subsidiaries. The senior credit facilities are unconditionally guaranteed by each of our direct and indirect domestic subsidiaries.

7 1/2% SENIOR SUBORDINATED NOTES DUE 2010

     On May 6, 2003, we issued $300.0 million of 7 1/2% senior subordinated notes, maturing on May 1, 2010, under an indenture dated as of May 6, 2003 among Rent-A-Center, Inc., our subsidiary guarantors and The Bank of New York, as trustee. The indenture governing the old 7 1/2% notes will also govern the exchange notes. We are seeking to exchange the old 7 1/2% notes for the exchange notes in this exchange offer.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Rent-A-Center" refers only to Rent-A-Center, Inc. and not to any of its subsidiaries.

     Rent-A-Center will issue the exchange notes under an indenture among itself, the Guarantors and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. Although we believe that we have disclosed in this prospectus all the material provisions of the indenture, we urge you to read the indenture because it, and not this description, define your rights as holders of these exchange notes. Copies of the indenture are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE NOTE GUARANTEES

  THE NOTES

     The notes:

        - are general unsecured obligations of Rent-A-Center;

        - are subordinated in right of payment to all existing and future Senior Indebtedness of Rent-A-Center;

        - are pari passu in right of payment with any future senior subordinated Indebtedness of Rent-A-Center;

        - are senior in right of payment to any future Subordinated Obligations of Rent-A-Center; and

        - are unconditionally guaranteed by the Guarantors.

  THE NOTE GUARANTEES

     The notes are guaranteed by the following domestic subsidiaries of Rent-A-Center:

       Rent-A-Center East, Inc.
       ColorTyme, Inc.
       Rent-A-Center West, Inc. (formerly known as Advantage Companies, Inc.) Get It Now, LLC
       Rent-A-Center Texas, L.P.
       Rent-A-Center Texas, L.L.C.

and any Domestic Subsidiary created or acquired by Rent-A-Center after the date of the indenture.

     The Guarantees of the notes:

        - are general unsecured obligations of each Guarantor;

        - are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

        - are pari passu in right of payment with any future senior subordinated Indebtedness of each Guarantor; and

        - are senior in right of payment to any future subordinated Indebtedness of each Guarantor.

     Assuming we had completed the offering of old 7 1/2% notes and applied the net proceeds as intended, as of December 31, 2002, Rent-A-Center and the Guarantors would have had total Senior Indebtedness of approximately $248.5 million. In addition, as of December 31, 2002, Rent-A-Center had the ability to borrow up to $114.3 million (after reductions for outstanding letters of credit of $5.7 million) and obtain an additional term loan of up to $80 million under our new senior credit facilities, which would be senior debt. Assuming completion of the recapitalization and the application of the net proceeds as intended, as of December 31, 2002, Rent-A-Center and the Guarantors would have had total Senior Indebtedness of approximately $400 million. In addition, as of December 31, 2002, Rent-A-Center would have had the ability to borrow up to $120 million and obtain an additional term loan of up to $80 million under our new senior credit facilities, which would be senior debt. As indicated above and as discussed in detail below under the subheading "-- Ranking," payments on the notes and under the Note Guarantees will be subordinated to the payment of Senior Indebtedness. The indenture will permit us and the Guarantors to incur additional Senior Indebtedness.

     Not all of our Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our Non-Guarantor Subsidiaries have no revenues from operations and, in the aggregate, as of December 31, 2002, held assets of $9.9 million.

     As of the date of the indenture, all of our operating Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described under the subheading "-- Certain Covenants -- Designation of Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     Rent-A-Center will issue up to $300 million in aggregate principal amount of notes in this exchange offer. The indenture provides that Rent-A-Center may issue additional notes from time to time after this exchange offer in an unlimited principal amount without the consent of the holders of the notes. Any offering of additional notes is subject to compliance with the provisions of the indenture described below under "-- Certain Covenants -- Limitation on Indebtedness." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Rent-A-Center will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 1, 2010.

     Interest on the notes will accrue at the rate of 7 1/2% per annum and will be payable semi-annually in arrears on May 1 and November 1, beginning on November 1, 2003. Rent-A-Center will make each interest payment to the holders of record of these notes on the immediately preceding April 15 and October 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Rent-A-Center, Rent-A-Center will pay all principal, interest and premium on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Rent-A-Center elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

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

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as paying agent and registrar. Rent-A-Center may change the paying agent or registrar without prior notice to the holders of the notes, and Rent-A-Center or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Rent-A-Center is not required to transfer or exchange any note selected for redemption. Also, Rent-A-Center is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

OPTIONAL REDEMPTION

     At any time prior to May 1, 2006, Rent-A-Center may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 107.500% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Rent-A-Center and its Subsidiaries); and

          (2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Rent-A-Center's option prior to May 1, 2006.

     Upon not less than 30 nor more than 90 days' notice, the notes are redeemable, at Rent-A-Center's option, in whole or in part, at any time and from time to time on and after May 1, 2006 and prior to maturity. The notes may be redeemed at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2006........................................................    103.750%
2007........................................................    102.500%
2008........................................................    101.250%
2009 and thereafter.........................................    100.000%

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are redeemed pursuant to an optional redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No notes of $1,000 or less may be redeemed in part. Notices of redemption must be mailed by first-class mail at least 30, but not more than 90, days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to such note must state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On

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

and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as Rent-A-Center has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

MANDATORY REDEMPTION

     Rent-A-Center is not required to make mandatory redemption or sinking fund payments with respect to the notes.

RANKING

     The indebtedness evidenced by the notes:

          (1) is unsecured Senior Subordinated Indebtedness of Rent-A-Center;

          (2) is subordinated in right of payment, as set forth in the indenture, to the payment when due of all existing and future Senior Indebtedness of Rent-A-Center, including Rent-A-Center's Obligations under the Senior Credit Facility;

          (3) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of Rent-A-Center; and

          (4) is senior in right of payment to all existing and future Subordinated Obligations of Rent-A-Center.

     The notes are also effectively subordinated to any Secured Indebtedness of Rent-A-Center and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

     Although the indenture contains limitations on the amount of additional Indebtedness which Rent-A-Center may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.


     Rent-A-Center may not pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:



          (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or


          (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless (A) the default has been cured or waived and any such acceleration has been rescinded in writing, or (B) such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

     If any other default occurs under any Designated Senior Indebtedness, Rent-A-Center will not be permitted to pay the notes for a period (the "Payment Blockage Period") beginning upon the receipt by the Trustee of written notice (a "Blockage Notice") of such default from the Designated Senior Indebtedness Representative specifying an election to effect a Payment Blockage Period. This Payment Blockage Period will end on the earliest of:

          (1) written notice to the Trustee to terminate the period by the person who gave the Blockage Notice;

          (2) the discharge or repayment in full in cash of the Designated Senior Indebtedness;

          (3) the date on which the default giving rise to the Blockage Notice is no longer continuing; or

          (4) the date on which 179 days have passed following the delivery of the Blockage Notice.

     Unless the maturity of the Designated Senior Indebtedness has been accelerated, Rent-A-Center will be permitted to resume payments on the notes after the end of the Payment Blockage Period. Only one

Blockage Notice may be given in a 360-day period, regardless of the number of defaults on the Designated Senior Indebtedness during that period. However, if a Blockage Notice is given by a holder of Designated Senior Indebtedness other than Bank Indebtedness during the 360-day period, a representative of Bank Indebtedness may give another Blockage Notice during the 360-day period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days during any 360 consecutive day period.

     The holders of Senior Indebtedness are entitled to receive payment in full in cash before the noteholders are entitled to receive any payment upon:

          (1) any payment or distribution of the assets of Rent-A-Center upon a total or partial liquidation, dissolution, reorganization or similar proceeding relating to Rent-A-Center; or

          (2) a bankruptcy, insolvency, receivership or similar proceeding relating to Rent-A-Center.

     Until the Senior Indebtedness is paid in full in cash, any payment or distribution to which the noteholders would be entitled, but for the subordination provisions of the indenture, will be made to the holders of the Senior Indebtedness. If a distribution is made to the noteholders that should not have been made to them as a result of these subordination provisions, the noteholders are required to hold such a distribution in trust for the holders of the Senior Indebtedness and pay it over to them.

     If payment of the notes is accelerated because of an Event of Default, Rent-A-Center or the Trustee is required to promptly notify the holders of the Designated Senior Indebtedness. Rent-A-Center is not permitted to pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration. At that time, Rent-A-Center may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     As a result of the subordination provisions in the indenture, creditors of Rent-A-Center who are holders of Senior Indebtedness may recover more, ratably, than the noteholders in the event of insolvency.

NOTE GUARANTEES

     Each Guarantor will unconditionally guarantee, jointly and severally, on an unsecured, senior subordinated basis, the full and prompt payment of principal of, premium and interest on the notes, and of all other obligations under the indenture.

     Ranking. The indebtedness evidenced by each Note Guarantee, including the payment of principal of, premium and interest on the notes and other obligations with respect to the notes, will be subordinated to all Guarantor Senior Indebtedness of such Guarantor on the same basis as the notes are subordinated to Senior Indebtedness of Rent-A-Center. Each Note Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Guarantor.

     A Guarantor may not incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Guarantor Senior Indebtedness of such Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor or is expressly subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Guarantor. As of December 31, 2002, there was no Guarantor Senior Indebtedness of Guarantors other than the Guarantees of the Senior Credit Facility.

     Although the indenture contains limitations on the amount of additional Indebtedness that Rent-A-Center's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See
"-- Certain Covenants -- Limitation on Indebtedness" and "-- Ranking."

     Limitation on Note Guarantee. The obligation of each Guarantor under its Note Guarantee is limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

          (1) all other contingent and fixed liabilities of the Guarantor, including any Guarantees under the Senior Credit Facility; and

          (2) any collections from or payments made by or on behalf of any other Guarantor with respect to other Guarantor's obligations under its Note Guarantee pursuant to its contribution obligations under the indenture.

     Consolidation and Merger. Each Guarantor is permitted to consolidate or merge into or sell its assets to Rent-A-Center or another Wholly Owned Subsidiary of Rent-A-Center that is a Guarantor without limitation. Each Guarantor is permitted to consolidate with or merge into or sell all or substantially all of its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than Rent-A-Center or another Wholly Owned Subsidiary of Rent-A-Center that is a Guarantor if:

          (1) the provisions under the indenture, including the covenant described under "-- Certain Covenants -- Limitations on Sales of Assets," are complied with; and

          (2) such Guarantor is released from all of its obligations under the indenture and its Note Guarantee. However, termination of the Note Guarantee will only occur to the extent that the Guarantor's obligations under the Senior Credit Facility and all of its Guarantees of any other Indebtedness of Rent-A-Center also terminate.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined below), each holder will have the right to require Rent-A-Center to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Rent-A-Center will not be obligated to purchase the notes, however, if it has exercised its right to redeem all of the notes as described under "-- Optional Redemption." A "Change of Control" means:

          (1) any event occurs the result of which is that any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of Rent-A-Center or a Successor Company, as defined below, including, without limitation, through a merger or consolidation or purchase of Voting Stock of Rent-A-Center; provided, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; provided, further that the transfer of 100% of the Voting Stock of Rent-A-Center to a Person that has an ownership structure identical to that of Rent-A-Center prior to such transfer, such that Rent-A-Center becomes a Wholly Owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the indenture;

          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Rent-A-Center was approved by a vote of a majority of the directors of Rent-A-Center then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Rent-A-Center and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder; or

          (4) the adoption of a plan relating to the liquidation or dissolution of Rent-A-Center.

     Unless Rent-A-Center has exercised its right to redeem all the notes as described under "-- Optional Redemption," Rent-A-Center is required, within 30 days following any Change of Control, or at

Rent-A-Center's option, prior to such Change of Control but after the public announcement thereof, to mail a notice to each holder with a copy to the Trustee stating:

          (1) that a Change of Control has occurred or will occur and that such holder has, or upon such occurrence will have, the right to require Rent-A-Center to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, subject to the right of noteholders of record on a record date to receive interest on the relevant interest payment date;

          (2) the circumstances and relevant facts and financial information regarding such Change of Control;

          (3) the date of purchase, which will be no earlier than 30 days nor later than 90 days from the date such notice is mailed;

          (4) the instructions determined by Rent-A-Center, consistent with this covenant, that a holder must follow in order to have its notes purchased; and

          (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

     Rent-A-Center will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Rent-A-Center will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

     The Change of Control purchase feature is a result of negotiations between Rent-A-Center and the initial purchasers. Rent-A-Center has no present plans to engage in a transaction involving a Change of Control, although it is possible that Rent-A-Center would decide to do so in the future. Subject to the limitations discussed below, Rent-A-Center could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Rent-A-Center's capital structure or credit ratings.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Rent-A-Center will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of Rent-A-Center may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Rent-A-Center to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Rent-A-Center. Finally, Rent-A-Center's ability to pay cash to the holders upon a repurchase may be limited by Rent-A-Center's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk
Factors -- A change of control could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets to repay these amounts."

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Rent-A-Center by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Rent-A-Center and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Rent-A-Center is required to make an offer to repurchase the notes as described above.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

  LIMITATION ON INDEBTEDNESS

     Rent-A-Center shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness; provided, however, that Rent-A-Center and any Restricted Subsidiary of Rent-A-Center that is a Guarantor may incur Indebtedness if, on the date of the incurrence of such Indebtedness, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Rent-A-Center and any Guarantor of Indebtedness and letters of credit under one or more Senior Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
     (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Rent-A-Center and its Subsidiaries thereunder) not to exceed $700 million;

          (2) the guarantee by Rent-A-Center or any Guarantor of Indebtedness of Rent-A-Center or a Restricted Subsidiary of Rent-A-Center that was permitted to be incurred by another provision of this covenant;

          (3) the incurrence by Rent-A-Center or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Rent-A-Center and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Rent-A-Center or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Rent-A-Center, or the Note Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Rent-A-Center or a Restricted Subsidiary of Rent-A-Center and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Rent-A-Center or a Restricted Subsidiary of Rent-A-Center, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Rent-A-Center or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

          (4) the incurrence by Rent-A-Center and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

          (5) the incurrence by Rent-A-Center and its Restricted Subsidiaries of Indebtedness existing on the date of the indenture;

          (6) the incurrence by Rent-A-Center or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
     (4), (5), (6), (7), (11) or (12) of this paragraph;

          (7) the incurrence by Rent-A-Center or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Rent-A-Center or such Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (7), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding;

          (8) the incurrence by Rent-A-Center or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

          (9) the incurrence by Rent-A-Center or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business of Rent-A-Center to secure workers' compensation and other insurance coverage;

          (10) the incurrence by the Foreign Subsidiaries of Indebtedness for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 50% of the consolidated book value of the rental inventories of the Foreign Subsidiaries and (y) 75% of the consolidated book value of the accounts receivable of the Foreign Subsidiaries;

          (11) the incurrence by Rent-A-Center or any Restricted Subsidiary of Guarantees for Indebtedness of franchisees not to exceed $100 million outstanding at any one time; and

          (12) the incurrence by Rent-A-Center or any Restricted Subsidiary of Indebtedness, which may include Bank Indebtedness, in an aggregate principal amount not to exceed $50 million outstanding at any one time.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Rent-A-Center will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Senior Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, for purposes of determining compliance with this "Limitation on Indebtedness" covenant, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, that the amount thereof is included in Consolidated Interest Expense of Rent-A-Center as accrued.

     Rent-A-Center will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt. However, if any such Indebtedness ceases to be Non-Recourse Debt, then such event shall constitute an incurrence of Indebtedness by Rent-A-Center or a Restricted Subsidiary.

  LIMITATION ON LAYERING

     Rent-A-Center will not incur any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is subordinated in right of payment to Senior Subordinated Indebtedness by contract.

     In addition, no Guarantor will incur any Indebtedness that is expressly subordinate in right of payment to any Guarantor Senior Indebtedness, unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor, or is subordinated in right of payment to Guarantor Senior Subordinated Indebtedness by contract.

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

     Unsecured Indebtedness is not considered subordinate to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular person is not deemed to be subordinate to Indebtedness that is so guaranteed, merely because it is not guaranteed.

  LIMITATION ON RESTRICTED PAYMENTS

     (A) Rent-A-Center and its Restricted Subsidiaries are not permitted to take the following actions:

          (1) declare or pay any dividend or make any other payment or distribution on account of Rent-A-Center's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Rent-A-Center or any of its Restricted Subsidiaries) or to the direct or indirect holders of Rent-A-Center's or any of its Restricted Subsidiaries' Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of Rent-A-Center or to Rent-A-Center or a Restricted Subsidiary of Rent-A-Center);

          (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Rent-A-Center or any Restricted Subsidiary held by Persons other than Rent-A-Center or another Restricted Subsidiary;

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation before scheduled maturity, scheduled repayment or scheduled sinking fund payment, provided, that this restriction does not apply to a purchase, repurchase, redemption or other acquisition made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

if at the time Rent-A-Center or its Restricted Subsidiary makes a Restricted
Payment:

          (1) a Default occurs and continues to occur or would result therefrom;

          (2) Rent-A-Center could not incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described in "-- Limitation of Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the date of the indenture would exceed the sum of:

             (a) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from the beginning of the most recent fiscal quarter ended before the date of the indenture to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of Rent-A-Center are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

             (b) 100% of the aggregate net cash proceeds received by Rent-A-Center since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Capital Stock of Rent-A-Center (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Rent-A-Center that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Rent-A-Center); and

             (c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to the lesser of the return of capital of similar repayment with respect to such Investment, or the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.
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

     (B) The provisions of paragraph (A) above will not prohibit the following actions:

          (1) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock of Rent-A-Center or Subordinated Obligations made by exchange, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Rent-A-Center, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by Rent-A-Center or any of its Subsidiaries, provided, that:

             (a) such purchase, redemption, repurchase, defeasance, retirement or other acquisition will be excluded in subsequent calculations of the amount of Restricted Payments; and

             (b) the Net Cash Proceeds or reduction of Indebtedness from such sale will be excluded in subsequent calculations of the amount of Restricted Payments;

          (2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Rent-A-Center that is permitted to be incurred by the covenant described under "-- Limitation on Indebtedness." However, such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (3) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets." However, such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (4) payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above. However, such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

          (5) any purchase or redemption of any shares of Capital Stock of Rent-A-Center from employees of Rent-A-Center and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management in an aggregate amount after the date of the indenture not in excess of $5 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years. However, such purchases or redemptions will be excluded in subsequent calculations of the amount of Restricted Payments;

          (6) Restricted Payments in an aggregate amount not to exceed $50 million per annum (with any unutilized amounts carried forward to the next fiscal year, but no further); provided, that, after giving pro forma effect thereto, Rent-A-Center would have had a Leverage Ratio of less than 2.0 to
     1.0. However, such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

          (7) any purchase or redemption of any shares of Capital Stock of Rent-A-Center or any payment of dividends on any Capital Stock of Rent-A-Center in an aggregate amount not in excess of $210 million since the date of the indenture. However, such purchases or redemptions will be excluded in subsequent calculations of the amount of Restricted Payments; and

          (8) Restricted Payments not to exceed $50 million in the aggregate since the date of the indenture. However, such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments.

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  DESIGNATION OF UNRESTRICTED SUBSIDIARIES

     The Board of Directors of Rent-A-Center may designate any Restricted Subsidiary as an Unrestricted Subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by Rent-A-Center and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed Restricted Payments at the time of such designation, and will reduce the amount available for Restricted Payments under clause three of paragraph (A) of the covenant described in "-- Limitation on Restricted Payments."

     All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Subsidiary at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time, and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Neither Rent-A-Center nor any Restricted Subsidiary will create or otherwise cause or permit to exist any consensual restriction on the ability of any Restricted Subsidiary to take the following actions:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Rent-A-Center;

          (2) make any loans or advances to Rent-A-Center; or

          (3) transfer any of its property or assets to Rent-A-Center.

     However, this prohibition does not apply to:

          (1) any restriction pursuant to an agreement in effect or entered into on the date of the indenture, including, without limitation, the Senior Credit Facility;

          (2) any restriction with respect to a Restricted Subsidiary that is either:

             (a) pursuant to an agreement relating to any Indebtedness incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by Rent-A-Center, or of another Person that is assumed by Rent-A-Center or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person and is outstanding on the date of such acquisition, merger or consolidation. However, this does not include Indebtedness incurred either as consideration in, or for the provision of any portion of the funds or credit support used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Rent-A-Center, or such acquisition of assets, merger or consolidation; or

             (b) pursuant to any agreement, not relating to any Indebtedness, existing when a Person becomes a Subsidiary of Rent-A-Center or when such agreement is acquired by Rent-A-Center or any Subsidiary thereof, that is not created in contemplation of such Person becoming such a Subsidiary or such acquisition. For purposes of this clause, if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed by Rent-A-Center when such Person becomes the Successor Company.

          (3) any restriction with respect to a Restricted Subsidiary pursuant to an agreement (a "Refinancing Agreement") effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise extends, renews, refinances or replaces, an agreement referred to in this covenant (an "Initial Agreement") or contained in any amendment to an Initial Agreement. However, the restrictions contained in any such Refinancing Agreement or amendment cannot be less favorable to the holders of the notes taken as a whole than restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

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          (4) any restriction that is a customary restriction on subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

          (5) any restriction by virtue of a transfer, agreement to transfer, option, right, or Lien with respect to any property or assets of Rent-A-Center or any Restricted Subsidiary not otherwise prohibited by the indenture;

          (6) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

          (7) any restriction pursuant to customary restrictions on dispositions of real property interests set forth in any reciprocal easement agreements of Rent-A-Center or any Restricted Subsidiary;

          (8) any restriction with respect to a Restricted Subsidiary, or any of its property or assets, imposed pursuant to an agreement for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, or the property or assets that are subject to such restriction, pending the closing of such sale or disposition; or

          (9) any restriction on the transfer of property or assets required by any regulatory authority having jurisdiction over Rent-A-Center or any Restricted Subsidiary or any of their businesses.

  LIMITATION ON SALES OF ASSETS

     Neither Rent-A-Center nor any Restricted Subsidiary will make any Asset Disposition unless:

          (1) Rent-A-Center or such Restricted Subsidiary receives consideration, including relief from, or the assumption of another Person for, any liabilities, contingent or otherwise, at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition. The Board of Directors shall determine the fair market value, and their determination shall be conclusive, including as to the value of all non-cash consideration;

          (2) at least 75% of the consideration for any Asset Disposition received by Rent-A-Center or such Restricted Subsidiary is in the form of cash. For the purposes of this covenant, the following are deemed to be cash:

             (a) Cash Equivalents;

             (b) the assumption of Indebtedness of Rent-A-Center, other than Disqualified Stock of Rent-A-Center, or any Restricted Subsidiary and the release of Rent-A-Center or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

             (c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Rent-A-Center and each other Restricted Subsidiary is released from any Guarantee, or is the beneficiary of any indemnity with respect to such Indebtedness which is secured by any letter of credit or cash equivalents, of such Indebtedness in connection with such Asset Disposition;

             (d) securities received by Rent-A-Center or any Restricted Subsidiary from the transferee that are promptly converted by Rent-A-Center or such Restricted Subsidiary into cash; and

             (e) consideration consisting of Indebtedness of Rent-A-Center or any Restricted Subsidiary;

          (3) Rent-A-Center or such Restricted Subsidiary applies an amount equal to 100% of the Net Available Cash from such Asset Disposition in the following manner:

             (a) first, to the extent Rent-A-Center elects, or is required by the terms of any Senior Indebtedness or Indebtedness, other than Preferred Stock, to prepay, repay or purchase Senior

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        Indebtedness or such Indebtedness, in each case other than the
        Indebtedness owed to Rent-A-Center or a Restricted Subsidiary, within 365 days after the date of such Asset Disposition;

             (b) second, to the extent of the balance of Net Available Cash, to the extent Rent-A-Center or such Restricted Subsidiary elects, to reinvest in Additional Assets, including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Rent-A-Center or another Restricted Subsidiary, within 365 days from the date of such Asset Disposition or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than 365 days to complete, the period of time necessary to complete such project;

             (c) third, to the extent of the balance of such Net Available Cash remaining (the "Excess Proceeds"), to make an offer to purchase notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date, and, to the extent required by the terms thereof, any other Senior Subordinated Indebtedness subject to the agreements governing such other Indebtedness at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and

             (d) fourth, to the extent of the balance of such Excess Proceeds, to fund any general corporate purpose, including the repayment of Subordinated Obligations.

     However, in connection with any prepayments, repayment or purchase of Indebtedness pursuant to the first and third clauses above, Rent-A-Center or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Pending the final application of any Net Available Cash, Rent-A-Center may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the indenture.

     The provisions of this covenant do not require Rent-A-Center and the Restricted Subsidiaries to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25 million.

     To the extent that the aggregate principal amount of the notes and other Senior Subordinated Indebtedness tendered pursuant to an offer to purchase made in accordance with the third clause above exceeds the amount of Excess Proceeds, the Trustee will select the notes and Senior Subordinated Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such offer to purchase. When such offer to purchase is complete, the amount of Excess Proceeds shall be reset to zero.

     Rent-A-Center will comply with any applicable requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Rent-A-Center will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

     The agreements governing Rent-A-Center and its Restricted Subsidiaries' outstanding Senior Indebtedness currently restrict Rent-A-Center from purchasing any notes, and also provides that certain Change of Control or Asset Disposition events with respect to Rent-A-Center would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Indebtedness to which Rent-A-Center becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Disposition occurs at a time when Rent-A-Center is prohibited from purchasing notes, Rent-A-Center could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Rent-A-Center does not obtain

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such a consent or repay such borrowings, Rent-A-Center will remain prohibited from purchasing notes. In such case, Rent-A-Center's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Neither Rent-A-Center nor any of its Restricted Subsidiaries will engage in any transaction or series of transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of Rent-A-Center (an "Affiliate Transaction") on terms that:

          (1) taken as a whole are less favorable to Rent-A-Center or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm's-length dealings with a non-affiliate; and,

          (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, is not in writing and has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then Rent-A-Center must obtain a Fairness Opinion. A Fairness Opinion means an opinion from an independent investment banking firm or appraiser of national prominence which indicates that the terms of such transaction are fair to Rent-A-Center or such Restricted Subsidiary from a financial point of view.

     In addition, any transaction involving aggregate payments or other transfers by Rent-A-Center and its Restricted Subsidiaries in excess of $30 million will also require a Fairness Opinion.

     The provisions of the paragraph above shall not prohibit the following actions:

          (1) any Restricted Payment permitted by the covenant described under "-- Limitation on Restricted Payments" or any Permitted Investment;

          (2) the performance of the obligations of Rent-A-Center or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement or any other similar arrangement entered into in the ordinary course of business;

          (3) payment of compensation, performance of indemnification or contribution obligations;

          (4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business;

          (5) any transaction between Rent-A-Center and a Restricted Subsidiary or between Restricted Subsidiaries;

          (6) any other transaction arising out of agreements existing on the date of the indenture; and

          (7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to Rent-A-Center or the Restricted Subsidiary than those that could be obtained at such time in arm's-length dealings with a non-affiliate.

  LIMITATION ON THE SALE OR ISSUANCE OF PREFERRED STOCK OF RESTRICTED
  SUBSIDIARIES

     Rent-A-Center will not sell any shares of Preferred Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary to issue or sell any shares of its Preferred Stock to any Person, other than to Rent-A-Center or a Restricted Subsidiary.

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  LIMITATION ON LIENS

     Neither Rent-A-Center nor any Restricted Subsidiary will create or permit to exist any Lien, other than Permitted Liens, on any of its property or assets, including Capital Stock, whether owned on the date of the indenture or thereafter acquired, securing any Indebtedness that is not Senior Indebtedness (the "Initial Lien"), unless at the same time effective provision is made to secure the obligations due under the indenture and the notes equally and ratably with such obligation for so long as such obligation is secured by such Initial Lien.

     Any such Lien created in favor of the notes will be automatically and unconditionally released and discharged upon:

          (1) the release and discharge of the Initial Lien to which it relates; or

          (2) any sale, exchange or transfer to a non-affiliate of Rent-A-Center of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by Rent-A-Center or any Restricted Subsidiary, or all or substantially all of the assets of any Restricted Subsidiary creating such Lien.

  REPORTING REQUIREMENTS

     Whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, Rent-A-Center will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Rent-A-Center were required to file such reports; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if Rent-A-Center were required to file such reports.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Rent-A-Center's consolidated financial statements by Rent-A-Center's certified independent accountants. In addition, Rent-A-Center will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

     If, at any time, Rent-A-Center is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Rent-A-Center will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. Rent-A-Center agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Rent-A-Center's filings for any reason, Rent-A-Center will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Rent-A-Center were required to file those reports with the SEC.

     In addition, Rent-A-Center and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraph with the SEC, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  FUTURE GUARANTORS

     If Rent-A-Center or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created.

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  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     Neither Rent-A-Center nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction for any property unless:

          (1) Rent-A-Center or such Restricted Subsidiary would be entitled to incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness;"

          (2) the net proceeds received by Rent-A-Center or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value, as determined by the Board of Directors, of such property; and

          (3) the transfer of such property is permitted by the covenant described under "-- Limitation on Sales of Assets," and Rent-A-Center or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets."

  MERGER AND CONSOLIDATION

     Rent-A-Center will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey or transfer all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (2) the Successor Company, if not Rent-A-Center, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Rent-A-Center under the notes and the indenture;

          (3) immediately after giving effect to such transaction or series of transactions no Default or Event of Default exists;

          (4) Rent-A-Center or the Successor Company, if Rent-A-Center is not the continuing obligor under the indenture, will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness;" and

          (5) Rent-A-Center will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture, provided, that:

             (a) in giving such opinion such counsel may rely on such Officer's Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

             (b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

     In addition, Rent-A-Center may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     The Successor Company will be substituted for, and may exercise every right and power of, Rent-A-Center under the indenture. Thereafter Rent-A-Center will be relieved of all obligations and covenants under the indenture, except that, in the case of a conveyance or transfer of less than all its assets, Rent-A-Center will not be released from the obligation to pay the principal of and interest on the notes.

     The provisions of this covenant do not prohibit any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to Rent-A-Center. Additionally,

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Rent-A-Center may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing Rent-A-Center in another jurisdiction to realize tax or other benefits.

DEFAULTS

     An Event of Default under the indenture is defined as:

          (1) a default in any payment of interest on any note when due, whether or not such payment is prohibited by the provisions described under "-- Ranking" above, continued for 30 days;

          (2) a default in the payment of principal of, or premium, if any, any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking" above;

          (3) the failure by Rent-A-Center to comply with its obligations under the covenant described under "-- Merger and Consolidation" above;

          (4) the failure by Rent-A-Center to comply for 30 days after written notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" above, in each case, other than a failure to purchase notes;

          (5) the failure by Rent-A-Center to comply for 60 days after notice with its other agreements contained in the notes or the indenture;

          (6) the failure by Rent-A-Center or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the "Cross Acceleration Provision");

          (7) events of bankruptcy, insolvency or reorganization of Rent-A-Center or a Significant Subsidiary (the "Bankruptcy Provisions");

          (8) the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $50 million against Rent-A-Center or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 90 days and is not discharged, waived or stayed (the "Judgment Default Provision");

          (9) the failure of any Guarantee of the notes by a Guarantor to be in full force, except as contemplated by the terms thereof or of the indenture, or the denial in writing by any such Guarantor of its obligations under the indenture or any such Guarantee if such Default continues for 10 days; or

          (10) the failure of Rent-A-Center East, Inc. to purchase, redeem, defease, retire or acquire all outstanding 11% notes by August 30, 2003.

     The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree order, rule or regulation of any administrative or governmental body.

     However, a Default by Rent-A-Center under the covenants described under "Change of Control" or "Certain Covenants," or a failure by Rent-A-Center to comply with agreements in the notes or the indenture will not constitute an Event of Default until the applicable Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding applicable notes notify Rent-A-Center of the Default and Rent-A-Center does not cure such Default within the time specified after receipt of such notice.

     If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Rent-A-Center, occurs and is continuing, either the Trustee, by notice to Rent-A-Center, or the holders of at least a majority in principal amount of the outstanding notes, by notice to
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Rent-A-Center and the Trustee, may declare the principal of and accrued but unpaid interest on all of such notes to be due and payable.

     Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Rent-A-Center occurs and is continuing, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the applicable notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that:

          (1) conflicts with law or the indenture;

          (2) the Trustee determines is unduly prejudicial to the rights of any other holder; or

          (3) would involve the Trustee in personal liability.

     Before taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, Rent-A-Center is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Rent-A-Center also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Rent-A-Center is taking or proposes to take in respect thereof.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Rent-A-Center or any Guarantor, as such, will have any liability for any obligations of Rent-A-Center or any Guarantor under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no amendment may, among other things:

          (1) reduce the principal amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal amount of or extend the Stated Maturity of any note;

          (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any note payable in money other than that stated in the note;

          (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder;

          (7) impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to sue for the enforcement of any payment on or with respect to such holder's notes; or

          (8) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, Rent-A-Center, the Guarantors and the Trustee may amend the indenture in the following manner:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of Rent-A-Center under the indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes, provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

          (4) to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of Rent-A-Center for the benefit of the noteholders or to surrender any right or power conferred upon Rent-A-Center;

          (5) to make any change that does not adversely affect the rights of any holder;

          (6) to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA; or

          (7) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes.
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     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative thereof authorized to give a consent, consent to such change.

     The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Rent-A-Center is required to mail to the applicable noteholders a notice briefly describing such amendment. However, the failure to give such notice to all such noteholders, or any defect in such notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Rent-A-Center at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Rent-A-Center at any time may terminate its obligations under the covenants described under "-- Certain Covenants," the operation of the Cross Acceleration Provision, the Bankruptcy Provisions with respect to Subsidiaries and the Judgment Default Provision described under "-- Defaults" above and the limitations contained in the third and fourth clauses under "-- Merger and Consolidation" above ("covenant defeasance").

     Rent-A-Center may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Rent-A-Center exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If Rent-A-Center exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses four, six, seven, but only with respect to certain bankruptcy events of a Significant Subsidiary, eight or nine under "-- Defaults" above or because of the failure of Rent-A-Center to comply with clause three or four under "-- Merger and Consolidation" above.

     Either defeasance option may be exercised before any redemption date or the maturity date for the notes. In order to exercise either defeasance option, Rent-A-Center must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, and premium and interest on, the applicable notes to redemption or maturity, as the case may be. Additionally, Rent-A-Center must comply with other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amount and in the same manner and times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law since the date of the indenture.

CONCERNING THE TRUSTEE

     The Bank of New York will serve as the Trustee for the notes. The Trustee has been appointed by Rent-A-Center as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     Both the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

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CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     Except as set forth below, the exchange notes will be represented by one permanent global registered note in global form, without interest coupons (the "global note"). The global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     The descriptions of the operations and procedures of DTC, Euroclear Bank S.A/N.V and Clearstream Bank, societe anonyme set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Exchange
       Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, called indirect participants, that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that under procedures established by DTC:

     - upon deposit of the global note, DTC will credit the accounts of DTC participants designated by the trustee with an interest in the global note; and

     - ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of DTC participants, and the records of DTC participants and the indirect participants, with respect to the interests of persons other than DTC participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through DTC participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction,
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instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a DTC participant or an indirect participant, on the procedures of the DTC participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the DTC participants to take such action and the DTC participants would authorize holders owning through such DTC participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the DTC participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC participants or the indirect participants and DTC.

     Transfers between DTC participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter party in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by

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DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     - DTC notifies Rent-A-Center at any time that it is unwilling or unable to continue as depository for the global notes and a successor depository is not appointed within 90 days;

     - DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depository is not appointed within 90 days;

     - Rent-A-Center, at its option, notifies the Trustee that it elects to cause the issuance of certificated notes; or

     - certain other events provided in the indenture should occur.

CERTAIN DEFINITIONS

     "Additional Assets" means

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Rent-A-Center or a Restricted Subsidiary in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Rent-A-Center or another Restricted Subsidiary;

          (3) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business; or

          (4) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets," the aggregate amount of Net Available Cash permitted to be invested pursuant to this clause (4) shall not exceed at any one time outstanding 5% of Consolidated Tangible Assets.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Apollo" means Apollo Management IV, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary, other than directors' qualifying shares, property or other assets, each referred to for the purposes of this definition as a "disposition," by Rent-A-Center or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

          (1) a disposition by a Restricted Subsidiary to Rent-A-Center or by Rent-A-Center or a Restricted Subsidiary to a Restricted Subsidiary;

          (2) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business;

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          (3) the sale of Temporary Cash Investments or Cash Equivalents in the
     ordinary course of business;

          (4) a transaction or a series of related transactions in which either

             (a) the fair market value of the assets disposed of, in the aggregate, does not exceed 2.5% of the Consolidated Tangible Assets of Rent-A-Center; or

             (b) the EBITDA related to such assets does not, in the aggregate, exceed 2.5% of Rent-A-Center's EBITDA;

          (5) the sale or discount, with or without recourse, and on commercially reasonable terms, of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

          (6) the licensing of intellectual property in the ordinary course of business;

          (7) an RTO Facility Swap;

          (8) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments;" or

          (9) a disposition of property or assets that is governed by the provisions described under "-- Merger and Consolidation."

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate assumed in making calculations in accordance with FAS 13, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the date of the indenture or thereafter incurred, payable under or in respect of the Senior Credit Facility, including, without limitation, principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Rent-A-Center or any Restricted Subsidiary whether or not a claim for postfiling interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of Rent-A-Center or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     "Cash Equivalents" means any of the following:

          (1) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof,

          (2) time deposits, certificates of deposit or bankers' acceptances of

             (a) any lender under the Senior Credit Agreement or

             (b) any commercial bank having capital and surplus in excess of $500 million and the commercial paper of the holding company of which is rated at least "A-2" or the equivalent thereof by S&P or at least "P-2" or the equivalent thereof by Moody's, or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency,

          (3) commercial paper rated at least "A1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's, or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency,

          (4) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act,

          (5) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government,

          (6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government, as the case may be, are rated at least "A" by S&P or "A" by Moody's, and

          (7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of

          (1) the aggregate amount of EBITDA of Rent-A-Center and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Rent-A-Center are available, to

          (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

             (a) if Rent-A-Center or any Restricted Subsidiary

                (i) has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on
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           (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

           (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or

                (ii) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

             (b) if since the beginning of such period Rent-A-Center or any Restricted Subsidiary shall have made any Asset Disposition of any company or any business or any group of assets, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Rent-A-Center or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Rent-A-Center and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period, and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Rent-A-Center and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale;

             (c) if since the beginning of such period Rent-A-Center or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of such period; and

             (d) if since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into Rent-A-Center or any Restricted Subsidiary since the beginning of such period, shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by Rent-A-Center or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions described under "-- Merger and Consolidation," or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as
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determined in good faith by a responsible financial or accounting officer of
Rent-A-Center, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness bears, at the option of Rent-A-Center or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of Rent-A-Center or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Interest Expense" means, as to any Person, for any period, the total consolidated interest expense of such Person and its Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent incurred by such Person and its Subsidiaries in such period but not included in such interest expense, without duplication,

          (1) interest expense attributable to Capitalized Lease Obligations and the interest component of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease, in accordance with GAAP,

          (2) amortization of debt discount,

          (3) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary,

          (4) non-cash interest expense,

          (5) net costs associated with Hedging Obligations,

          (6) the product of

             (a) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Subsidiary multiplied by

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP, and

          (7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person, other than the referent Person or any Subsidiary thereof, in connection with Indebtedness incurred by such plan or trust; provided, however, that as to Rent-A-Center, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Rent-A-Center or any Restricted Subsidiary.

     For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

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     "Consolidated Net Income" means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not (as to Rent-A-Center) a Restricted Subsidiary and, as to any other Person, an unconsolidated Person, except that

             (a) the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below, and

             (b) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Subsidiaries in such Person;

          (2) any net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income (loss) of any Restricted Subsidiary, as to Rent-A-Center, or of any Subsidiary, as to any other Person, if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Rent-A-Center, except that

             (a) such Person's equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and

             (b) the net loss of such Subsidiary shall be included in determining Consolidated Net Income;

          (4) any extraordinary gain or loss; and

          (5) the cumulative effect of a change in accounting principles.

     "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles, other than patents, trademarks, copyrights, licenses and other intellectual property, shown on the balance sheet of Rent-A-Center and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups, other than write-ups in connection with acquisitions, subsequent to the date of the indenture in the book value of any asset, except any such intangible assets, owned by Rent-A-Center or any of its Restricted Subsidiaries.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Rent-A-Center in accordance with GAAP; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Rent-A-Center in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is a party or a beneficiary.

     "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

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     "Designated Senior Indebtedness" means

          (1) the Bank Indebtedness and

          (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by Rent-A-Center in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or

          (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the notes.

     "Domestic Subsidiary" means any Restricted Subsidiary of Rent-A-Center that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Rent-A-Center.

     "EBITDA" means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income:

          (1) income tax expense,

          (2) Consolidated Interest Expense,

          (3) depreciation expense, other than depreciation expense relating to rental merchandise,

          (4) amortization expense, and

          (5) other non-cash charges or non-cash losses, and minus any gain, but not loss, realized upon the sale or other disposition of any asset of Rent-A-Center or its Restricted Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means a Restricted Subsidiary of Rent-A-Center that is organized under the laws of any country other than the United States and substantially all the assets of which are located outside the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of the indenture, for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income" and "EBITDA," all defined terms in the indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and as in effect from time to time, for all other purposes of the indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

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     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person

          (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or such other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits made in the ordinary course of business.

     The term "Guarantee" used as a verb has a correlative meaning.

     "Guarantor" means

          (1) Rent-A-Center East, Inc., ColorTyme, Inc., Rent-A-Center West, Inc. (formerly known as Advantage Companies, Inc.), Get It Now, LLC, Rent-A-Center Texas, L.P., and Rent-A-Center Texas, L.L.C.; and

          (2) any Domestic Subsidiary created or acquired by Rent-A-Center after the date of the indenture.

     "Guarantor Senior Indebtedness" means, with respect to a Guarantor, the following obligations, whether outstanding on the date of the indenture or thereafter incurred, without duplication:

          (1) any Guarantee of the Senior Credit Facility by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of Rent-A-Center or Guarantor Indebtedness for any other Guarantor; and

          (2) all obligations consisting of the principal of, premium and accrued and unpaid interest, including interest accruing on or after the filling of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether post filing interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Guarantor under the Guarantee; provided, however, that Guarantor Senior Indebtedness will not include

             (a) any obligations of such Guarantor to another Guarantor or any other Affiliate of the Guarantor or any such Affiliate's Subsidiaries,

             (b) any liability for Federal, state, local, foreign or other taxes owed or owing by such Guarantor,

             (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities, or other current liabilities, other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (c),

             (d) any Indebtedness, Guarantee or obligation of such Guarantor that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor,

             (e) Indebtedness which is represented by redeemable Capital Stock, or

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             (f) that portion of any Indebtedness that is incurred in violation of the indenture. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

     "Guarantor Senior Subordinated Indebtedness" means with respect to a Guarantor, the obligations of such Guarantor under the Guarantee and any other Indebtedness of such Guarantor, whether outstanding on the date of the indenture or thereafter incurred, that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Guarantor under the Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor which is not Guarantor Senior Indebtedness of such Guarantor.

     "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor, whether outstanding on the date of the indenture or thereafter incurred, which is expressly subordinate in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount, including Indebtedness on which interest is payable through the issuance of additional Indebtedness, shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

          (1) the principal of Indebtedness of such Person for borrowed money,

          (2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (3) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments, the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed,

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

          (5) all Capitalized Lease Obligations and Attributable Debt of such Person,

          (6) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, if such Person is a Subsidiary of Rent-A-Center, any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends, the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the Board of Directors of the issuer of such Capital Stock,

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          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of

             (a) the fair market value of such asset at such date of determination and

             (b) the amount of such Indebtedness of such other Persons,

          (8) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

          (9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person, such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time.

     The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the indenture, or otherwise in accordance with GAAP.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is party or a beneficiary; provided, however, any such agreements entered into in connection with the Notes shall not be included.

     "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit, other than to customers, directors, officers or employees of any Person in the ordinary course of business, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If Rent-A-Center or any Restricted Subsidiary of Rent-A-Center sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Rent-A-Center such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Rent-A-Center, Rent-A-Center shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

     "Leverage Ratio" means, with respect to any Person on any date of determination, the ratio of (1) total Indebtedness as of such date to (2) EBITDA for the period of four consecutive quarters most recently ended on such date.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

     "Moody's" means Moody's Investors Service, Inc., and its successors.

     "Net Available Cash" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, therefrom, in each case net of

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

          (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or

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

     in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person, other than Rent-A-Center or any Restricted Subsidiary, owning a beneficial interest in the assets disposed of in such Asset Disposition, and

          (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Rent-A-Center or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds" means, with respect to any issuance or sale of any securities of Rent-A-Center or any Subsidiary by Rent-A-Center or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

     "Non-Guarantor Subsidiary" means Legacy Drive Trust so long as Investments in Legacy Drive Trust are limited to amounts not in excess of amounts required and actually applied to finance the activities of Legacy Drive Trust in accordance with its trust instrument as the same is in effect as of the date of the indenture (as may be amended or modified from time to time to the extent that such amendment or modification, taken as a whole, is not disadvantageous to the holders of notes).

     In the event Legacy Drive Trust ceases to be a Non-Guarantor Subsidiary, Legacy Drive Trust will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 Business Days of the date on which it ceased to be a Non-Guarantor Subsidiary.

     "Non-Recourse Debt" means Indebtedness

          (1) as to which neither Rent-A-Center nor any Restricted Subsidiary

             (a) provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, or

             (b) is directly or indirectly liable, as a guarantor or otherwise, and

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of Rent-A-Center or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Note Guarantee" means, individually, any Guarantee of payment of the notes by a Guarantor pursuant to the terms of the indenture, and, collectively, all such Guarantees. Each such Guarantee will be in the form prescribed in the indenture.

     "Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of Rent-A-Center.

     "Officer's Certificate" means a certificate signed by at least one Officer.

     "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to Rent-A-Center or the Trustee.

     "Permitted Holders" means Apollo and Mark E. Speese, their respective Affiliates and successors or assigns and any Person acting in the capacity of an underwriter in connection with a public or private offering of Rent-A-Center's Capital Stock.

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     "Permitted Investment" means an Investment by Rent-A-Center or any
Restricted Subsidiary in any of the following:

          (1) a Restricted Subsidiary, Rent-A-Center or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Rent-A-Center or a Restricted Subsidiary;

          (3) Temporary Cash Investments or Cash Equivalents;

          (4) receivables owing to Rent-A-Center or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Rent-A-Center or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) securities or other Investments received as consideration in connection with RTO Facility Swaps or in sales or other dispositions of property or assets made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets;"

          (6) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to Rent-A-Center or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

          (7) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the indenture;

          (8) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are incurred in compliance with the covenant described under "-- Certain Covenants -- Limitations on Indebtedness;"

          (9) pledges or deposits

             (a) with respect to leases or utilities provided to third parties in the ordinary course of business or

             (b) otherwise described in the definition of "Permitted Liens;"

          (10) Investments in a Related Business in an amount not to exceed $25 million in the aggregate; and

          (11) other Investments in an aggregate amount not to exceed the sum of $25 million and the aggregate non-cash net proceeds received by Rent-A-Center from the issue or sale of its Capital Stock, other than Disqualified Stock, subsequent to the date of the indenture, other than non-cash proceeds from an issuance or sale of such Capital Stock to a Subsidiary of Rent-A-Center or an employee stock ownership plan or similar trust; provided, however, that the value of such non-cash net proceeds shall be as conclusively determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $50 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing.

     "Permitted Liens" means:

          (1) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on Rent-A-Center and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Rent-A-Center or such Subsidiary, as the case may be, in accordance with GAAP;

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          (2) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

          (3) pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations, including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (4) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts, other than for borrowed money, obligations for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (5) easements, including reciprocal easement agreements, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of Rent-A-Center and its Subsidiaries, taken as a whole;

          (6) Liens existing on, or provided for under written arrangements existing on, the date of the indenture, or, in the case of any such Liens securing Indebtedness of Rent-A-Center or any of its Subsidiaries existing or arising under written arrangements existing on the date of the indenture, securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or under such written arrangements could secure, the original Indebtedness;

          (7) Liens securing Hedging Obligations incurred in compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;"

          (8) Liens arising out of judgments, decrees, orders or awards in respect of which Rent-A-Center shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired;

          (9) Liens securing

             (a) Indebtedness incurred in compliance with clause (1), (4) or (5) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness," or clause (3) thereof, other than Refinancing Indebtedness incurred in respect of Indebtedness described in the first paragraph thereof, or

             (b) Bank Indebtedness;

          (10) Liens on properties or assets of Rent-A-Center securing Senior Indebtedness;

          (11) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of Rent-A-Center, or at the time Rent-A-Center or a Restricted Subsidiary acquires such property or assets; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary, or such acquisition of such property or assets, and that such Liens are limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which such Liens arose, could secure, the obligations to which such Liens relate;

          (12) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
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          (13) Liens securing the Notes; and

          (14) Liens securing Refinancing Indebtedness incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any other obligation secured by, any other Permitted Liens, provided, that any such new Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Public Equity Offering" means a public sale of Capital Stock (other than Disqualified Stock) of Rent-A-Center other than (i) public offerings with respect to Rent-A-Center's Capital Stock registered on Form S-4 or Form S-8 and
(ii) other issuances upon exercise of options by employees of Rent-A-Center or any of its Restricted Subsidiaries.

     "Purchase Money Obligations" means any Indebtedness of Rent-A-Center or any Restricted Subsidiary incurred to finance the acquisition, construction or capital improvement of any property or business, including Indebtedness incurred within 90 days following such acquisition or construction, including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by Rent-A-Center or a Restricted Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

     "Refinancing Indebtedness" means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the indenture or incurred in compliance with the indenture, including Indebtedness of Rent-A-Center that refinances Indebtedness of any Restricted Subsidiary, to the extent permitted in the indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

          (3) if the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged is Subordinated Obligations, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged, and

          (4) such Refinancing Indebtedness is incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and

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     expenses incurred in connection with such Refinancing Indebtedness;
     provided, further, however, that Refinancing Indebtedness shall not include

             (a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of Rent-A-Center or

             (b) Indebtedness of Rent-A-Center or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means those businesses, other than the car rental business, in which Rent-A-Center or any of its Subsidiaries is engaged on the date of the indenture or that are reasonably related or incidental thereto.

     "Representative" means the Trustee, agent or representative, if any, for an issue of Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of Rent-A-Center other than an Unrestricted Subsidiary.

     "RTO Facility" means any facility through which Rent-A-Center or any of its Restricted Subsidiaries conducts the business of renting merchandise to its customers and any facility through which a franchise of Rent-A-Center or any of its Subsidiaries conducts the business of renting merchandise to customers.

     "RTO Facility Swap" means an exchange of assets, including Capital Stock of a Subsidiary or Rent-A-Center, of substantially equivalent fair market value, as conclusively determined in good faith by the Board of Directors, by Rent-A-Center or a Restricted Subsidiary for one or more RTO Facilities or for cash, Capital Stock, Indebtedness or other securities of any Person owning or operating one or more RTO Facilities and primarily engaged in a Related Business; provided, however, that any Net Cash Proceeds received by Rent-A-Center or any Restricted Subsidiary in connection with any such transaction must be applied in accordance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets."

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Rent-A-Center or a Restricted Subsidiary whereby Rent-A-Center or such Restricted Subsidiary transfers such property to a Person and Rent-A-Center or such Restricted Subsidiary leases it from such Person, other than leases

          (1) between Rent-A-Center and a Restricted Subsidiary or

          (2) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of Rent-A-Center secured by a Lien.

     "Senior Credit Agreement" means the amended and restated credit agreement dated as of December 31, 2002, among Rent-A-Center, Rent-A-Center East, Inc., the banks and other financial institutions party thereto from time to time, Comerica, N.A. as the documentation agent, NationsBank, N.A. as syndication agent, and JPMorgan Chase Bank, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with Rent-A-Center, Rent-A-Center East, Inc., or any subsidiary of Rent-A-Center as borrower, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

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     "Senior Credit Facility" means the collective reference to the Senior
Credit Agreement, any Loan Documents, as defined therein, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time, whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise. Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement

          (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby,

          (2) adding Subsidiaries of Rent-A-Center as additional borrowers or guarantors thereunder,

          (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or

          (4) otherwise altering the terms and conditions thereof.

     "Senior Indebtedness" means the following obligations, whether outstanding on the date of the indenture or thereafter issued, without duplication:

          (1) all obligations consisting of Bank Indebtedness; and

          (2) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Rent-A-Center regardless of whether postfiling interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of Rent-A-Center, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the notes; provided, however, that Senior Indebtedness shall not include

             (a) any obligation of Rent-A-Center to any Subsidiary or any other Affiliate of Rent-A-Center, or any such Affiliate's Subsidiaries,

             (b) any liability for Federal, state, foreign, local or other taxes owed or owing by Rent-A-Center,

             (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities, or other current liabilities, other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (c),

             (d) any Indebtedness, Guarantee or obligations of Rent-A-Center that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of Rent-A-Center,

             (e) Indebtedness which is represented by redeemable Capital Stock or

             (f) that portion of any Indebtedness that is incurred in violation of the indentures.

     If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

     "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Rent-A-Center that

          (1) specifically provides that such Indebtedness is to rank pari passu with the notes or is otherwise entitled Senior Subordinated Indebtedness, and
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          (2) is not subordinated by its terms to any Indebtedness or other obligation of Rent-A-Center that is not Senior Indebtedness.

     "Significant Subsidiary" means

          (1) each Subsidiary that for the most recent fiscal year of such Subsidiary had consolidated revenues greater than $50 million or as at the end of such fiscal year had assets or liabilities greater than $50 million, and

          (2) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

     "Subordinated Obligation" means any Indebtedness of Rent-A-Center, whether outstanding on the date of the indenture or thereafter incurred, which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by

          (1) such Person or

          (2) one or more Subsidiaries of such Person.

     "Successor Company" shall have the meaning assigned thereto in clause (1) under "-- Merger and Consolidation."

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations

             (a) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or

             (b) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A1" by Moody's,

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated "A" by S&P or "A-1" by Moody's,

          (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) or (2) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation, other than an Affiliate of Rent-A-Center, organized and in existence under the laws of the United States of America or any foreign country recognized by the

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     United States of America with a rating at the time as of which any
     Investment therein is made of "P-1," or higher, according to Moody's or "A-1," or higher, according to S&P,

          (5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

          (6) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, or investments in money market funds complying with the risk limiting conditions of Rule 2a-7, or any short-term successor rule, of the SEC, under the Investment Company Act of 1940, as amended, and

          (7) similar short-term investments approved by the Board of Directors in the ordinary course of business.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the indenture.

     "Unrestricted Subsidiary" means

          (1) any Subsidiary of Rent-A-Center that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Rent-A-Center, including any newly acquired or newly formed Subsidiary of Rent-A-Center, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Rent-A-Center or any other Subsidiary of Rent-A-Center that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either

             (a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less or

             (b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

                (i) Rent-A-Center could incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and

                (ii) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing
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

           with the Trustee a copy of the resolution of Rent-A-Center's Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of Rent-A-Center all the Capital Stock of which, other than directors' qualifying shares, is owned by Rent-A-Center or another Wholly Owned Subsidiary.

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                         REGISTRATION RIGHTS AGREEMENT

     In connection with the issuance of the old 7 1/2% notes on May 6, 2003, we and the initial purchasers of the old 7 1/2% notes entered into a registration rights agreement. Pursuant to this agreement, we agreed to:

     - file with the SEC on or prior to August 4, 2003 a registration statement, relating to this exchange offer for the old 7 1/2% notes under the Securities Act; and

     - use our reasonable efforts to cause this exchange offer registration statement to be declared effective under the Securities Act on or prior to November 2, 2003.

     As soon as practicable after the effectiveness of this exchange offer registration statement, we will offer to the holders of transfer restricted securities, as defined below, who are not prohibited by any law or policy of the SEC from participating in this exchange offer, the opportunity to exchange their transfer restricted securities for an issue of the exchange notes which are identical in all material respects to the old 7 1/2% notes, except that the exchange notes will not contain terms with respect to transfer restrictions and would be registered under the Securities Act. We will keep this exchange offer open for not less than 20 business days or longer, if required by applicable law after the date on which notice of this exchange offer is mailed to the holders of old 7 1/2% notes.

     If:

     - this exchange offer is not permitted by applicable law (after we have complied with the procedures set forth in the registration rights agreement), or

     - any holder of old 7 1/2% notes notifies us in writing within 20 business days following the consummation of this exchange offer that (i) such holder was prohibited by law or policy of the SEC from participating in this exchange offer or (ii) such holder may not resell the exchange notes to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder, then we will file with the SEC a shelf registration statement to cover resales of transfer restricted securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     For purposes of the foregoing, "transfer restricted securities" means each old 7 1/2% note until the earliest of:

     - the date on which such old 7 1/2% note has been exchanged in this exchange offer for an exchange note which is entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act, or

     - the date on which such old 7 1/2% note has been disposed of in accordance with a shelf registration statement, or

     - the date on which such old 7 1/2% note is distributed to the public pursuant to Rule 144 under the Securities Act,

as well as each exchange note and the related subsidiary guarantees acquired by a broker-dealer in exchange for an old 7 1/2% note acquired for its own account as a result of market making activities or other trading activities until the date on which such exchange note is disposed of by a broker-dealer pursuant to the section entitled "Plan of Distribution" (including the delivery of this prospectus).

     We will use our commercially reasonable efforts to have this exchange offer registration statement or, if applicable, the shelf registration statement, declared effective by the SEC as promptly as practicable after the filing thereof. Unless this exchange offer would not be permitted by a policy of the SEC, we will commence this exchange offer and use our commercially reasonable efforts to consummate this exchange offer as promptly as practicable, but in any event prior to 180 days after the issue date. If necessary, we

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

will use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years after the issue date.

     If:

     - this exchange offer registration statement is not filed with the SEC on or prior to August 4, 2003, or

     - a shelf registration statement is not filed with the SEC on or prior to 30 days after our obligation to do so arises, or

     - this exchange offer registration statement is not declared effective on or prior to November 2, 2003, or

     - a shelf registration statement is not declared effective on or prior to 90 days after the filing deadline for such shelf registration statement, or

     - this exchange offer is not consummated on or prior to December 15, 2003, or

     - this exchange offer registration statement or the shelf registration statement is filed and declared effective but shall thereafter cease to be effective, at any time that we are obligated to maintain the effectiveness thereof, without being succeeded within two business days by an amendment that is filed and subsequently declared effective within five business days, we will be obligated to pay liquidated damages to each holder of old 7 1/2% notes, during the period of one or more such above events, in an amount equal to ..25% per annum for the first 90-day period, which increases by .25% per annum for each subsequent 90-day period, up to a maximum of 1.00% per annum on the principal amount of the old 7 1/2% notes constituting transfer restricted securities held by such holder until the applicable registration statement is filed or declared effective, this exchange offer is consummated or any such registration statement, declared effective but thereafter ceasing to be effective or usable for its intended purpose, which was not succeeded within two business days by a post-effective amendment curing such failure and declared effective within five business days, again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the old 7 1/2% notes on semi-annual payment dates which correspond to interest payment dates for the old 7 1/2% notes. The accrual of liquidated damages will cease on the day on which the registration default is cured.

     The registration rights agreement also provides that we shall:

     - make available, promptly upon request and on a daily basis, for a period of 180 days after the consummation of this exchange offer, or such time as all exchange notes have been sold, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes; and

     - pay all expenses incident to this exchange offer, including the expense of one counsel to the holders of the notes and will indemnify certain holders of the notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

     Each holder of old 7 1/2% notes who wishes to exchange such old 7 1/2% notes for exchange notes in this exchange offer will be required to make certain representations, including representations that:

     - any exchange notes it receives will be acquired in the ordinary course of its business;

     - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 under the Securities Act, of us. See "Description of Notes -- Certain Definitions."

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes. If the holder is a broker-dealer that will
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

receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     Holders of old 7 1/2% notes will be required to make certain representations to Rent-A-Center in order to participate in this exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs.

     For so long as the old 7 1/2% notes are outstanding, we will continue to make all required filings in a timely manner in order to permit resales of the old 7 1/2% notes pursuant to Rule 144A under the Securities Act.

     The foregoing description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement which is filed as an exhibit to the registration statement of which this prospectus is a part. However, we believe that this prospectus disclosure presents all the material terms of the registration rights agreement.

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                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES

     The following is a summary of certain United States federal income and estate tax considerations relating to the exchange of the old 7 1/2% notes for the exchange notes and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that hold the old 7 1/2% notes as "capital assets" (generally, property held for investment) and the holders that will hold the exchange notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, partnerships, "S" corporations, or United States Holders (as defined below) that have a "functional currency" other than the U.S. dollar. If a partnership holds the old 7 1/2% notes or exchange notes, as applicable, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

     This summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of old 7 1/2% notes and the exchange notes, as applicable. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with these statements and conclusions.

     INVESTORS CONSIDERING THE PURCHASE OF THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

     As used in this tax discussion, a "United States Holder" means the beneficial owner of a note that for United States federal income tax purposes is:

          (1) a citizen or resident of the United States,

          (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States,

          (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

          (4) a trust (A) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

  EXCHANGE OFFER

     The exchange of the old 7 1/2% notes for the exchange notes will not constitute a taxable exchange. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging such notes; (2) the holding period of the exchange notes will include the holding period of the old 7 1/2% notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the old 7 1/2% notes exchanged therefor immediately before such exchange.

  INTEREST

     Interest on an old 7 1/2% note and an exchange note, as applicable, generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your method of accounting for United States federal income tax purposes.

  MARKET DISCOUNT

     If you purchase an exchange note after original issuance for an amount that is less than its stated redemption price at maturity, the difference will be treated as "market discount" (unless such difference is less than a de minimis amount as defined by the Internal Revenue Code), and the market discount provisions of the Internal Revenue Code will apply to the exchange note. The market discount rules generally provide that if you purchase a note at a market discount and thereafter receive any full or partial payment, including a payment on maturity, or recognize any gain on a sale or other disposition of the note, including a gift, such payment, gain or appreciation, in the case of a gift, will be treated as ordinary income, to the extent that such gain does not exceed the market discount that accrued while the note was held by you. The amount of the market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the exchange note was held by you and the denominator of which is the total number of days after the date you acquired the exchange note up to (and including) the exchange note's maturity date, or
(ii) if you so elect, on a constant interest rate method.

     If you acquire an exchange note at a market discount, you may elect to include the market discount in income as the discount thereon accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If you elect to include market discount in income in accordance with this paragraph, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such note would not apply.

     If you acquire a debt instrument at a market discount and do not elect to include such market discount in income on a current basis, as described above, you may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such note until you dispose of the exchange note in a taxable transaction.


  AMORTIZABLE BOND PREMIUM


     If you purchase an exchange note for an amount that is in excess of the exchange note's stated redemption price at maturity, such excess may constitute "amortizable bond premium." You may generally elect to amortize and deduct the amortizable bond premium over the period from the acquisition date to the exchange note's maturity date. If you elect to amortize bond premium, you must reduce your adjusted tax basis in the exchange note by the amount of the aggregate deductions allowable for amortizable bond premium. If you do not elect to make such an election, the premium will decrease the gain or increase the loss otherwise recognizable on the sale or other disposition of the exchange note. Any election to amortize bond premium will generally apply to all debt instruments held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     The amortizable bond premium deduction is treated as an offset to interest income on the note for federal income tax purposes. You are urged to consult with your tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

  SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of an exchange note, you generally will recognize capital gain or loss equal to the difference between:

          (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income), and

          (2) your adjusted tax basis in the exchange note.

     Your adjusted tax basis in an exchange note generally will equal the amount you paid for the exchange note, less any principal payments received by you and the amount of aggregate deductions, if any, allowable for amortizable bond premium. The gain or loss will be long-term capital gain or loss if you held the exchange note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to certain limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on an old 7 1/2% note and an exchange note, as applicable, and to the proceeds of the sale of such notes, and a backup withholding tax also may apply to these payments. If you are such a United States Holder, you generally will be subject to backup withholding at the applicable rate of 28% unless you provide to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or you otherwise establish an exemption.

     Any amounts withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

     As used in this tax discussion, a non-United States Holder means any beneficial owner of a note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Internal Revenue Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE EXCHANGE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

  INTEREST

     Generally, payments of interest on an old 7 1/2% note and an exchange note, as applicable, will qualify for the "portfolio interest" exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by you and provided that you:

          (1) do not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

          (2) are not, for United States federal income tax purposes, a controlled foreign corporation related to us through stock ownership,

          (3) are not a bank receiving interest on a loan entered into in the ordinary course of your business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, and

          (4) you appropriately certify as to your foreign status.

     You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the old 7 1/2% notes and exchange notes, as applicable, through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the Internal Revenue Service, and such intermediaries generally are not required to forward any certification forms received from non-United States Holders.

     Except to the extent that an applicable treaty otherwise provides, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States Holder delivers Internal Revenue Service Form W-8ECI (or successor form) annually to us or our agent.

     Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

  SALE, EXCHANGE OR REDEMPTION OF THE EXCHANGE NOTES

     You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of an exchange note unless:

          (1) the gain is effectively connected with your conduct of a United States trade or business,

          (2) you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met, or

          (3) you are subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

  CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     An exchange note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on an old 7 1/2% note and an exchange note, as applicable, to a non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or that the exemption conditions are not satisfied.

     Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations). However, if the broker:

          (1) is a United States person,

          (2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

          (3) is a controlled foreign corporation as to the United States, or

          (4) is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Payment of the proceeds of any sale of an exchange note to or through the United States office of a foreign or U.S. broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the exchange note provides the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the payee is a United States person or that the exemption conditions are not satisfied.

     Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules generally will be allowed as a credit against the non-United States Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the Internal Revenue Service.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF THE OLD 7 1/2% NOTES FOR THE EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to this exchange offer in exchange for the old 7 1/2% notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is:

     - an "affiliate" of us within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer who acquired notes directly from us; or

     - broker-dealers who acquired notes as a result of market-making or other trading activities,

without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of such exchange notes. However, broker-dealers receiving exchange notes in this exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to this exchange offer, other than a resale of an unsold allotment from the sale of the old 7 1/2% notes to the initial purchasers, with the prospectus contained in this exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the consummation of this exchange offer, or such time as all exchange notes have been sold, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of old 7 1/2% notes who wishes to exchange old 7 1/2% notes for exchange notes in this exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old 7 1/2% notes where such old 7 1/2% notes were acquired as a result of market-making activities or other trading activities. Until
          , 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of this exchange offer, or such time as all exchange notes have been sold, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The financial statements as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

     Grant Thornton LLP has advised us that from December 28, 1998 through March 27, 2000, a benefit plan managed by a third-party brokerage firm for the benefit of Grant Thornton LLP's employees owned up to 120 shares of our common stock. Accordingly, this has raised an issue as to Grant Thornton LLP's independence. Grant Thornton LLP has disclosed the situation to the SEC. Grant Thornton LLP has also advised us that, after consultation with the SEC, Grant Thornton LLP is permitted to sign audit opinions and consents to incorporation by reference as necessary in connection with documents filed by us with the SEC and other third parties.

                                 LEGAL MATTERS

     The validity of the exchange notes offered by this prospectus will be passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     Please call 1-800-SEC-0330 for further information on its regional public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K. Street, N.W., Washington, D.C. 20006-1500.

     We, together with the subsidiary guarantors, have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old 7 1/2% notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be a part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2002;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - Our Current Report on Form 8-K dated April 23, 2003;

     - Our Current Report on Form 8-K dated May 1, 2003; and

     - The portions of our proxy statement for our 2003 annual meeting of our stockholders that have been incorporated by reference into our annual report.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Rent-A-Center, Inc.
                         Attention: Corporate Secretary
                             5700 Tennyson Parkway
                                  Third Floor
                               Plano, Texas 75024
                           Telephone: (972) 801-1100

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
RENT-A-CENTER, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants..........  F-2
Consolidated Financial Statements
  Balance Sheets............................................  F-3
  Statements of Earnings....................................  F-4
  Statement of Stockholders' Equity.........................  F-5
  Statements of Cash Flows..................................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Rent-A-Center, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Rent-A-Center, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rent-A-Center, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note D to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002.

                                          GRANT THORNTON LLP

Dallas, Texas
February 10, 2003

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,          MARCH 31,
                                                           -----------------------   -----------
                                                              2001         2002         2003
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                             ASSETS

Cash and cash equivalents................................  $  107,958   $   85,723   $  103,151
Accounts receivable......................................       1,664        5,922        9,447
Prepaid expenses and other assets........................      29,846       42,882       25,717
Rental merchandise, net
  On rent................................................     531,627      510,184      556,415
  Held for rent..........................................     122,074      121,540      136,909
Property assets, net.....................................     106,883      105,949      109,015
Deferred income taxes....................................       8,772           --           --
Intangible assets, net...................................     711,096      743,852      788,964
                                                           ----------   ----------   ----------
                                                           $1,619,920   $1,616,052   $1,729,618
                                                           ==========   ==========   ==========

                                          LIABILITIES

Accounts payable -- trade................................  $   49,930   $   43,461   $   79,392
Accrued liabilities......................................     170,196      122,717      165,234
Deferred income taxes....................................          --       86,142       75,712
Senior debt..............................................     428,000      249,500      249,500
Subordinated notes payable, net of discount..............     274,506      271,830      271,849
                                                           ----------   ----------   ----------
                                                              922,632      773,650      841,687
COMMITMENTS AND CONTINGENCIES............................          --           --           --
PREFERRED STOCK
  Redeemable convertible voting preferred stock, net of
     placement costs, $.01 par value; 5,000,000 shares
     authorized; 292,434 and 2 shares issued and
     outstanding in 2001 and 2002, respectively, and 2
     shares at March 31, 2003............................     291,910            2            2
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value; 125,000,000 shares
     authorized; 27,726,092 and 39,538,042 shares issued
     in 2001 and 2002, respectively, and 39,747,712
     shares at March 31, 2003............................         277          395          397
  Additional paid-in capital.............................     191,438      532,675      539,339
  Accumulated comprehensive loss.........................      (6,319)      (3,726)      (2,351)
  Retained earnings......................................     269,982      428,621      479,547
  Treasury stock, 2,224,179 and 4,599,269 shares at cost
     in 2001 and 2002, respectively, and 4,875,269 shares
     at March 31, 2003...................................     (50,000)    (115,565)    (129,003)
                                                           ----------   ----------   ----------
                                                              405,378      842,400      887,929
                                                           ----------   ----------   ----------
                                                           $1,619,920   $1,616,052   $1,729,618
                                                           ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                            THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                   ------------------------------------   -----------------------
                                      2000         2001         2002         2002         2003
                                   ----------   ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Store
     Rentals and fees............  $1,459,664   $1,650,851   $1,828,534   $  443,705   $  493,419
     Installment sales...........          --           --        6,137           --        6,045
     Merchandise sales...........      81,166       94,733      115,478       39,605       52,664
     Other.......................       3,018        3,476        2,589          614          715
  Franchise
     Merchandise sales...........      51,769       53,584       51,514       13,253       12,072
     Royalty income and fees.....       5,997        5,884        5,792        1,433        1,491
                                   ----------   ----------   ----------   ----------   ----------
                                    1,601,614    1,808,528    2,010,044      498,610      566,406
Operating expenses
  Direct store expenses
     Depreciation of rental
       merchandise...............     299,298      343,197      383,400       92,223      106,660
     Cost of installment sales...          --           --        3,776           --        3,231
     Cost of merchandise sold....      65,332       72,539       84,628       26,982       36,548
     Salaries and other
       expenses..................     866,234    1,019,402    1,070,265      262,619      292,496
  Franchise cost of merchandise
     sold........................      49,724       51,251       49,185       12,653       11,551
                                   ----------   ----------   ----------   ----------   ----------
                                    1,280,588    1,486,389    1,591,254      394,477      450,486
  General and administrative
     expenses....................      48,093       55,359       63,296       15,117       16,756
  Amortization of intangibles....      28,303       30,194        5,045          720        2,873
  Class action litigation
     settlements.................     (22,383)      52,000           --           --           --
                                   ----------   ----------   ----------   ----------   ----------
          Total operating
            expenses.............   1,334,601    1,623,942    1,659,595      410,314      470,115
                                   ----------   ----------   ----------   ----------   ----------
          Operating profit.......     267,013      184,586      350,449       88,296       96,291
Interest expense.................      74,324       60,874       64,682       15,798       13,523
Interest income..................      (1,706)      (1,094)      (2,676)        (723)        (771)
                                   ----------   ----------   ----------   ----------   ----------
          Earnings before income
            taxes................     194,395      124,806      288,443       73,221       83,539
Income tax expense...............      91,368       58,589      116,270       29,658       32,580
                                   ----------   ----------   ----------   ----------   ----------
          NET EARNINGS...........     103,027       66,217      172,173       43,563       50,959
Preferred dividends..............      10,420       15,408       10,212        4,992           --
                                   ----------   ----------   ----------   ----------   ----------
Net earnings allocable to common
  stockholders...................  $   92,607   $   50,809   $  161,961   $   38,571   $   50,959
                                   ==========   ==========   ==========   ==========   ==========
Basic earnings per common
  share..........................  $     3.79   $     1.97   $     5.51   $     1.57   $     1.46
                                   ==========   ==========   ==========   ==========   ==========
Diluted earnings per common
  share..........................  $     2.96   $     1.79   $     4.74   $     1.20   $     1.42
                                   ==========   ==========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK     ADDITIONAL                           ACCUMULATED
                                                   ---------------    PAID-IN     RETAINED   TREASURY    COMPREHENSIVE
                                                   SHARES   AMOUNT    CAPITAL     EARNINGS     STOCK     INCOME (LOSS)    TOTAL
                                                   ------   ------   ----------   --------   ---------   -------------   --------
                                                                                   (IN THOUSANDS)
Balance at January 1, 2000.......................  25,297    $253     $105,627    $125,810   $ (25,000)    $     --      $206,690
  Net earnings...................................      --      --           --     103,027          --           --       103,027
  Preferred dividends............................      --      --           --     (10,330)         --           --       (10,330)
  Issuance of stock options for services.........      --      --           65          --          --           --            65
  Exercise of stock options......................     403       4        8,430          --          --           --         8,434
  Tax benefits related to exercise of stock
    options......................................      --      --        1,485          --          --           --         1,485
                                                   ------    ----     --------    --------   ---------     --------      --------
Balance at December 31, 2000.....................  25,700     257      115,607     218,507     (25,000)          --       309,371
  Net earnings...................................      --      --           --      66,217          --           --        66,217
  Other comprehensive income (loss):
    Cumulative effect of adoption of SFAS 133....      --      --           --          --          --        1,378         1,378
    Losses on interest rate swaps, net of tax....      --      --           --          --          --      (11,556)      (11,556)
    Reclassification adjustment for losses
      included in net earnings, net of tax.......      --      --           --          --          --        3,859         3,859
                                                                                                           --------      --------
      Other comprehensive loss...................      --      --           --          --          --       (6,319)       (6,319)
                                                                                                           --------      --------
    Comprehensive income.........................                                                                          59,898
  Purchase of treasury stock (1,234 shares)......      --      --           --          --     (25,000)          --       (25,000)
  Issuance of common stock in public offering,
    net of issuance costs of $3,253..............   1,150      12       45,610          --          --           --        45,622
  Preferred dividends............................      --      --        4,064     (14,742)         --           --       (10,678)
  Issuance of stock options for services.........      --      --          111          --          --           --           111
  Exercise of stock options......................     876       8       20,309          --          --           --        20,317
  Tax benefits related to exercise of stock
    options......................................      --      --        5,737          --          --           --         5,737
                                                   ------    ----     --------    --------   ---------     --------      --------
Balance at December 31, 2001.....................  27,726     277      191,438     269,982     (50,000)      (6,319)      405,378
  Net earnings...................................      --      --           --     172,173          --           --       172,173
  Other comprehensive income:
    Losses on interest rate swaps, net of tax....      --      --           --          --          --       (6,836)       (6,836)
    Reclassification adjustment for losses
      included in net earnings, net of tax.......      --      --           --          --          --        9,429         9,429
                                                                                                           --------      --------
      Other comprehensive income.................      --      --           --          --          --        2,593         2,593
                                                                                                           --------      --------
    Comprehensive income.........................                                                                         174,766
  Purchase of treasury stock (2,375 shares)......      --      --           --          --     (65,565)          --       (65,565)
  Preferred dividends............................      --      --        5,383     (13,534)         --           --        (8,151)
  Conversion of preferred stock to common (10,782
    shares)......................................  10,782     108      299,951          --          --           --       300,059
  Issuance of stock options for services.........      --      --          112          --          --           --           112
  Exercise of stock options......................   1,030      10       26,782          --          --           --        26,792
  Tax benefits related to exercise of stock
    options......................................      --      --        9,009          --          --           --         9,009
                                                   ------    ----     --------    --------   ---------     --------      --------
Balance at December 31, 2002.....................  39,538     395      532,675     428,621    (115,565)      (3,726)      842,400
  Net Earnings...................................      --      --           --      50,959          --           --        50,959
  Other Comprehensive income:
    Gains on interest rate swaps, net of tax.....      --      --           --          --          --        3,986         3,986
    Reclassification adjustment for gains
      included in net earnings, net of tax.......      --      --           --          --          --       (2,611)       (2,611)
                                                                                                           --------      --------
      Other comprehensive income.................      --      --           --          --          --        1,375         1,375
                                                                                                           --------      --------
    Comprehensive income.........................      --      --           --          --          --           --        52,334
  Purchase of treasury stock (276,000 shares)....      --      --           --          --     (13,438)          --       (13,438)
  Issuance of stock options for services.........      --      --           28          --          --           --            28
  Exercise of stock options......................     210       2        6,161          --          --           --         6,163
  Tax benefits related to exercise of stock
    options......................................      --      --          475          --          --           --           475
  Other..........................................      --      --           --         (33)         --           --           (33)
                                                   ------    ----     --------    --------   ---------     --------      --------
Balance at March 31, 2003 (unaudited)............  39,748    $397     $539,339    $479,547   $(129,003)    $ (2,351)     $887,929
                                                   ======    ====     ========    ========   =========     ========      ========

          See accompanying notes to consolidated financial statements.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,              MARCH 31,
                                               ---------------------------------   ---------------------
                                                 2000        2001        2002        2002        2003
                                               ---------   ---------   ---------   ---------   ---------
                                                                                        (UNAUDITED)
                                                              (IN THOUSANDS)
Cash flows from operating activities
  Net earnings...............................  $ 103,027   $  66,217   $ 172,173   $  43,563   $  50,959
  Adjustments to reconcile net earnings to
    net cash provided by operating activities
    Depreciation of rental merchandise.......    299,298     343,197     383,400      92,223     106,660
    Depreciation of property assets..........     33,144      37,910      38,359       9,466      10,120
    Amortization of intangibles..............     28,303      30,194       5,045         720       2,873
    Amortization of financing fees...........      2,705       2,760       5,944         690         262
    Deferred income taxes....................     77,738      23,856      94,914      12,076     (10,430)
  Changes in operating assets and
    liabilities, net of effects of
    acquisitions
    Rental merchandise.......................   (342,233)   (391,932)   (342,954)    (93,826)   (117,896)
    Accounts receivable -- trade.............        629       1,590      (4,258)     (1,144)     (3,525)
    Prepaid expenses and other assets........     (6,624)     (1,709)    (15,973)     (3,435)     15,422
    Accounts payable -- trade................     12,197     (15,766)     (6,469)     15,468      35,931
    Accrued liabilities and other............    (16,621)     79,413     (35,691)     20,530      34,414
                                               ---------   ---------   ---------   ---------   ---------
         Net cash provided by operating
           activities........................    191,563     175,730     294,490      96,331     124,790
Cash flows from investing activities
  Purchase of property assets................    (37,937)    (57,532)    (37,596)     (8,100)     (9,245)
  Proceeds from sale of property assets......      1,403         706         398         374         223
  Acquisitions of businesses, net of cash
    acquired.................................    (42,538)    (49,835)    (59,504)     (3,549)    (91,065)
                                               ---------   ---------   ---------   ---------   ---------
         Net cash used in investing
           activities........................    (79,072)   (106,661)    (96,702)    (11,275)   (100,087)
                                               ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities
  Purchase of treasury stock.................         --     (25,000)    (65,565)    (34,724)    (13,438)
  Proceeds from issuance of common stock, net
    of issuance costs........................         --      45,622          --          --          --
  Exercise of stock options..................      8,434      20,317      26,792       8,974       6,163
  Proceeds from debt.........................    242,975      99,506          --          --          --
  Repurchase of senior subordinated notes,
    net of loss..............................         --          --      (2,750)         --          --
  Repayments of debt.........................   (349,084)   (138,051)   (178,500)         --          --
                                               ---------   ---------   ---------   ---------   ---------
         Net cash provided by (used in)
           financing activities..............    (97,675)      2,394    (220,023)    (25,750)     (7,275)
                                               ---------   ---------   ---------   ---------   ---------
         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS..................     14,816      71,463     (22,235)     59,306      17,428
Cash and cash equivalents at beginning of
  period.....................................     21,679      36,495     107,958     107,958      85,723
                                               ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period...  $  36,495   $ 107,958   $  85,723   $ 167,264   $ 103,151
                                               =========   =========   =========   =========   =========
Supplemental cash flow information
  Cash paid during the year for:
    Interest.................................  $  75,956   $  56,306   $  53,307   $  18,585   $  20,839
    Income taxes.............................  $   9,520   $  21,526   $  31,868       2,018       2,569

     During the years ended December 31, 2000, 2001 and 2002 and the three months ended March 31, 2002, the Company paid Series A preferred dividends of approximately $10.3 million, $10.7 million, $8.2 million and $2.8 million by issuing 10,330, 10,678, 8,151 and 2,764 shares of Series A preferred stock, respectively. During the three months ended March 31, 2003, the Company paid Series A preferred dividends of approximately $20.00 in cash.

          See accompanying notes to consolidated financial statements.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES AND NATURE OF OPERATIONS

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

  PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

     Effective as of December 31, 2002, the Company completed a tax-free internal reorganization of its corporate structure. The reorganization was effected through an inversion merger whereby Rent-A-Center, Inc. became a wholly-owned subsidiary of Rent-A-Center Holdings, Inc., a newly formed Delaware holding company. Upon the merger, Rent-A-Center, Inc. changed its name to Rent-A-Center East, Inc. ("Rent-A-Center East") and Rent-A-Center Holdings, Inc. adopted the name Rent-A-Center, Inc.

     At December 31, 2002, the Company operated 2,407 company-owned stores nationwide and in Puerto Rico, including 23 stores in Wisconsin operated by a subsidiary, Get It Now, LLC, under the name "Get It Now." These financial statements include the accounts of Rent-A-Center, Inc. ("Rent-A-Center") and its direct and indirect wholly-owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. Rent-A-Center's primary operating segment consists of leasing household durable goods to customers on a rent-to-own basis. Get It Now offers merchandise on an installment sales basis in Wisconsin.

     ColorTyme, Inc. ("ColorTyme"), an indirect wholly-owned subsidiary of Rent-A-Center, is a nationwide franchisor of 318 franchised rent-to-own stores operating in 40 states. These rent-to-own stores offer high quality durable products such as home electronics, appliances, computers, and furniture and accessories. ColorTyme's primary source of revenues is the sale of rental merchandise to its franchisees, who, in turn, offer the merchandise to the general public for rent or purchase under a rent-to-own program. The balance of ColorTyme's revenues are generated primarily from royalties based on franchisees' monthly gross revenues.

  RENTAL MERCHANDISE

     Rental merchandise is carried at cost, net of accumulated depreciation. Depreciation for all merchandise is provided using the income forecasting method, which is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise, and assumes no salvage value. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 6 to 30 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity based method similar to the units of production method. On July 1, 2002, the Company began accelerating the depreciation on computers that are 21 months old or older and which have become idle using the straight-line method for a period of at least six months. As of December 31, 2002, the Company has recognized an additional $2.4 million in depreciation expense due to this accelerated method on computers. The purpose for this change is to better reflect the depreciable life of a computer and to encourage the sale of older computers. Though this method will accelerate the depreciation expense on the affected computers, the Company does not expect it to have a material effect on its financial position, results of operations or cash flows in future periods.

     Rental merchandise which is damaged and inoperable, or not returned by the customer after becoming delinquent on payments, is written-off when such impairment occurs.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

  CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

  RENTAL REVENUE AND FEES

     Merchandise is rented to customers pursuant to rental-purchase agreements which provide for weekly or monthly rental terms with non-refundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rental revenue and fees are recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and Rent-A-Center cannot enforce collection for non-payment of rents.

     ColorTyme's revenue from the sale of rental merchandise is recognized upon shipment of the merchandise to the franchisee.

     Get It Now's revenue from the sale of merchandise through an installment credit sale is recognized at the time of the sale, as is the cost of the merchandise sold, net of a provision for uncollectable accounts.

  PROPERTY ASSETS AND RELATED DEPRECIATION

     Furniture, equipment and vehicles are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets (generally five years) by the straight-line method. Leasehold improvements are amortized over the term of the applicable leases by the straight-line method.

  INTANGIBLE ASSETS AND AMORTIZATION

     The Company adopted SFAS 142, "Goodwill and Other Intangible Assets," effective January 1, 2002 and has identified one reporting unit. In accordance with SFAS 142, the Company discontinued recording goodwill amortization effective January 1, 2002. Non-compete agreements, franchise network and customer relationships are amortized over two to five years, ten years and 18 to 24 months, respectively.

  ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates all long-lived assets, including all intangible assets and rental merchandise, for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amounts of such assets cannot be recovered by the undiscounted net cash flows they will generate.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company's objective in managing its exposure to fluctuations in interest rates is to decrease the volatility of earnings and cash flows associated with changes in the applicable rates. To achieve this objective, the Company has entered into interest-rate swap agreements. The interest-rate swaps are derivative instruments related to forecasted transactions and are considered to hedge future cash flows. The effective portion of any gains or losses are included in accumulated other comprehensive income (loss) until earnings are affected by the variability of cash flows. Any ineffective portion is recognized currently into earnings. The cash flows of the interest-rate swaps are expected to be effective in achieving offsetting cash flows attributable to fluctuations in the cash flows of the floating-rate senior credit facility. If it becomes probable a forecasted transaction will no longer occur, the interest-rate swap will continue to be carried on the balance sheet at fair value, and gains or losses that were deferred in accumulated other comprehensive income (loss) will be recognized immediately into earnings. If the interest-rate swaps are

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
terminated prior to their expiration dates, any cumulative gains and losses will be deferred and recognized into earnings over the remaining life of the underlying exposure. If the hedged liabilities are to be sold or extinguished, the Company will recognize the gain or loss on the designated financial instruments currently into earnings.

     Changes in the fair value of the effective cash flow hedges are recorded in accumulated other comprehensive income (loss). The effective portion that has been deferred in accumulated other comprehensive income (loss) will be reclassified to earnings when the hedged items impact earnings.

     The Company's adoption of SFAS No. 133 on January 1, 2001 resulted in the recognition of approximately $2.6 million, or $1.4 million after taxes, of derivative assets on the Company's consolidated balance sheet and $1.4 million of hedging gains included in accumulated other comprehensive income as the cumulative effect of a change in accounting principle.

     The interest-rate swaps were and are based on the same index as their respective underlying debt. The interest-rate swaps have been effective in achieving offsetting cash flows attributable to the fluctuations in the cash flows of the hedged risk, and no amount has been required to be reclassified from accumulated other comprehensive income (loss) into earnings for hedge ineffectiveness during the years ended December 31, 2001 and 2002. The interest-rate swap resulted in an increase of interest expense of $3.9 million and $9.4 million for the years ended December 31, 2001 and 2002, respectively. The fair value of the interest-rate swaps decreased by $6.3 million, net of tax, during the year ended December 31, 2001, and increased by $2.6 million, net of tax, during the year ended December 31, 2002, which have been recorded in accumulated other comprehensive income. The estimated net amount of existing loss expected to be reclassified into earnings during 2003 is approximately $3.7 million. During the year ended December 31, 2002, the amount of cash flow loss reclassified to earnings because it became probable that the original forecasted transaction would not occur was not material.

  INCOME TAXES

     The Company provides deferred taxes for temporary differences between the tax and financial reporting bases of assets and liabilities at the rate expected to be in effect when taxes become payable.

  EARNINGS PER COMMON SHARE

     Basic earnings per common share are based upon the weighted average number of common shares outstanding during each period presented. Diluted earnings per common share are based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options and the assumed conversion of convertible securities at the beginning of the year, or for the period outstanding during the year for current year issuances.

  ADVERTISING COSTS

     Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $61.2 million, $69.1 million, and $62.7 million in 2000, 2001 and 2002, respectively.

  STOCK-BASED COMPENSATION

     The Company has in place a long-term incentive plan for the benefit of certain key employees, consultants and directors, which is described more fully in Note K. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                      THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,           MARCH 31,
                                       ----------------------------   -------------------
                                        2000      2001       2002       2002       2003
                                       -------   -------   --------   --------   --------
                                                                          (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net earnings allocable to common
  stockholders
As reported..........................  $92,607   $50,809   $161,961   $38,571    $50,959
  Deduct: Total stock-based employee
     compensation under fair value
     based method for all awards, net
     of related tax expense..........   10,272     7,380     11,290     2,823      3,704
                                       -------   -------   --------   -------    -------
Pro forma............................  $82,335   $43,429   $150,671   $35,748    $47,255
                                       =======   =======   ========   =======    =======
  Basic earnings per common share
  As reported........................  $  3.79   $  1.97   $   5.51   $  1.57    $  1.46
  Pro forma..........................  $  3.37   $  1.68   $   5.13   $  1.46    $  1.35
  Diluted earnings per common share
  As reported........................  $  2.96   $  1.79   $   4.74   $  1.20    $  1.42
  Pro forma..........................  $  2.67   $  1.59   $   4.43   $  1.12    $  1.32

     The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 55.2% to 57.3%; risk-free interest rates of 6.5%, 4.2% to 5.3% and 3.5% to 5.5% for the years ended December 31, 2000, 2001, and 2002, respectively and 5.1% and 3.7% in March 31, 2002 and 2003, respectively; no dividend yield; and expected lives of seven years.

  USE OF ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues during the reporting period. Actual results could differ from those estimates.

  OTHER COMPREHENSIVE INCOME

     Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. The Company's other comprehensive income is attributed to changes in the fair value of interest rate swap agreements, net of tax.

  NEW ACCOUNTING PRONOUNCEMENTS

     Accounting for Costs Associated with Exit or Disposal Activities. In June 2002, the FASB issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities the Company initiates after that date.

     Stock-Based Employee Compensation. In December 2002, the FASB issued Statement 148 (SFAS 148), Accounting for Stock-Based Compensation -- Transition and Disclosure: an amendment of FASB Statement 123 (SFAS 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. The Company does not plan to change to the fair value based method of accounting for stock-based employee compensation at this time and have included the disclosure requirements of SFAS 148 in these financial statements.

     Accounting for Guarantees. In November 2002, the FASB issued FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company has historically issued guarantees related to ColorTyme franchisees and other limited purposes and does not anticipate FIN 45 will have a material effect on its 2003 financial statements. Disclosures required by FIN 45 are included in these financial statements.

     Consolidation of Variable Interest Entities. In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company is in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon its financial condition or results of operations.

  INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2002 and 2003, include all adjustments,

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
consisting only of those of a normal recurring nature, necessary to present fairly the Company's consolidated financial position as of March 31, 2003 and the results of their consolidated operations and cash flows for the three month periods ended March 31, 2002 and 2003. The results of operations for the three months ended March 31, 2003 and not necessarily indicative of the results to be expected for the full year.

NOTE B -- RENTAL MERCHANDISE

                                                                2001       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
On rent
  Cost......................................................  $885,015   $906,305
  Less accumulated depreciation.............................   353,388    396,121
                                                              --------   --------
                                                              $531,627   $510,184
                                                              ========   ========
Held for rent
  Cost......................................................  $156,013   $161,316
  Less accumulated depreciation.............................    33,939     39,776
                                                              --------   --------
                                                              $122,074   $121,540
                                                              ========   ========

RECONCILIATION OF RENTAL MERCHANDISE

                                                      2000        2001        2002
                                                    ---------   ---------   ---------
Beginning merchandise value.......................  $ 531,223   $ 587,232   $ 653,701
Inventory additions through acquisitions..........     13,074      17,734      18,469
Purchases.........................................    462,126     526,909     494,903
Depreciation of rental merchandise................   (299,298)   (343,197)   (383,400)
Cost of goods sold................................    (65,332)    (72,539)    (88,404)
Skip stolens......................................    (38,219)    (44,293)    (48,110)
Other inventory deletions(1)......................    (16,342)    (18,145)    (15,435)
                                                    ---------   ---------   ---------
Ending merchandise value..........................  $ 587,232   $ 653,701   $ 631,724
                                                    =========   =========   =========

---------------

(1) Other inventory deletions includes LDW claims and unrepairable and missing merchandise, as well as acquisition write-offs.

NOTE C -- PROPERTY ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Furniture and equipment.....................................  $ 94,689   $113,579
Transportation equipment....................................    27,384     24,972
Building and leasehold improvements.........................    85,699     99,025
Construction in progress....................................     6,083      1,013
                                                              --------   --------
                                                               213,855    238,589
Less accumulated depreciation...............................   106,972    132,640
                                                              --------   --------
                                                              $106,883   $105,949
                                                              ========   ========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

NOTE D -- INTANGIBLE ASSETS AND ACQUISITIONS

     Intangibles consist of the following (in thousands):

                                     DECEMBER 31, 2001         DECEMBER 31, 2002          MARCH 31, 2003
                                  -----------------------   -----------------------   -----------------------
                         AVG.      GROSS                     GROSS                     GROSS
                         LIFE     CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                        (YEARS)    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                        -------   --------   ------------   --------   ------------   --------   ------------
                                                                                            (UNAUDITED)
Amortizable intangible
  assets
  Franchise network...     10     $  3,000     $  1,650     $  3,000     $  1,950     $  3,000     $  2,025
  Non-compete
    agreements........      5        1,677        1,405        1,510        1,444        6,010        1,670
  Customer
    relationships.....    1.5        3,994        1,882       12,706        6,365       20,694        8,938
Intangible assets not
  subject to
  amortization
  Goodwill............             806,524       99,162      835,557       99,162      871,055       99,162
                                  --------     --------     --------     --------     --------     --------
Total intangibles.....            $815,195     $104,099     $852,773     $108,921     $900,759     $111,795
                                  ========     ========     ========     ========     ========     ========

Aggregate Amortization Expense
  Year ended December 31, 2001..............................  $30,194
  Year ended December 31, 2002..............................  $ 5,045
  Three months ended March 31, 2003.........................  $ 2,873

SUPPLEMENTAL INFORMATION REGARDING INTANGIBLE ASSETS AND AMORTIZATION.

     Estimated amortization expense, assuming current intangible balances and no new acquisitions, for each of the years ending December 31 is as follows:

                                                                   ESTIMATED
                                                              AMORTIZATION EXPENSE
                                                              --------------------
                                                                 (IN THOUSANDS)
2003........................................................        $ 9,201
2004........................................................          5,074
2005........................................................          1,427
2006........................................................          1,275
2007........................................................             94
                                                                    -------
Total.......................................................        $17,071
                                                                    =======

     Changes in the carrying amount of goodwill for the year ended December 31, 2002, and for the three months ended March 31, 2003 are as follows (in thousands):

Balance as of January 1, 2002...............................  $707,362
  Additions from acquisitions...............................    31,278
  Tax benefit not recorded from previous acquisition........    (6,125)
  Post purchase price allocation adjustments................     3,880
                                                              --------
Balance as of January 1, 2003...............................   736,395
  Additions from acquisitions...............................    35,498
                                                              --------
Balance as of March 31, 2003 (unaudited)....................  $771,893
                                                              ========

     There were no impairment losses to goodwill for the year ended December 31, 2002.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     In contrast to accounting standards in effect during 2000 and 2001, SFAS 142, Goodwill and Other Intangible Assets, which became effective beginning in 2002, provides that goodwill should not be amortized. Accordingly, with the adoption of SFAS 142 in 2002, the Company discontinued the amortization of goodwill. The information presented below reflects adjustments to information reported in 2000 and 2001 as if SFAS 142 had been applied in those years.

     Net earnings and earnings per common share, excluding the after tax effect of amortization expense related to goodwill, for the years ending December 31, 2000, 2001 and 2002 are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           2000          2001         2002
                                                        -----------   ----------   -----------
                                                                     (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net earnings.................................   $103,027      $66,217      $172,173
Goodwill amortization, net of tax.....................     24,323       24,892            --
                                                         --------      -------      --------
Adjusted net earnings.................................   $127,350      $91,109      $172,173
                                                         ========      =======      ========
BASIC EARNINGS PER COMMON SHARE:
Reported earnings per share...........................   $   3.79      $  1.97      $   5.51
Add back: Goodwill amortization, net of tax...........       1.00          .97            --
                                                         --------      -------      --------
Adjusted earnings per share...........................   $   4.79      $  2.94      $   5.51
                                                         ========      =======      ========
DILUTED EARNINGS PER COMMON SHARE:
Reported earnings per share...........................   $   2.96      $  1.79      $   4.74
Add back: Goodwill amortization, net of tax...........        .70          .67            --
                                                         --------      -------      --------
Adjusted earnings per share...........................   $   3.66      $  2.46      $   4.74
                                                         ========      =======      ========

  ACQUISITIONS

     The following table provides information concerning the acquisitions made during the years ended December 31, 2000, 2001 and 2002:

                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                            2000       2001       2002
                                                          --------   --------   --------
                                                          (DOLLAR AMOUNTS IN THOUSANDS)
Number of stores acquired...............................       74         95         83
Number of locations accounts were acquired from.........       73         90        126
Number of transactions..................................       35         52         53
Total purchase price....................................  $42,538    $49,835    $59,504
Amounts allocated to:
  Goodwill..............................................  $27,507    $29,845    $31,278
  Non-compete agreements................................       --         --         10
  Customer relationships................................    1,745      2,150      8,783
  Property assets.......................................      183         46        946
  Rental merchandise....................................   13,074     17,734     18,469
  Other assets..........................................       29         60         18

     Acquisitions during 2002 were not significant, individually or in the aggregate, to the Company's consolidated financial position or statement of operations as of December 31, 2002 and for the year then

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
ended. One of the transactions, which took place in June 2001, consisted of 54 stores, for approximately $21.0 million in cash. All acquisitions have been accounted for as purchases, and the operating results of the acquired businesses have been included in the financial statements since their date of acquisition.

NOTE E -- SENIOR CREDIT FACILITY

     The Company has a Senior Credit Facility (the "Facility") with a syndicate of banks. The Company also has other debt facilities. These facilities consist of the following:

                                               DECEMBER 31, 2001                    DECEMBER 31, 2002
                                       ----------------------------------   ----------------------------------
                            FACILITY   MAXIMUM      AMOUNT       AMOUNT     MAXIMUM      AMOUNT       AMOUNT
                            MATURITY   FACILITY   OUTSTANDING   AVAILABLE   FACILITY   OUTSTANDING   AVAILABLE
                            --------   --------   -----------   ---------   --------   -----------   ---------
                                                              (IN THOUSANDS)
Senior Credit Facility:
  Term Loan "B"...........    2006     $148,850    $148,850      $    --    $ 72,404    $ 72,404     $     --
  Term Loan "C"...........    2007      192,754     192,754           --     128,753     128,753           --
  Term Loan "D"...........    2007       86,396      86,396           --      48,343      48,343           --
  Tranche D LC(1).........    2007           --          --           --      80,000          --           --
  Revolver(2).............    2004      120,000          --       56,425     120,000          --      114,300
                                       --------    --------      -------    --------    --------     --------
                                        548,000     428,000       56,425     449,500     249,500      114,300
                                       ========    ========      =======    ========    ========     ========
Other Indebtedness:
  Line of credit..........               10,000          --       10,000      10,000          --       10,000
                                       --------    --------      -------    --------    --------     --------
Total Debt Facilities.....             $558,000    $428,000      $66,425    $459,500    $249,500     $124,300
                                       ========    ========      =======    ========    ========     ========

---------------

(1) On May 3, 2002, the Company amended the Facility to provide for a new Tranche D LC Facility in an aggregate amount at closing equal to $80.0 million to support its outstanding letters of credit. Under this new Tranche D LC Facility, in the event that a letter of credit is drawn upon, the Company has the right to either repay the Tranche D LC lenders the amount withdrawn or request a loan in that amount. Interest on any requested Tranche D LC loan accrues at an adjusted prime rate plus 1.75% or, at the Company's option, at the Eurodollar Rate plus 2.80%, with the entire amount of the Tranche D LC Facility due on December 31, 2007.

(2) At December 31, 2001 and 2002, the amounts available under the Company's revolving facility were reduced by approximately $63.6 million and $5.7 million, respectively, for outstanding letters of credit used to support the Company's insurance obligations. The Company provides assurance to its insurance providers that if they are not be able to draw funds from the Company for claims paid, they have the ability to draw against the Company's letters of credit. At that time, the Company would then owe the drawn amount to the financial institution providing the letter of credit. One of the Company's letters of credit is renewed automatically every year unless the Company notifies the institution not to renew. The other letter of credit expires in August 2003, but is automatically renewed each year for a one year period unless the institution notifies the Company no later than thirty days prior to the applicable expiration date that such institution does not elect to renew the letter of credit for such additional one year period.

     Borrowings under the Facility bear interest at varying rates equal to 0.50% to 2.00% over the designated prime rate (4.25% per annum at December 31, 2002) or 1.50% to 3.0% over LIBOR (1.38% at December 31, 2002) at the Company's option, and are subject to quarterly adjustments based on certain leverage ratios. For the year ended December 31, 2002, the average effective rate on outstanding borrowings under the senior credit facilities was 4.94%, before considering the interest rate swap agreements as described below, and 7.77%, after giving effect to the interest rate swap agreements in effect during 2002. A commitment fee equal to 0.25% to 0.50% of the unused portion of the revolving credit facility is payable quarterly.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     The Facility is collateralized by substantially all of the Company's tangible and intangible assets, and is unconditionally guaranteed by each of the Company's subsidiaries and parent corporation. In addition, the Facility contains several financial covenants as defined therein, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio, and a minimum consolidated fixed charge coverage ratio, as well as restrictions on capital expenditures, additional indebtedness, and the disposition of assets not in the ordinary course of business.

     The following are scheduled maturities of senior debt at December 31, 2002:

YEAR ENDING DECEMBER 31,                                      (IN THOUSANDS)
------------------------                                      --------------
2003........................................................     $  1,063
2004........................................................       13,040
2005........................................................       49,093
2006........................................................      114,111
2007........................................................       72,193
                                                                 --------
                                                                 $249,500
                                                                 ========

     To reduce its risk of greater interest expense because of floating-rate interest obligations under the Facility, the Company entered into three interest-rate swap agreements. One expired in 2001. The two remaining, with an aggregate notional amount of $250 million, expire in August ($140.0 million) and September ($110.0 million) of 2003. Those agreements effectively converted a portion of the Company's floating-rate interest obligations to fixed-rate interest obligations. The fixed Eurodollar Rate applicable to the $250 notional amount was 5.60% at December 31, 2001 and 2002. The interest-rate swaps had negative a fair value of $3.7 million, net of tax, at December 31, 2002.

NOTE F -- SUBORDINATED NOTES PAYABLE

     Rent-A-Center East had $271.8 million, net of discount, of subordinated notes outstanding, maturing on August 15, 2008, including $100.0 million which were issued in December 2001 at 99.5% of par. The notes require semi-annual interest-only payments at 11%, and are guaranteed by Rent-A-Center (the "Parent") and certain of Rent-A-Center East's direct and wholly-owned subsidiaries, consisting of ColorTyme, Rent-A-Center West, Inc., Get It Now, Rent-A-Center Texas, L.L.C. and Rent-A-Center Texas, L.P. (collectively, the "Subsidiary Guarantors" and, together with the Parent, the "Guarantors"). The notes are redeemable at Rent-A-Center East's option, at any time on or after August 15, 2003, at a set redemption price that varies depending upon the proximity of the redemption date to final maturity. Upon a change of control, the holders of the subordinated notes have the right to require Rent-A-Center East to redeem the notes.

     The notes contain restrictive covenants, as defined therein, including a consolidated interest coverage ratio and limitations on incurring additional indebtedness, selling assets of the Subsidiary Guarantors, granting liens to third parties, making restricted payments and engaging in a merger or selling substantially all of Rent-A-Center East's assets.

     The Parent and the Subsidiary Guarantors have fully, jointly and severally, and unconditionally guaranteed the obligations of Rent-A-Center East with respect to these notes. The only direct or indirect subsidiaries of the Parent that are not Guarantors are minor subsidiaries. There are no restrictions on the ability of any of the Guarantors to transfer funds to Rent-A-Center East in the form of loans, advances or dividends, except as provided by applicable law.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     Set forth below is certain condensed consolidating financial information as of December 31, 2001 and 2002 and March 31, 2003, and for each of the three years in the period ended December 31, 2002 and for the three months ended March 31, 2002 and 2003. The financial information includes the Subsidiary Guarantors from the dates they were acquired or formed by Rent-A-Center and Rent-A-Center East and is presented using the push-down basis of accounting.

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                    PARENT     RENT-A-CENTER   SUBSIDIARY    CONSOLIDATING
                                   COMPANY         EAST        GUARANTORS     ADJUSTMENTS      TOTALS
                                  ----------   -------------   -----------   -------------   ----------
                                                             (IN THOUSANDS)
DECEMBER 31, 2001
Merchandise inventory, net......  $  653,701    $       --      $     --       $      --     $  653,701
Intangible assets, net..........     367,271            --       343,825              --        711,096
Other assets....................     578,077            --        18,788        (341,742)       255,123
                                  ----------    ----------      --------       ---------     ----------
          Total assets..........  $1,599,049    $       --      $362,613       $(341,742)    $1,619,920
                                  ==========    ==========      ========       =========     ==========
Senior Debt.....................  $  428,000    $       --      $     --       $      --     $  428,000
Other liabilities...............     489,174            --         5,458              --        494,632
Preferred stock.................     291,910            --            --              --        291,910
Stockholder's equity............     389,965            --       357,155        (341,742)       405,378
                                  ----------    ----------      --------       ---------     ----------
          Total liabilities and
            equity..............  $1,599,049    $       --      $362,613       $(341,742)    $1,619,920
                                  ==========    ==========      ========       =========     ==========
DECEMBER 31, 2002
Merchandise inventory, net......  $       --    $  630,256      $  1,468       $      --     $  631,724
Intangible assets, net..........          --       400,327       343,525              --        743,852
Other assets....................     417,507       121,758        42,953        (341,742)       240,476
                                  ----------    ----------      --------       ---------     ----------
          Total assets..........  $  417,507    $1,152,341      $387,946       $(341,742)    $1,616,052
                                  ==========    ==========      ========       =========     ==========
Senior Debt.....................  $       --    $  249,500      $     --       $      --     $  249,500
Other liabilities...............          --       495,511        28,639              --        524,150
Preferred stock.................           2            --            --              --              2
Stockholder's equity............     417,505       407,330       359,307        (341,742)       842,400
                                  ----------    ----------      --------       ---------     ----------
          Total liabilities and
            equity..............  $  417,507    $1,152,341      $387,946       $(341,742)    $1,616,052
                                  ==========    ==========      ========       =========     ==========
MARCH 31, 2003 (UNAUDITED)
Merchandise inventory, net......  $       --    $  503,387      $189,937       $      --     $  693,324
Intangible assets, net..........          --       355,221       433,743              --        788,964
Other assets....................     423,825       127,871        37,376        (341,742)       247,330
                                  ----------    ----------      --------       ---------     ----------
          Total assets..........  $  423,825    $  986,479      $661,056       $(341,742)    $1,729,618
                                  ==========    ==========      ========       =========     ==========
Senior debt.....................  $       --    $  249,500      $     --       $      --     $  249,500
Other liabilities...............          --       386,920       205,267              --        592,187
Preferred stock.................           2            --            --              --              2
Stockholders' equity............     423,823       350,059       455,789        (341,742)       887,929
                                  ----------    ----------      --------       ---------     ----------
          Total liabilities and
            equity..............  $  423,825    $  986,479      $661,056       $(341,742)    $1,729,618
                                  ==========    ==========      ========       =========     ==========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                   PARENT     RENT-A-CENTER   SUBSIDIARY
                                                  COMPANY         EAST        GUARANTORS     TOTAL
                                                 ----------   -------------   ----------   ----------
                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2000
Total revenues.................................  $1,543,848    $       --      $ 57,766    $1,601,614
Direct store expenses..........................   1,230,864            --            --     1,230,864
Other..........................................     205,342            --        62,381       267,723
                                                 ----------    ----------      --------    ----------
Net earnings (loss)............................  $  107,642    $       --      $ (4,615)   $  103,027
                                                 ==========    ==========      ========    ==========
YEAR ENDED DECEMBER 31, 2001
Total revenues.................................  $1,749,060    $       --      $ 59,468    $1,808,528
Direct store expenses..........................   1,435,138            --            --     1,435,138
Other..........................................     243,266            --        63,907       307,173
                                                 ----------    ----------      --------    ----------
Net earnings (loss)............................  $   70,656    $       --      $ (4,439)   $   66,217
                                                 ==========    ==========      ========    ==========
YEAR ENDED DECEMBER 31, 2002
Total revenues.................................  $       --    $1,946,601      $ 63,443    $2,010,044
Direct store expenses..........................          --     1,538,293         3,776     1,542,069
Other..........................................          --       238,288        57,514       295,802
                                                 ----------    ----------      --------    ----------
Net earnings...................................  $       --    $  170,020      $  2,153    $  172,173
                                                 ==========    ==========      ========    ==========
THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)
Total revenues.................................  $  483,924    $       --      $ 14,686    $  498,610
Direct store expenses..........................     381,824            --            --       381,824
Other expenses.................................      60,570            --        12,653        73,223
                                                 ----------    ----------      --------    ----------
Net earnings...................................  $   41,530    $       --      $  2,033    $   43,563
                                                 ==========    ==========      ========    ==========
THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)
Total revenues.................................  $       --    $  400,263      $166,143    $  566,406
Direct store expenses..........................          --       297,466       141,469       438,935
Other expenses.................................          --        50,274        26,238        76,512
                                                 ----------    ----------      --------    ----------
Net earnings (loss)............................  $       --    $   52,523      $ (1,564)   $   50,959
                                                 ==========    ==========      ========    ==========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                 PARENT     RENT-A-CENTER   SUBSIDIARY
                                                 COMPANY        EAST        GUARANTORS     TOTAL
                                                ---------   -------------   ----------   ---------
                                                                  (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2000
Net cash provided by operating activities.....  $ 185,719     $      --      $  5,844    $ 191,563
                                                ---------     ---------      --------    ---------
Cash flows from investing activities
  Purchase of property assets.................    (37,843)           --           (94)     (37,937)
  Acquisitions of businesses..................    (42,538)           --            --      (42,538)
  Other.......................................      1,403            --            --        1,403
                                                ---------     ---------      --------    ---------
Net cash used in investing activities.........    (78,978)           --           (94)     (79,072)
Cash flows from financing activities
  Proceeds from debt..........................    242,975            --            --      242,975
  Repayments of debt..........................   (349,084)           --            --     (349,084)
  Exercise of stock options...................      8,434            --            --        8,434
  Intercompany advances.......................      5,750            --        (5,750)          --
                                                ---------     ---------      --------    ---------
Net cash used in financing activities.........    (91,925)           --        (5,750)     (97,675)
                                                ---------     ---------      --------    ---------
Net increase in cash and cash equivalents.....     14,816            --            --       14,816
Cash and cash equivalents at beginning of
  year........................................     21,679            --            --       21,679
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at end of year......  $  36,495     $      --      $     --    $  36,495
                                                =========     =========      ========    =========
YEAR ENDED DECEMBER 31, 2001
Net cash provided by operating activities.....  $ 169,178     $      --      $  6,552    $ 175,730
                                                ---------     ---------      --------    ---------
Cash flows from investing activities
  Purchase of property assets.................    (57,477)           --           (55)     (57,532)
  Acquisitions of businesses..................    (49,835)           --            --      (49,835)
  Other.......................................        706            --            --          706
                                                ---------     ---------      --------    ---------
Net cash used in investing activities.........   (106,606)           --           (55)    (106,661)
Cash flows from financing activities
  Purchase of treasury stock..................    (25,000)           --            --      (25,000)
  Exercise of stock options...................     20,317            --            --       20,317
  Repayments of debt..........................   (138,051)           --            --     (138,051)
  Proceeds from debt..........................     99,506            --            --       99,506
  Proceeds from issuance of common stock......     45,622            --            --       45,622
  Intercompany advances.......................      6,497            --        (6,497)          --
                                                ---------     ---------      --------    ---------
Net cash provided by (used in) financing
  activities..................................      8,891            --        (6,497)       2,394
                                                ---------     ---------      --------    ---------
Net increase in cash and cash equivalents.....     71,463            --            --       71,463
Cash and cash equivalents at beginning of
  year........................................     36,495            --            --       36,495
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at end of year......  $ 107,958     $      --      $     --    $ 107,958
                                                =========     =========      ========    =========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                                                 PARENT     RENT-A-CENTER   SUBSIDIARY
                                                 COMPANY        EAST        GUARANTORS     TOTAL
                                                ---------   -------------   ----------   ---------
                                                                  (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2002
Net cash provided by operating activities.....  $      --     $ 288,843      $  5,647    $ 294,490
                                                ---------     ---------      --------    ---------
Cash flows from investing activities
  Purchase of property assets.................         --       (36,895)         (701)     (37,596)
  Acquisitions of businesses..................         --       (59,504)           --      (59,504)
  Other.......................................         --           398            --          398
                                                ---------     ---------      --------    ---------
Net cash used in investing activities.........         --       (96,001)         (701)     (96,702)
Cash flows from financing activities
  Purchase of treasury stock..................         --       (65,565)           --      (65,565)
  Exercise of stock options...................         --        26,792            --       26,792
  Repayments of debt..........................         --      (178,500)           --     (178,500)
  Repurchase of senior subordinated notes, net
     of loss..................................         --        (2,750)           --       (2,750)
  Intercompany advances.......................         --         4,946        (4,946)          --
                                                ---------     ---------      --------    ---------
Net cash used in financing activities.........         --      (215,077)       (4,946)    (220,023)
                                                ---------     ---------      --------    ---------
Net decrease in cash and cash equivalents.....         --       (22,235)           --      (22,235)
Cash and cash equivalents at beginning of
  year........................................         --       107,958            --      107,958
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at end of year......  $      --     $  85,723      $     --    $  85,723
                                                =========     =========      ========    =========
THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)
Net cash provided by operating activities.....  $  96,052     $      --      $    279    $  96,331
                                                ---------     ---------      --------    ---------
Cash flows from investing activities
  Purchase of property assets.................     (8,811)           --           711       (8,100)
  Acquisitions of businesses, net of cash
     acquired.................................     (3,549)           --            --       (3,549)
  Other.......................................        374            --            --          374
                                                ---------     ---------      --------    ---------
Net cash provided by (used in) investing
  activities..................................    (11,986)           --           711      (11,275)
Cash flows from financing activities
  Purchase of treasury stock..................    (34,724)           --            --      (34,724)
  Exercise of stock options...................      8,974            --            --        8,974
  Intercompany advances.......................        990            --          (990)          --
                                                ---------     ---------      --------    ---------
Net cash used in financing activities.........    (24,760)           --          (990)     (25,750)
                                                ---------     ---------      --------    ---------
Net increase in cash and cash equivalents.....     59,306            --            --       59,306
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at beginning of
  period......................................    107,958            --            --      107,958
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at end of period....  $ 167,264     $      --      $     --    $ 167,264
                                                =========     =========      ========    =========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                                                 PARENT     RENT-A-CENTER   SUBSIDIARY
                                                 COMPANY        EAST        GUARANTORS     TOTAL
                                                ---------   -------------   ----------   ---------
                                                                  (IN THOUSANDS)
THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)
Net cash provided by operating activities.....  $      --     $  89,864      $ 34,926    $ 124,790
                                                ---------     ---------      --------    ---------
Cash flows from investing activities
  Purchase of property assets.................         --        (6,730)       (2,515)      (9,245)
  Acquisitions of businesses, net of cash
     acquired.................................         --       (60,504)      (30,561)     (91,065)
  Other.......................................         --           163            60          223
                                                ---------     ---------      --------    ---------
Net cash used in investing activities.........         --       (67,071)      (33,016)    (100,087)
Cash flows from financing activities
  Purchase of treasury stock..................    (13,438)           --            --      (13,438)
  Exercise of stock options...................      6,163            --            --        6,163
  Intercompany advances.......................      7,275        (5,365)       (1,910)          --
                                                ---------     ---------      --------    ---------
Net cash used in financing activities.........         --        (5,365)       (1,910)      (7,275)
                                                ---------     ---------      --------    ---------
Net increase in cash and cash equivalents.....         --        17,428            --       17,428
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at beginning of
  period......................................         --        85,723            --       85,723
                                                ---------     ---------      --------    ---------
Cash and cash equivalents at end of period....  $      --     $ 103,151      $     --    $ 103,151
                                                =========     =========      ========    =========

NOTE G -- ACCRUED LIABILITIES

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Taxes other than income.....................................  $ 19,071   $ 22,719
Income taxes payable........................................     7,081         --
Accrued litigation costs....................................    59,044      1,667
Accrued insurance costs.....................................    36,634     49,883
Accrued interest payable....................................    10,618     13,684
Accrued compensation and other..............................    37,748     34,764
                                                              --------   --------
                                                              $170,196   $122,717
                                                              ========   ========

     Included in the $59.0 million of accrued litigation cost in 2001 is approximately $52.0 million related to the gender discrimination class action litigation settlements as more fully described in Note J.

NOTE H -- REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK

     In connection with the issuance of Rent-A-Center's Series A preferred stock in August 1998, Rent-A-Center entered into a registration rights agreement with affiliates of Apollo Management IV, L.P. ("Apollo") which, among other things, granted them two rights to request that their shares be registered, and a registration rights agreement with an affiliate of Bear Stearns, which granted them the right to participate in any company-initiated registration of shares, subject to certain exceptions. In May 2002, Apollo exercised one of their two rights to request that their shares be registered and an affiliate of Bear Stearns elected to participate in such registration. In connection therewith, Apollo and the affiliate of Bear Stearns converted 97,197 shares of Rent-A-Center's Series A preferred stock held by them into

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

3,500,000 shares of Rent-A-Center's common stock, which they sold in the May 2002 public offering that was the subject of Apollo's request. Rent-A-Center did not receive any of the proceeds from this offering.

     On August 5, 2002, the first date on which Rent-A-Center had the right to optionally redeem the shares of Series A preferred stock, the holders of Rent-A-Center's Series A preferred stock converted all but two shares of Rent-A-Center's Series A preferred stock held by them into 7,281,548 shares of Rent-A-Center's common stock. As a result, the dividend on Rent-A-Center's Series A preferred stock has been substantially eliminated for future periods.

     Rent-A-Center's Series A preferred stock is convertible, at any time, into shares of Rent-A-Center's common stock at a conversion price equal to $27.935 per share, and has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. No distributions may be made to holders of common stock until the holders of the Series A preferred stock have received the liquidation preference. Dividends accrue on a quarterly basis, at the rate of $37.50 per annum, per share. Rent-A-Center accounts for shares of preferred stock distributed as dividends in-kind at the greater of the stated value or the value of the common stock obtainable upon conversion on the payment date. During 2001 and 2002, Rent-A-Center paid approximately $10.7 million and $8.2 million in Series A preferred dividends by issuing 10,678 and 8,151 shares of Series A preferred stock, respectively. At December 31, 2001 and 2002, Rent-A-Center had 292,434 and two shares, respectively, of its Series A preferred stock outstanding.

     Holders of the Series A preferred stock are entitled to two seats on Rent-A-Center's Board of Directors, and are entitled to vote on all matters presented to the holders of Rent-A-Center's common stock. The number of votes per Series A preferred share is equal to the number of votes associated with the underlying voting common stock into which the Series A preferred stock is convertible.

NOTE I -- INCOME TAXES

     The income tax provision reconciled to the tax computed at the statutory Federal rate is:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
Tax at statutory rate.......................................  35.0%    35.0%    35.0%
State income taxes, net of federal benefit..................   5.5%     5.7%     4.6%
Effect of foreign operations, net of foreign tax credits....   0.2%     0.8%     0.1%
Goodwill amortization.......................................   5.0%     5.8%     0.0%
Other, net..................................................   1.3%    (0.4%)    0.4%
                                                              -----    -----    -----
Total.......................................................  47.0%    46.9%    40.1%
                                                              =====    =====    =====

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     The components of the income tax provision are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000      2001       2002
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
Current expense
  Federal..............................................  $ 6,099   $24,073   $ 11,211
  State................................................    5,637     8,795      9,625
  Foreign..............................................    1,894     1,865      1,855
                                                         -------   -------   --------
     Total current.....................................   13,630    34,733     22,691
                                                         -------   -------   --------
Deferred expense
  Federal..............................................   68,406    22,400     84,368
  State................................................    9,332     1,456      9,211
                                                         -------   -------   --------
     Total deferred....................................   77,738    23,856     93,579
                                                         -------   -------   --------
     Total.............................................  $91,368   $58,589   $116,270
                                                         =======   =======   ========

     Deferred tax assets and liabilities consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2002
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Deferred tax assets
  State net operating loss carryforwards....................  $  2,656   $   1,698
  Accrued expenses..........................................    49,187          --
  Intangible assets.........................................    17,561      11,115
  Property assets...........................................    23,393      22,791
  Other tax credit carryforwards............................     5,862          --
  Unrealized loss on interest rate swap agreements..........     3,872       2,537
                                                              --------   ---------
                                                               102,531      38,141
Deferred tax liabilities
  Rental merchandise........................................   (93,759)    (70,085)
  Accrued expenses..........................................        --     (54,198)
                                                              --------   ---------
                                                               (93,759)   (124,283)
                                                              --------   ---------
     Net deferred taxes.....................................  $  8,772   $ (86,142)
                                                              ========   =========

     The Company has no alternative minimum tax credit carryforwards, but does have various state net operating loss carryforwards.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The Company leases its office and store facilities and most delivery vehicles. Rental expense was $105.6 million, $127.6 million and $138.0 million for 2000, 2001, and 2002, respectively. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at December 31, 2002 are as follows:

YEAR ENDING
DECEMBER 31,                                                  (IN THOUSANDS)
------------                                                  --------------
2003........................................................     $128,535
2004........................................................      103,501
2005........................................................       77,545
2006........................................................       43,518
2007........................................................       16,502
Thereafter..................................................        3,459
                                                                 --------
                                                                 $373,060
                                                                 ========

     From time to time, Rent-A-Center, along with its subsidiaries, is party to various legal proceedings arising in the ordinary course of business. Rent-A-Center is currently a party to the following material litigation:

     Colon v. Thorn Americas, Inc. In November 1997, the plaintiffs filed this statutory compliance class action lawsuit in New York alleging various statutory violations of New York consumer protection laws. The plaintiffs are seeking damages compensatory, punitive damages, interest, attorney's fees and certain injunctive relief. Although Rent-A-Center intends to vigorously defend itself in this action, the ultimate outcome cannot presently be determined, and there can be no assurance that Rent-A-Center will prevail without liability.

     Walker, et. al. v. Rent-A-Center, Inc. In January 2002, a putative class action was filed against Rent-A-Center and certain of its current and former officers alleging that the defendants violated Section 10(b) and/or Section 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by issuing false and misleading statements and omitting material facts regarding Rent-A-Center's financial performance and prospects for the third and fourth quarters of 2001, as well as Sections 11, 12(a)(2) and 5 of the Securities Act of 1933 as a result of alleged misrepresentations and omissions in connection with an offering in May 2001. The complaint purports to be brought on behalf of all purchasers of Rent-A-Center's common stock from April 25, 2001 through October 8, 2001 and seeks damages in unspecified amounts. Rent-A-Center intends to vigorously defend itself in this matter. However, there can be no assurance that Rent-A-Center will prevail without liability.

     Gregory Griffin, et. al. v. Rent-A-Center, Inc. On June 25, 2002, a suit originally filed by Gregory Griffin in state court in Philadelphia, Pennsylvania was amended to seek relief both individually and on behalf of a class of customers in Pennsylvania, alleging that the Company violated the Pennsylvania Goods and Services Installment Sales Act and the Pennsylvania Unfair Trade Practices and Consumer Protection Law. The amended complaint asserts that the Company's rental purchase transactions are, in fact, retail installment sales transactions, and as such, are not governed by the Pennsylvania Rental-Purchase Agreement Act, which was enacted after the adoption of the Pennsylvania Goods and Services Installment Sales Act and the Pennsylvania Unfair Trade Practices Act. Griffin's suit seeks class-wide remedies, including injunctive relief, unspecified statutory, actual and treble damages, as well as attorney's fees and costs. The Company intends to vigorously defend itself in this case. However, the Company cannot assure you that it will be found to have no liability in this matter.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     State Wage and Hour Class Actions. On August 20, 2001, a putative class action was filed against the Company in state court in Multnomah County, Oregon entitled Rob Pucci, et. al. v. Rent-A-Center, Inc. alleging violations of Oregon state law regarding overtime, lunch and work breaks and failure to timely pay all wages due to Company employees in Oregon. The Company is subject to a similar suit pending in Clark County, Washington entitled Kevin Rose, et al. v. Rent-A-Center, Inc., et al. and two similar suits pending in Los Angeles, California entitled Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al. and Israel French, et al. v. Rent-A-Center, Inc., each of which allege similar violations of the wage and hour laws of those respective states. The Company intends to vigorously defend itself in these matters. However, given the early stage of these proceedings, there can be no assurance that the Company will prevail without liability.

     An adverse ruling in one or more of the aforementioned cases could have a material and adverse effect on the Company's consolidated financial statements.

     Wisconsin Attorney General Proceeding. In August 1999, the Wisconsin Attorney General filed suit against Rent-A-Center and its subsidiary ColorTyme in Wisconsin, alleging that its rent-to-rent transaction violates the Wisconsin Consumer Act and the Wisconsin Deceptive Advertising Statute. On November 12, 2002, Rent-A-Center and ColorTyme signed a settlement agreement for this suit with the Attorney General, which was approved by the court on the same day. Under the terms of the settlement, Rent-A-Center created a restitution fund in the amount of $7.0 million and paid $1.4 million to the state of Wisconsin for fines, penalties, costs and fees.

     Gender Discrimination Actions. In June 2002, the Company agreed to settle the Wilfong and Tennessee EEOC gender discrimination matters for an aggregate of $47.0 million, including attorneys fees. The settlement contemplated dismissal of the Bunch proceeding, a similar suit for gender discrimination pending in a separate federal district court, and provided for a separate $2.0 million dispute resolution fund for the Bunch plaintiffs, which was subsequently approved by the Bunch court. On October 4, 2002, the court in the Wilfong matter approved the settlement the Company had reached with the Wilfong plaintiffs and entered a final judgment. The Company funded the settlement as provided for in the settlement agreement in December 2002. As contemplated by the Wilfong settlement, the Tennessee EEOC action was dismissed in December 2002, and the Bunch matter will be dismissed in the near future.

     The Company is also involved in various other legal proceedings, claims and litigation arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

     ColorTyme is a party to an agreement with Textron Financial Corporation, who provides $40.0 million in financing to qualifying franchisees of ColorTyme of up to five times their average monthly revenues. Under this on going agreement, upon an event of default by the franchisee under agreements governing this financing and upon the occurrence of certain other events, Textron may assign the loans and the collateral securing such loans to ColorTyme, with ColorTyme then succeeding to the rights of Textron under the debt agreements, including the rights to foreclose on the collateral. An additional $10.0 million of financing is provided by Texas Capital Bank, National Association under an agreement similar to the Textron financing. Rent-A-Center guarantees the obligations of ColorTyme under these agreements, excluding the effects of any amounts that could be recovered under collateralization provisions, up to a maximum amount of $50.0 million, of which $33.8 million was outstanding as of December 31, 2002. Mark E. Speese, Rent-A-Center's Chairman of the Board and Chief Executive Officer, is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

NOTE K -- STOCK BASED COMPENSATION

     Rent-A-Center's long-term incentive plan (the "Plan") for the benefit of certain key employees, consultants and directors provides the Board of Directors broad discretion in creating equity incentives. Under the plan, 7,900,000 shares of Rent-A-Center's common stock are reserved for issuance under stock options, stock appreciation rights or restricted stock grants. Options granted to employees under the Plan become exercisable over a period of one to five years from the date of grant and may be exercised up to a maximum of 10 years from date of grant. Options granted to directors are exercisable immediately. There have been no grants of stock appreciation rights and all options have been granted with fixed prices. At December 31, 2002, there were 1,565,189 shares available for issuance under the Plan. However, pursuant to the terms of the Plan, when an optionee leaves the Company's employ, unvested options granted to that employee terminate and become available for re-issuance under the Plan. Vested options not exercised within 90 days from the date the optionee leaves the Company's employ terminate and become available for re-issuance under the Plan.

     Information with respect to stock option activity is as follows:

                                            2000                    2001                    2002
                                    ---------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                      SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                                    ----------   --------   ----------   --------   ----------   --------
Outstanding at beginning of
  year............................   3,590,038    $23.57     3,790,275    $24.32     3,957,940    $28.43
Granted...........................   1,782,500     24.40     2,219,000     33.83     1,393,375     47.43
Exercised.........................    (427,700)    21.34      (852,309)    23.10    (1,029,864)    25.96
Forfeited.........................  (1,154,563)    23.60    (1,199,026)    29.20      (870,375)    34.44
                                    ----------              ----------              ----------
Outstanding at end of year........   3,790,275    $24.32     3,957,940    $28.43     3,451,076    $35.32
                                    ==========              ==========              ==========
Options exercisable at end of
  year............................   1,097,961    $23.04       954,812    $24.14       852,763    $27.13
                                    ==========              ==========              ==========

     The weighted average fair value per share of options granted during 2000, 2001 and 2002 was $14.97, $20.34, and $29.10, respectively, all of which were granted at market value. Information about stock options outstanding at December 31, 2002 is summarized as follows:

                                                             OPTIONS OUTSTANDING
                                              -------------------------------------------------
                                                            WEIGHTED AVERAGE
                                                NUMBER         REMAINING       WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                      OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE
------------------------                      -----------   ----------------   ----------------
$3.34 to $6.67..............................      27,850       2.36 years           $ 6.67
$6.68 to $18.50.............................     172,205       6.56 years           $16.18
$18.51 to $28.50............................   1,291,138       8.02 years           $24.56
$28.51 to $33.88............................     679,433       8.28 years           $33.16
$33.89 to $49.05............................     405,950       8.42 years           $45.50
$49.06 to $61.78............................     874,500       9.54 years           $52.83
                                               ---------
                                               3,451,076
                                               =========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                                                                  OPTIONS EXERCISABLE
                                                             ------------------------------
                                                               NUMBER      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                                     EXERCISABLE    EXERCISE PRICE
------------------------                                     -----------   ----------------
$3.34 to $6.67.............................................     27,850          $ 6.67
$6.68 to $18.50............................................     78,705          $16.23
$18.51 to $28.50...........................................    512,450          $25.26
$28.51 to $33.88...........................................    152,933          $32.62
$33.89 to $49.05...........................................     80,825          $46.26
                                                               -------
                                                               852,763
                                                               =======

     During 2000 and 2001, Rent-A-Center issued 25,000 and 12,500 options, respectively, to a non-employee for services. The options were valued at $65,000 and $168,378. No options were issued to non-employees during 2002. The expense related to these option agreements is recognized over the service period.

NOTE L -- EMPLOYEE BENEFIT PLAN

     Rent-A-Center sponsors a defined contribution pension plan under Section 401(k) of the Internal Revenue Code for all employees who have completed at least three months of service. Employees may elect to contribute up to 20% of their eligible compensation on a pre-tax basis, subject to limitations. Rent-A-Center may make discretionary matching contributions to the 401(k) plan. During 2000, 2001 and 2002, Rent-A-Center made matching cash contributions of $2.5 million, $3.3 million, and $3.7 million, respectively, which represents 50% of the employees' contributions to the 401(k) plan up to an amount not to exceed 4% of each employee's respective compensation. Since March 15, 2000, employees have been permitted to elect to purchase Rent-A-Center common stock as part of their 401(k) plan. As of December 31, 2001 and 2002, respectively, 10.8% and 14.0% of the total plan assets consisted of the Company's common stock.

NOTE M -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and cash equivalents, senior debt, subordinated notes payable and interest rate swap agreements. The carrying amount of cash and cash equivalents approximates fair value at December 31, 2001 and 2002, because of the short maturities of these instruments. The Company's senior debt is variable rate debt that reprices frequently and entails no significant change in credit risk, and as a result, fair value approximates carrying value. The fair value of the subordinated notes payable is estimated based on discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. At December 31, 2002, the fair value of the subordinated notes was $292.7 million, which is $20.9 million above their carrying value of $271.8 million. Information relating to the fair value of the Company's interest rate swap agreements is set forth in Note E.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

NOTE N -- EARNINGS PER COMMON SHARE

     Summarized basic and diluted earnings per common share were calculated as follows:

                                                         NET EARNINGS     SHARES     PER SHARE
                                                        --------------   --------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31, 2000
Basic earnings per common share.......................     $ 92,607       24,432       $3.79
Effect of dilutive stock options......................           --          433
Effect of preferred dividend..........................       10,420        9,947
                                                           --------       ------
Diluted earnings per common share.....................     $103,027       34,812       $2.96
                                                           ========       ======       =====
YEAR ENDED DECEMBER 31, 2001
Basic earnings per common share.......................     $ 50,809       25,846       $1.97
Effect of dilutive stock options......................           --          908
Effect of preferred dividend..........................       15,408       10,325
                                                           --------       ------
Diluted earnings per common share.....................     $ 66,217       37,079       $1.79
                                                           ========       ======       =====
YEAR ENDED DECEMBER 31, 2002
Basic earnings per common share.......................     $161,961       29,383       $5.51
Effect of dilutive stock options......................           --          495
Effect of preferred dividend..........................       10,212        6,468
                                                           --------       ------
Diluted earnings per common share.....................     $172,173       36,346       $4.74
                                                           ========       ======       =====
THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)
Basic earnings per common share.......................     $ 38,571       24,515       $1.57
Effect of dilutive stock options......................           --        1,239
Effect of preferred dividend..........................        4,992       10,567
                                                           --------       ------
Diluted earnings per common share.....................     $ 43,563       36,321       $1.20
                                                           ========       ======       =====
THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)
Basic earnings per common share.......................     $ 50,959       34,896       $1.46
Effect of dilutive stock options......................           --        1,040
Effect of preferred dividend..........................           --           --
                                                           --------       ------
Diluted earnings per common share.....................     $ 50,959       35,936       $1.42
                                                           ========       ======       =====

     For the three years ended December 31, 2000, 2001, and 2002 and for the three months ended March 31, 2002 and 2003, the number of stock options that were outstanding but not included in the computation of diluted earnings per common share because their exercise price was greater than the average market price of the common stock and, therefore anti-dilutive, was 1,485,118, 628,000, 874,500, 577,000 and 932,000, respectively.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

NOTE O -- UNAUDITED QUARTERLY DATA

     Summarized quarterly financial data for 2001 and 2002 is as follows:

                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                  -----------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31, 2001(1)
Revenues........................................   $439,702      $442,759      $447,074      $478,993
Operating profit................................     62,485        66,640        32,372        23,089
Net earnings....................................     24,998        27,545         9,974         3,700
Basic earnings per common share.................       0.83          0.88          0.27          0.01
Diluted earnings per common share...............       0.69          0.74          0.26          0.10

                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                  -----------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31, 2002
Revenues........................................   $498,610      $494,660      $494,561      $522,213
Operating profit................................     88,296        88,240        84,087        89,826
Net earnings....................................     43,563        41,943        41,449        45,218
Basic earnings per common share.................       1.57          1.48          1.24          1.29
Diluted earnings per common share...............       1.20          1.14          1.14          1.26

---------------

(1) Includes the effects of a pre-tax legal settlement of $52.0 million associated with a 2001 settlement of a class action lawsuit in the state of Missouri, Illinois and Tennessee.

NOTE P -- RELATED PARTY TRANSACTIONS

     On October 8, 2001, Rent-A-Center announced the retirement of J. Ernest Talley as its Chairman and Chief Executive Officer, and the appointment of Mark
E. Speese as its new Chairman and Chief Executive Officer. In connection with Mr. Talley's retirement, Rent-A-Center's Board of Directors approved the repurchase of $25.0 million worth of shares of its common stock beneficially held by Mr. Talley at a purchase price equal to the average closing price of its common stock over the 10 trading days beginning October 9, 2001, subject to a maximum of $27.00 per share and a minimum of $20.00 per share. Under this formula, the purchase price for the repurchase was calculated at $20.258 per share. Accordingly, on October 23, 2001, Rent-A-Center repurchased 493,632 shares of its common stock beneficially held by Mr. Talley at $20.258 per share for a total purchase price of $10.0 million, and on November 30, 2001, repurchased an additional 740,448 shares of its common stock beneficially held by Mr. Talley at $20.258 per share, for a total purchase price of an additional $15.0 million. Rent-A-Center also had the option to repurchase all of the remaining 1,714,086 shares of its common stock beneficially held by Mr. Talley at $20.258 per share for $34.7 million by February 5, 2002. Rent-A-Center exercised this option on January 25, 2002 and repurchased the remaining shares on January 30, 2002.

     One of Rent-A-Center's directors serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of Rent-A-Center's lenders. Intrust Bank, N.A. was a $10.7 million participant in Rent-A-Center's senior credit facility as of December 31, 2002. Rent-A-Center also maintains a $10.0 million revolving line of credit with Intrust Bank, N.A. Although from time to time Rent-A-Center may draw funds from the revolving line of credit, no funds were advanced as of December 31, 2002. In addition, Intrust Bank, N.A. serves as trustee of Rent-A-Center's 401(k) plan.

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

     In June 2000, Rent-A-Center purchased stores from Portland II RAC, Inc. and Wilson Enterprises of Maine, Inc., each of which were ColorTyme franchisees, for $19.4 million in cash based upon a purchase formula established at the time of the Thorn Americas acquisition. Rent-A-Center's current president held approximately 15% of the stock of each of the franchisees and received $1,833,046 in cash as a result of the purchase. In July 2000, partners of Rent-A-Center's President purchased his 33 1/3% interest in CTME, LLC, another of the ColorTyme's franchisees, for $37,500. Rent-A-Center's President no longer owns an interest in any ColorTyme franchisees.

     On August 5, 1998, affiliates of Apollo purchased $250.0 million of Rent-A-Center's Series A preferred stock. Under the terms of the Series A preferred stock, the holders of the Series A preferred stock have the right to elect two members of Rent-A-Center's Board of Directors. Apollo has voting control over 100% of the issued and outstanding Series A preferred stock. In addition, pursuant to the terms of a stockholders agreement entered into between Apollo, Rent-A-Center and Mark E. Speese, Apollo has the right to nominate a third person to Rent-A-Center's Board of Directors.

     In connection with the issuance of Rent-A-Center's Series A preferred stock in August 1998, Rent-A-Center entered into a registration rights agreement with Apollo which, among other things, granted them two rights to request that their shares be registered, and a registration rights agreement with an affiliate of Bear Stearns, which granted them the right to participate in any company-initiated registration of shares, subject to certain exceptions. In May 2002, Apollo exercised one of their two rights to request that their shares be registered and an affiliate of Bear Stearns elected to participate in such registration. In connection therewith, Apollo and the affiliate of Bear Stearns converted 97,197 shares of Rent-A-Center's Series A preferred stock held by them into 3,500,000 shares of Rent-A-Center's common stock, which they sold in the May 2002 public offering that was the subject of Apollo's request. Rent-A-Center did not receive any of the proceeds from this offering.

     On August 5, 2002, the first date on which Rent-A-Center had the right to optionally redeem the shares of Series A preferred stock, the holders of Rent-A-Center's Series A preferred stock converted all but two shares of the Company's Series A preferred stock held by them into 7,281,548 shares of Rent-A-Center's common stock. In connection with Apollo's conversion of all but two of the shares of Series A preferred stock held by them, Rent-A-Center granted Apollo an additional right to effect a demand registration under the existing registration rights agreement Rent-A-Center entered into with them in 1998, such that Apollo now has two demand rights.

NOTE Q -- SUBSEQUENT EVENTS (UNAUDITED)

     Acquisition. On February 8, 2003, the Company completed the acquisition of substantially all of the assets of 295 rent-to-own stores from Rent-Way, Inc. for an aggregate purchase price of $100.4 million in cash. Of the aggregate purchase price, the Company held back $10.0 million to pay for various indemnified liabilities and expenses, if any. The Company funded the acquisition entirely from cash on hand. Of the 295 stores, 176 were subsequently merged with the Company's existing store locations. The Company entered into this transaction seeing it as an opportunistic acquisition that would allow it to expand its store base in conjunction with the Company's strategic growth plans. The acquisition price was determined by evaluating the average monthly rental income of the acquired stores and applying a multiple to the total. The Company utilized a third party to review the valuation of certain intangible assets, which resulted in a $4.0 million decrease in the values assigned to customer relationships and a $4.0 million increase in the value placed on the non-compete agreement as compared to its original estimates as

                      RENT-A-CENTER, INC. AND SUBSIDIARIES
disclosed in the Company's 2002 annual report on Form 10-K. The table below summarizes the allocation of the purchase price based on the fair values of the assets acquired:

                                                               FAIR VALUES
                                                              --------------
                                                              (IN THOUSANDS)
Inventory...................................................     $ 50,100
Property assets.............................................        4,300
Customer relationships......................................        7,900
Non-compete agreement.......................................        4,500
Goodwill....................................................       33,600
                                                                 --------
Total assets acquired.......................................     $100,400
                                                                 ========

     Customer relationships will be amortized over an 18 month period. The non-compete agreement is for four years and, in accordance with SFAS 142, the goodwill associated with the acquisition will not be amortized.

     Recapitalization. Commencing in April 2003, the Company recapitalized a portion of its financial structure in a series of transactions. On May 6, 2003, the Company issued $300.0 million principal amount of 7 1/2% senior subordinated notes due 2010. Using a portion of those proceeds, on the same date, Rent-A-Center East repurchased approximately $183 million principal amount of 11% senior subordinated notes due 2008 pursuant to its tender offer for all of the $272.25 million principal amount of 11% notes. The Company will also use a portion of those proceeds to optionally redeem the remaining outstanding 11% notes on August 15, 2003. On May 28, 2003, the Company refinanced its senior debt by entering into a new $600.0 million senior credit facility, consisting of a $400.0 million term loan, a $120.0 million revolving credit facility and an $80.0 million additional term loan. On June 25, 2003, the Company repurchased approximately 1.77 million shares of its common stock at $73 per share pursuant to a modified "Dutch Auction" tender offer. On July 11, 2003, the Company repurchased approximately 775,000 shares of its common stock at $73 per share pursuant to an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The purchases of the Company's common stock were financed by a portion of the proceeds of its new senior credit facilities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     UNTIL           , 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              RENT-A-CENTER, INC.
                                COLORTYME, INC.
                                GET IT NOW, LLC
                            RENT-A-CENTER EAST, INC.
                          RENT-A-CENTER TEXAS, L.L.C.
                           RENT-A-CENTER TEXAS, L.P.
                            RENT-A-CENTER WEST, INC.

                               OFFER TO EXCHANGE
                        7 1/2% SENIOR SUBORDINATED NOTES
                               DUE 2010, SERIES B

                              FOR ALL OUTSTANDING
                        7 1/2% SENIOR SUBORDINATED NOTES
                               DUE 2010, SERIES A

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 July   , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW ("DGCL")

     Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

CERTIFICATE OF INCORPORATION

     Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - in respect of certain unlawful dividend payments or stock purchases or redemptions, or

     - for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors, in addition to the limitation on personal liability provided in our certificate of incorporation, will be limited to the fullest extent permitted by the DGCL. Further, any repeal or modification of such provision of our certificate of incorporation by our stockholders will be prospective only, and will not adversely affect any limitation on the personal liability of our directors arising from an act or omission occurring prior to the time of such repeal or modification.

AMENDED AND RESTATED BYLAWS

     Our bylaws provide that we shall indemnify and hold harmless our directors threatened to be or made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director, whether the basis of such a proceeding is alleged action in such person's official capacity or in another capacity while holding such office, to the fullest extent authorized by the DGCL or any other applicable law, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and in the case of a criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.

INSURANCE

     We have obtained a directors' and officers' liability insurance policy insuring our directors and officers against losses resulting from wrongful acts committed by them as our directors and officers, including liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
  1.1(1)       --    Purchase Agreement, dated May 1, 2003, among Rent-A-Center,
                     Inc., Rent-A-Center East, Inc., ColorTyme, Inc.,
                     Rent-A-Center West, Inc., Get It Now, LLC, Rent-A-Center
                     Texas, L.P., Rent-A-Center Texas, L.L.C., Lehman Brothers
                     Inc., J.P. Morgan Securities, Inc., Morgan Stanley & Co.
                     Incorporated, Bear, Stearns & Co. Inc., UBS Warburg LLC and
                     Wachovia Securities, Inc. (Pursuant to the rules of the SEC, the schedules and annexes have been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such schedules and annexes to the SEC.)
  2.1(2)       --    Agreement and Plan of Merger, dated as of December 30, 2002, but effective as of December 31, 2002, by and among
                     Rent-A-Center, Inc., Rent-A-Center Holdings, Inc. and RAC
                     Merger Sub, Inc.
  2.2(3)       --    Asset Purchase Agreement, dated as of December 17, 2002, by and among Rent-A-Center East, Inc. and Rent-Way, Inc.,
                     Rent-Way of Michigan, Inc. and Rent-Way of TTIG, L.P.
                     (Pursuant to the rules of the SEC, the schedules and
                     exhibits have been omitted. Upon the request of the SEC,
                     Rent-A-Center, Inc. will supplementally supply such
                     schedules and exhibits to the SEC.)
  2.3(4)       --    Letter Agreement, dated December 31, 2002
  2.4(5)       --    Letter Agreement, dated January 7, 2003
  2.5(6)       --    Letter Agreement, dated February 7, 2003
  2.6(7)       --    Letter Agreement, dated February 10, 2003 (Pursuant to the rules of the SEC, the exhibit has been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such exhibit to the SEC.)
  2.7(8)       --    Letter Agreement, dated March 10, 2003 (Pursuant to the
                     rules of the SEC, the exhibit has been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such exhibit to the SEC.)
  3.1(9)       --    Certificate of Incorporation of Rent-A-Center, Inc., as
                     amended
  3.2(10)      --    Amended and Restated Bylaws of Rent-A-Center, Inc.
  3.3*         --    Second Restated Certificate of Incorporation of
                     Rent-A-Center East, Inc.
  3.4*         --    Certificate of Merger of RAC Merger Sub, Inc. with and into
                     Rent-a-Center, Inc.
  3.5*         --    Third Amended and Restated Bylaws of Rent-A-Center East,
                     Inc.
  3.6(11)      --    Articles of Incorporation of ColorTyme, Inc.
  3.7(12)      --    Articles of Merger of ColorTyme, Inc. into CT Acquisition
  3.8(13)      --    Bylaws of ColorTyme, Inc.
  3.9(14)      --    Amendment to the Bylaws of ColorTyme, Inc.
  3.10(15)     --    Restated Certificate of Incorporation of Rent-A-Center West,
                     Inc. (formerly known as Advantage Companies, Inc.)
  3.11(16)     --    Bylaws of Rent-A-Center West, Inc. (formerly known as
                     Advantage Companies, Inc.)
  3.12(17)     --    Amendment to Bylaws of Rent-A-Center West, Inc. (formerly
                     known as Advantage Companies, Inc.)
  3.13*        --    Certificate of Formation of Get It Now, LLC
  3.14*        --    Operating Agreement of Get It Now, LLC
  3.15*        --    Certificate of Limited Partnership of Rent-A-Center Texas,
                     L.P., as amended
  3.16*        --    Agreement of Limited Partnership of Rent-A-Center Texas,
                     L.P.
  3.17*        --    Articles of Organization of Rent-A-Center Texas, L.L.C.
  3.18*        --    Operating Agreement of Rent-A-Center Texas, L.L.C.

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
  4.1(18)      --    Form of Certificate evidencing Common Stock
  4.2(19)      --    Certificate of Designations, Preferences and Relative Rights
                     and Limitations of Series A Preferred Stock of
                     Rent-A-Center, Inc. (formerly known as Rent-A-Center
                     Holdings, Inc.)
  4.3(20)      --    Form of Certificate evidencing Series A Preferred Stock
  4.4*         --    Certificate of Designations, Preferences and Relative Rights
                     and Limitations of Series C Preferred Stock of
                     Rent-A-Center, Inc.
  4.5*         --    Form of Certificate evidencing Series C Preferred Stock
  4.6(21)      --    Indenture, dated as of December 19, 2001, by and among
                     Rent-A-Center, Inc., as Issuer, ColorTyme, Inc., and
                     Advantage Companies, Inc., as Subsidiary Guarantors, and The
                     Bank of New York, as Trustee
  4.7(22)      --    First Supplemental Indenture, dated as of May 1, 2002, by
                     and among Rent-A-Center, Inc., ColorTyme, Inc., Advantage
                     Companies, Inc. and The Bank of New York, as Trustee
  4.8(23)      --    Second Supplemental Indenture, dated as of September 30,
                     2002, by and among Rent-A-Center, Inc., ColorTyme, Inc.,
                     Advantage Companies, Inc., Get It Now, LLC and The Bank of
                     New York, as Trustee
  4.9(24)      --    Amended and Restated Third Supplemental Indenture, dated as of December 31, 2002, by and among Rent-A-Center, Inc.,
                     Rent-A-Center Holdings, Inc., ColorTyme, Inc., Rent-A-Center
                     West, Inc. (formerly known as Advantage Companies, Inc.),
                     Get It Now, LLC, Rent-A-Center Texas, LP, Rent-A-Center
                     Texas, LLC and The Bank of New York, as Trustee
  4.10(25)     --    Indenture, dated as of May 6, 2003, by and among
                     Rent-A-Center, Inc., as Issuer, Rent-A-Center East, Inc.,
                     ColorTyme, Inc., Rent-A-Center West, Inc., Get It Now, LLC,
                     Rent-A-Center Texas, L.P. and Rent-A-Center Texas, L.L.C.,
                     as Guarantors, and The Bank of New York, as Trustee
  4.11*        --    Form of 2003 Exchange Note
  5.1*         --    Opinion of Winstead, Sechrest & Minick P.C. regarding the
                     legality of securities offered
 10.1(26)      --    Amended and Restated Rent-A-Center, Inc. Long-Term Incentive
                     Plan
 10.2(27)      --    Amended and Restated Credit Agreement, dated as of August 5,
                     1998, as amended and restated as of December 31, 2002, among
                     Rent-A-Center, Inc., Rent-A-Center East, Inc., Comerica
                     Bank, as Documentation Agent, Bank of America NA, as
                     Syndication Agent, and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent
 10.3(28)      --    First Amendment, dated as of April 22, 2003, to the Amended and Restated Credit Agreement, dated as of August 5, 1998, as amended and restated as of December 31, 2002, among
                     Rent-A-Center, Inc., Rent-A-Center East, Inc., Comerica
                     Bank, as Documentation Agent, Bank of America NA, as
                     Syndication Agent, and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent
 10.4*         --    Credit Agreement, dated as of May 28, 2003, among
                     Rent-A-Center, Inc., Morgan Stanley Senior Funding Inc., as
                     Documentation Agent, JPMorgan Chase Bank and Bear, Stearns &
                     Co. Inc., each as Syndication Agent, and Lehman Commercial
                     Paper Inc., as Administrative Agent
 10.5(29)      --    Guarantee and Collateral Agreement, dated as of August 5,
                     1998, as amended and restated as of December 31, 2002, made by Rent-A-Center, Inc., Rent-A-Center East, Inc. and certain of its Subsidiaries in favor of JP Morgan Chase Bank
                     (formerly known as The Chase Manhattan Bank), as
                     Administrative Agent
 10.6*         --    Guarantee and Collateral Agreement, dated as of May 28,
                     2003, made by Rent-A-Center, Inc., Rent-A-Center East, Inc.
                     and certain of its Subsidiaries in favor of Lehman
                     Commercial Paper Inc., as Administrative Agent

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
 10.7(30)      --    Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund IV,
                     L.P., and Apollo Overseas Partners IV, L.P., related to the
                     Series A Convertible Preferred Stock
 10.8(31)      --    Second Amendment to Registration Rights Agreement, dated as of August 5, 2002, by and among Rent-A-Center, Inc., Apollo
                     Investment Fund IV, L.P. and Apollo Overseas Partners IV,
                     L.P.
 10.9(32)      --    Third Amendment to Registration Rights Agreement, dated as of December 31, 2002, by and among Rent- A-Center, Inc.,
                     Apollo Investment Fund IV, L.P. and Apollo Overseas Partners
                     IV, L.P.
 10.10*        --    Fourth Amendment to Registration Rights Agreement, dated as of July 11, 2003, by and between Rent-A-Center, Inc., Apollo
                     Investment Fund IV, L.P., and Apollo Overseas Partners IV,
                     L.P., related to the Series C Convertible Preferred Stock
 10.11(33)     --    Registration Rights Agreement, dated as of May 6, 2003, by and among Rent-A-Center, Inc., as Issuer, Rent-A-Center
                     East, Inc., ColorTyme, Inc., Rent-A-Center West, Inc., Get
                     It Now, LLC, Rent-A-Center Texas, L.P. and Rent-A-Center
                     Texas, L.L.C., as Guarantors, and Lehman Commercial Paper
                     Inc., J.P. Morgan Securities, Inc., Morgan Stanley & Co.
                     Incorporated, Bear, Stearns & Co. Inc., UBS Warburg LLC and
                     Wachovia Securities, Inc., as Initial Purchasers
 10.12(34)     --    Amended and Restated Stockholders Agreement, dated as of
                     October 8, 2001, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., J. Ernest Talley,
                     Mark E. Speese, Rent-A-Center, Inc., and certain other
                     persons
 10.13(35)     --    Second Amended and Restated Stockholders Agreement, dated as of August 5, 2002, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.14(36)     --    Third Amended and Restated Stockholders Agreement, dated as of December 31, 2002, by and among Apollo Investment Fund
                     IV, L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.15*        --    Fourth Amended and Restated Stockholders Agreement, dated as of July 11, 2003, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.16(37)     --    Common Stock Purchase Agreement, dated as of October 8,
                     2001, by and among J. Ernest Talley, Mary Ann Talley, the
                     Talley 1999 Trust and Rent-A-Center, Inc.
 10.17(38)     --    Exchange and Registration Rights Agreement, dated December
                     19, 2001, by and among Rent-A-Center, Inc., ColorTyme, Inc.,
                     Advantage Companies, Inc., J.P. Morgan Securities, Inc.,
                     Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc.,
                     and Lehman Brothers, Inc.
 10.18(39)     --    Amended and Restated Franchisee Financing Agreement, dated
                     March 27, 2002, by and between Textron Financial
                     Corporation, ColorTyme, Inc. and Rent-A-Center, Inc.
 10.19(40)     --    Franchisee Financing Agreement, dated April 30, 2002, but
                     effective as of June 28, 2002, by and between Texas Capital
                     Bank, National Association, ColorTyme, Inc. and
                     Rent-A-Center, Inc.
 10.20(41)     --    First Amendment to Franchisee Financing Agreement, dated
                     July 23, 2002, by and between Textron Financial Corporation,
                     ColorTyme, Inc. and Rent-A-Center, Inc.
 10.21(42)     --    Second Amendment to Franchisee Financing Agreement, dated
                     September 30, 2002, by and between Textron Financial
                     Corporation, ColorTyme, Inc. and Rent-A-Center, Inc.
 10.22(43)     --    Third Amendment to Franchisee Financing Agreement, dated
                     March 24, 2003, but effective as of December 31, 2002, by
                     and between Textron Financial Corporation, ColorTyme, Inc.
                     and Rent-A-Center, Inc.
 10.23*        --    Supplemental Letter Agreement to Franchisee Financing
                     Amendment, dated May 26, 2003, by and between Texas Capital
                     Bank, National Association, ColorTyme, Inc. and
                     Rent-A-Center, Inc.

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
 10.24(44)     --    Stock Purchase and Exchange Agreement, dated April 25, 2003, by and among Apollo Investment Fund IV, L.P., Apollo
                     Overseas Partners IV, L.P. and Rent-A-Center, Inc.
 21.1(45)      --    Subsidiaries of Rent-A-Center, Inc.
 23.1**        --    Consent of Grant Thornton LLP
 23.2*         --    Consent of Winstead Sechrest & Minick P.C. (included as part of its opinion filed as Exhibit 5.1)
 24.1*         --    Power of Attorney (included on signature page of this S-4)
 25.1*         --    Statement of eligibility of The Bank of New York
 99.1*         --    Form of Letter of Transmittal concerning old 7 1/2% notes
 99.2*         --    Form of Notice of Guaranteed Delivery concerning old 7 1/2%
                     notes
 99.3*         --    Form of Letter to Clients concerning old 7 1/2% notes
 99.4*         --    Form of Letter to Brokers concerning old 7 1/2% notes


---------------


  *   Filed previously



  **  Filed herewith


 (1) Incorporated herein by reference to Exhibit 10.18 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003

 (2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

 (3) Incorporated herein by reference to Exhibit 2.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (4) Incorporated herein by reference to Exhibit 2.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (5) Incorporated herein by reference to Exhibit 2.4 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (6) Incorporated herein by reference to Exhibit 2.5 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (7) Incorporated herein by reference to Exhibit 2.6 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (8) Incorporated herein by reference to Exhibit 2.7 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (9) Incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(10) Incorporated herein by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(11) Incorporated herein by reference to Exhibit 3.6 to the registrant's Registration Statement on Form S-4 filed on June 14, 1999

(12) Incorporated herein by reference to Exhibit 3.7 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(13) Incorporated herein by reference to Exhibit 3.10 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(14) Incorporated herein by reference to Exhibit 3.11 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(15) Incorporated herein by reference to Exhibit 3.5 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(16) Incorporated herein by reference to Exhibit 3.8 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(17) Incorporated herein by reference to Exhibit 3.9 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(18) Incorporated herein by reference to Exhibit 4.1 to the registrant's Form S-4 filed on January 11, 1999

(19) Incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(20) Incorporated herein by reference to Exhibit 4.5 to the registrant's Registration Statement Form S-4 filed on January 11, 1999

(21) Incorporated herein by reference to Exhibit 4.6 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(22) Incorporated herein by reference to Exhibit 4.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

(23) Incorporated herein by reference to Exhibit 4.7 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

(24) Incorporated herein by reference to Exhibit 4.7 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(25) Incorporated herein by reference to Exhibit 4.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(26) Incorporated herein by reference to Exhibit 99.1 to the registrant's Post-Effective Amendment No. 1 to Form S-8 dated as of December 31, 2002

(27) Incorporated herein by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(28) Incorporated herein by reference to Exhibit 10.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(29) Incorporated herein by reference to Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(30) Incorporated herein by reference to Exhibit 10.22 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(31) Incorporated herein by reference to Exhibit 10.10 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(32) Incorporated herein by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(33) Incorporated herein by reference to Exhibit 10.19 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(34) Incorporated herein by reference to Exhibit 10.7 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

(35) Incorporated herein by reference to Exhibit 10.8 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(36) Incorporated herein by reference to Exhibit 10.6 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(37) Incorporated herein by reference to Exhibit 10.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

(38) Incorporated herein by reference to Exhibit 10.9 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(39) Incorporated herein by reference to Exhibit 10.13 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(40) Incorporated herein by reference to Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(41) Incorporated herein by reference to Exhibit 10.15 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(42) Incorporated herein by reference to Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

(43) Incorporated herein by reference to Exhibit 10.16 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(44) Incorporated herein by reference to Exhibit 99(d)(1) to the registrant's Schedule TO filed on April 28, 2003

(45) Incorporated herein by reference to Exhibit 21.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (b)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under
Section 305(b)(2) of the Act.

     (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          RENT-A-CENTER, INC.

                                          By:      /s/ MARK E. SPEESE
                                            ------------------------------------
                                                       Mark E. Speese
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                        TITLE                DATE
             ---------                        -----                ----
        /s/ MARK E. SPEESE            Chairman of the Board    July 23, 2003
 --------------------------------      and Chief Executive
          Mark E. Speese                     Officer
                                      (Principal Executive
                                            Officer)

       /s/ MITCHELL E. FADEL            President, Chief       July 23, 2003
 --------------------------------           Operating
         Mitchell E. Fadel            Officer and Director

        /s/ ROBERT D. DAVIS                Senior Vice         July 23, 2003
 --------------------------------     President -- Finance,
          Robert D. Davis              Treasurer and Chief
                                        Financial Officer
                                      (Principal Financial
                                               and
                                       Accounting Officer)

                 *                          Director           July 23, 2003
 --------------------------------
         Laurence M. Berg

                 *                          Director           July 23, 2003
 --------------------------------
       Mary Elizabeth Burton

                 *                          Director           July 23, 2003
 --------------------------------
          Peter P. Copses

                 *                          Director           July 23, 2003
 --------------------------------
         Andrew S. Jhawar

                 *                          Director           July 23, 2003
 --------------------------------
           J.V. Lentell

*By:       /s/ MARK E. SPEESE
     ------------------------------
            Mark E. Speese,
            Attorney-in-Fact

SUBSIDIARY GUARANTORS

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          COLORTYME, INC.

                                          By:     /s/ STEVEN M. ARENDT
                                            ------------------------------------
                                                      Steven M. Arendt
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

               /s/ STEVEN M. ARENDT                     President and Chief Executive      July 23, 2003
 ------------------------------------------------       Officer (Principal Executive
                 Steven M. Arendt                                 Officer)


              /s/ MITCHELL E. FADEL                      Vice President and Director       July 23, 2003
 ------------------------------------------------
                Mitchell E. Fadel


                /s/ MARK E. SPEESE                       Vice President and Director       July 23, 2003
 ------------------------------------------------
                  Mark E. Speese


               /s/ ROBERT D. DAVIS                   Treasurer (Principal Financial and    July 23, 2003
 ------------------------------------------------            Accounting Officer)
                 Robert D. Davis

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          GET IT NOW, LLC

                                          By:      /s/ MARK E. SPEESE
                                            ------------------------------------
                                                       Mark E. Speese
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                      DATE
              ---------                                 -----                      ----

          /s/ MARK E. SPEESE               President (Principal Executive      July 23, 2003
--------------------------------------          Officer) and Director
            Mark E. Speese


        /s/ MITCHELL E. FADEL                Vice President and Director       July 23, 2003
--------------------------------------
          Mitchell E. Fadel


         /s/ ROBERT D. DAVIS             Treasurer (Principal Financial and    July 23, 2003
--------------------------------------           Accounting Officer)
           Robert D. Davis

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          RENT-A-CENTER EAST, INC.

                                          By:      /s/ MARK E. SPEESE
                                            ------------------------------------
                                                      Mark E. Speese
                                                        President



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                      TITLE                DATE
               ---------                      -----                ----
        /s/ MARK E. SPEESE            President (Principal     July 23, 2003
 --------------------------------      Executive Officer)
          Mark E. Speese                  and Director

       /s/ MITCHELL E. FADEL           Vice President and      July 23, 2003
 --------------------------------           Director
         Mitchell E. Fadel

        /s/ ROBERT D. DAVIS           Treasurer (Principal     July 23, 2003
 --------------------------------         Financial and
          Robert D. Davis              Accounting Officer)
                                          and Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on July 23, 2003.


                                          RENT-A-CENTER TEXAS, L.L.C.

                                          By:      /s/ JAMES ASHWORTH
                                            ------------------------------------
                                                      James Ashworth
                                                        President



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

                /s/ JAMES ASHWORTH                     President (Principal Executive,     July 23, 2003
 ------------------------------------------------     Financial and Accounting Officer)
                  James Ashworth                                 and Manager


                /s/ MARK E. SPEESE                                 Manager                 July 23, 2003
 ------------------------------------------------
                  Mark E. Speese

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          RENT-A-CENTER TEXAS, L.P.

                                          By: RENT-A-CENTER EAST, INC., its
                                              General Partner

                                          By:      /s/ MARK E. SPEESE
                                            ------------------------------------
                                                       Mark E. Speese
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                      DATE
              ---------                                 -----                      ----

          /s/ MARK E. SPEESE             Chief Executive Officer (Principal    July 23, 2003
--------------------------------------     Executive Officer) and Director
            Mark E. Speese


        /s/ MITCHELL E. FADEL                  President and Director          July 23, 2003
--------------------------------------
          Mitchell E. Fadel


         /s/ ROBERT D. DAVIS             Treasurer (Principal Financial and    July 23, 2003
--------------------------------------    Accounting Officer) and Director
           Robert D. Davis

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 23, 2003.


                                          RENT-A-CENTER WEST, INC.

                                          By:      /s/ MARK E. SPEESE
                                            ------------------------------------
                                                       Mark E. Speese
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                       DATE
              ---------                                 -----                       ----

          /s/ MARK E. SPEESE                President (Principal Executive      July 23, 2003
--------------------------------------          Officer) and Director
            Mark E. Speese


        /s/ MITCHELL E. FADEL                Vice President and Director        July 23, 2003
--------------------------------------
          Mitchell E. Fadel


         /s/ ROBERT D. DAVIS              Treasurer (Principal Financial and    July 23, 2003
--------------------------------------           Accounting Officer)
           Robert D. Davis

                               INDEX TO EXHIBITS

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
  1.1(1)       --    Purchase Agreement, dated May 1, 2003, among Rent-A-Center,
                     Inc., Rent-A-Center East, Inc., ColorTyme, Inc.,
                     Rent-A-Center West, Inc., Get It Now, LLC, Rent-A-Center
                     Texas, L.P., Rent-A-Center Texas, L.L.C., Lehman Brothers
                     Inc., J.P. Morgan Securities, Inc., Morgan Stanley & Co.
                     Incorporated, Bear, Stearns & Co. Inc., UBS Warburg LLC and
                     Wachovia Securities, Inc. (Pursuant to the rules of the SEC, the schedules and annexes have been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such schedules and annexes to the SEC.)
  2.1(2)       --    Agreement and Plan of Merger, dated as of December 30, 2002, but effective as of December 31, 2002, by and among
                     Rent-A-Center, Inc., Rent-A-Center Holdings, Inc. and RAC
                     Merger Sub, Inc.
  2.2(3)       --    Asset Purchase Agreement, dated as of December 17, 2002, by and among Rent-A-Center East, Inc. and Rent-Way, Inc.,
                     Rent-Way of Michigan, Inc. and Rent-Way of TTIG, L.P.
                     (Pursuant to the rules of the SEC, the schedules and
                     exhibits have been omitted. Upon the request of the SEC,
                     Rent-A-Center, Inc. will supplementally supply such
                     schedules and exhibits to the SEC.)
  2.3(4)       --    Letter Agreement, dated December 31, 2002
  2.4(5)       --    Letter Agreement, dated January 7, 2003
  2.5(6)       --    Letter Agreement, dated February 7, 2003
  2.6(7)       --    Letter Agreement, dated February 10, 2003 (Pursuant to the rules of the SEC, the exhibit has been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such exhibit to the SEC.)
  2.7(8)       --    Letter Agreement, dated March 10, 2003 (Pursuant to the
                     rules of the SEC, the exhibit has been omitted. Upon the
                     request of the SEC, Rent-A-Center, Inc. will supplementally supply such exhibit to the SEC.)
  3.1(9)       --    Certificate of Incorporation of Rent-A-Center, Inc., as
                     amended
  3.2(10)      --    Amended and Restated Bylaws of Rent-A-Center, Inc.
  3.3*         --    Second Restated Certificate of Incorporation of
                     Rent-A-Center East, Inc.
  3.4*         --    Certificate of Merger of RAC Merger Sub, Inc. with and into
                     Rent-a-Center, Inc.
  3.5*         --    Third Amended and Restated Bylaws of Rent-A-Center East,
                     Inc.
  3.6(11)      --    Articles of Incorporation of ColorTyme, Inc.
  3.7(12)      --    Articles of Merger of ColorTyme, Inc. into CT Acquisition
  3.8(13)      --    Bylaws of ColorTyme, Inc.
  3.9(14)      --    Amendment to the Bylaws of ColorTyme, Inc.
  3.10(15)     --    Restated Certificate of Incorporation of Rent-A-Center West,
                     Inc. (formerly known as Advantage Companies, Inc.)
  3.11(16)     --    Bylaws of Rent-A-Center West, Inc. (formerly known as
                     Advantage Companies, Inc.)
  3.12(17)     --    Amendment to Bylaws of Rent-A-Center West, Inc. (formerly
                     known as Advantage Companies, Inc.)
  3.13*        --    Certificate of Formation of Get It Now, LLC
  3.14*        --    Operating Agreement of Get It Now, LLC
  3.15*        --    Certificate of Limited Partnership of Rent-A-Center Texas,
                     L.P., as amended
  3.16*        --    Agreement of Limited Partnership of Rent-A-Center Texas,
                     L.P.
  3.17*        --    Articles of Organization of Rent-A-Center Texas, L.L.C.
  3.18*        --    Operating Agreement of Rent-A-Center Texas, L.L.C.
  4.1(18)      --    Form of Certificate evidencing Common Stock
  4.2(19)      --    Certificate of Designations, Preferences and Relative Rights
                     and Limitations of Series A Preferred Stock of
                     Rent-A-Center, Inc. (formerly known as Rent-A-Center
                     Holdings, Inc.)
  4.3(20)      --    Form of Certificate evidencing Series A Preferred Stock

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
  4.4*         --    Certificate of Designations, Preferences and Relative Rights
                     and Limitations of Series C Preferred Stock of
                     Rent-A-Center, Inc.
  4.5*         --    Form of Certificate evidencing Series C Preferred Stock
  4.6(21)      --    Indenture, dated as of December 19, 2001, by and among
                     Rent-A-Center, Inc., as Issuer, ColorTyme, Inc., and
                     Advantage Companies, Inc., as Subsidiary Guarantors, and The
                     Bank of New York, as Trustee
  4.7(22)      --    First Supplemental Indenture, dated as of May 1, 2002, by
                     and among Rent-A-Center, Inc., ColorTyme, Inc., Advantage
                     Companies, Inc. and The Bank of New York, as Trustee
  4.8(23)      --    Second Supplemental Indenture, dated as of September 30,
                     2002, by and among Rent-A-Center, Inc., ColorTyme, Inc.,
                     Advantage Companies, Inc., Get It Now, LLC and The Bank of
                     New York, as Trustee
  4.9(24)      --    Amended and Restated Third Supplemental Indenture, dated as of December 31, 2002, by and among Rent-A-Center, Inc.,
                     Rent-A-Center Holdings, Inc., ColorTyme, Inc., Rent-A-Center
                     West, Inc. (formerly known as Advantage Companies, Inc.),
                     Get It Now, LLC, Rent-A-Center Texas, LP, Rent-A-Center
                     Texas, LLC and The Bank of New York, as Trustee
  4.10(25)     --    Indenture, dated as of May 6, 2003, by and among
                     Rent-A-Center, Inc., as Issuer, Rent-A-Center East, Inc.,
                     ColorTyme, Inc., Rent-A-Center West, Inc., Get It Now, LLC,
                     Rent-A-Center Texas, L.P. and Rent-A-Center Texas, L.L.C.,
                     as Guarantors, and The Bank of New York, as Trustee
  4.11*        --    Form of 2003 Exchange Note
  5.1*         --    Opinion of Winstead, Sechrest & Minick P.C. regarding the
                     legality of securities offered
 10.1(26)      --    Amended and Restated Rent-A-Center, Inc. Long-Term Incentive
                     Plan
 10.2(27)      --    Amended and Restated Credit Agreement, dated as of August 5,
                     1998, as amended and restated as of December 31, 2002, among
                     Rent-A-Center, Inc., Rent-A-Center East, Inc., Comerica
                     Bank, as Documentation Agent, Bank of America NA, as
                     Syndication Agent, and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent
 10.3(28)      --    First Amendment, dated as of April 22, 2003, to the Amended and Restated Credit Agreement, dated as of August 5, 1998, as amended and restated as of December 31, 2002, among
                     Rent-A-Center, Inc., Rent-A-Center East, Inc., Comerica
                     Bank, as Documentation Agent, Bank of America NA, as
                     Syndication Agent, and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent
 10.4*         --    Credit Agreement, dated as of May 28, 2003, among
                     Rent-A-Center, Inc., Morgan Stanley Senior Funding Inc., as
                     Documentation Agent, JPMorgan Chase Bank and Bear, Stearns &
                     Co. Inc., each as Syndication Agent, and Lehman Commercial
                     Paper Inc., as Administrative Agent
 10.5(29)      --    Guarantee and Collateral Agreement, dated as of August 5,
                     1998, as amended and restated as of December 31, 2002, made by Rent-A-Center, Inc., Rent-A-Center East, Inc. and certain of its Subsidiaries in favor of JP Morgan Chase Bank
                     (formerly known as The Chase Manhattan Bank), as
                     Administrative Agent
 10.6*         --    Guarantee and Collateral Agreement, dated as of May 28,
                     2003, made by Rent-A-Center, Inc., Rent-A-Center East, Inc.
                     and certain of its Subsidiaries in favor of Lehman
                     Commercial Paper Inc., as Administrative Agent
 10.7(30)      --    Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund IV,
                     L.P., and Apollo Overseas Partners IV, L.P., related to the
                     Series A Convertible Preferred Stock
 10.8(31)      --    Second Amendment to Registration Rights Agreement, dated as of August 5, 2002, by and among Rent-A-Center, Inc., Apollo
                     Investment Fund IV, L.P. and Apollo Overseas Partners IV,
                     L.P.
 10.9(32)      --    Third Amendment to Registration Rights Agreement, dated as of December 31, 2002, by and among Rent- A-Center, Inc.,
                     Apollo Investment Fund IV, L.P. and Apollo Overseas Partners
                     IV, L.P.

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
 10.10*        --    Fourth Amendment to Registration Rights Agreement, dated as of July 11, 2003, by and between Rent-A-Center, Inc., Apollo
                     Investment Fund IV, L.P., and Apollo Overseas Partners IV,
                     L.P., related to the Series C Convertible Preferred Stock
 10.11(33)     --    Registration Rights Agreement, dated as of May 6, 2003, by and among Rent-A-Center, Inc., as Issuer, Rent-A-Center
                     East, Inc., ColorTyme, Inc., Rent-A-Center West, Inc., Get
                     It Now, LLC, Rent-A-Center Texas, L.P. and Rent-A-Center
                     Texas, L.L.C., as Guarantors, and Lehman Commercial Paper
                     Inc., J.P. Morgan Securities, Inc., Morgan Stanley & Co.
                     Incorporated, Bear, Stearns & Co. Inc., UBS Warburg LLC and
                     Wachovia Securities, Inc., as Initial Purchasers
 10.12(34)     --    Amended and Restated Stockholders Agreement, dated as of
                     October 8, 2001, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., J. Ernest Talley,
                     Mark E. Speese, Rent-A-Center, Inc., and certain other
                     persons
 10.13(35)     --    Second Amended and Restated Stockholders Agreement, dated as of August 5, 2002, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.14(36)     --    Third Amended and Restated Stockholders Agreement, dated as of December 31, 2002, by and among Apollo Investment Fund
                     IV, L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.15*        --    Fourth Amended and Restated Stockholders Agreement, dated as of July 11, 2003, by and among Apollo Investment Fund IV,
                     L.P., Apollo Overseas Partners IV, L.P., Mark E. Speese,
                     Rent-A-Center, Inc., and certain other persons
 10.16(37)     --    Common Stock Purchase Agreement, dated as of October 8,
                     2001, by and among J. Ernest Talley, Mary Ann Talley, the
                     Talley 1999 Trust and Rent-A-Center, Inc.
 10.17(38)     --    Exchange and Registration Rights Agreement, dated December
                     19, 2001, by and among Rent-A-Center, Inc., ColorTyme, Inc.,
                     Advantage Companies, Inc., J.P. Morgan Securities, Inc.,
                     Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc.,
                     and Lehman Brothers, Inc.
 10.18(39)     --    Amended and Restated Franchisee Financing Agreement, dated
                     March 27, 2002, by and between Textron Financial
                     Corporation, ColorTyme, Inc. and Rent-A-Center, Inc.
 10.19(40)     --    Franchisee Financing Agreement, dated April 30, 2002, but
                     effective as of June 28, 2002, by and between Texas Capital
                     Bank, National Association, ColorTyme, Inc. and
                     Rent-A-Center, Inc.
 10.20(41)     --    First Amendment to Franchisee Financing Agreement, dated
                     July 23, 2002, by and between Textron Financial Corporation,
                     ColorTyme, Inc. and Rent-A-Center, Inc.
 10.21(42)     --    Second Amendment to Franchisee Financing Agreement, dated
                     September 30, 2002, by and between Textron Financial
                     Corporation, ColorTyme, Inc. and Rent-A-Center, Inc.
 10.22(43)     --    Third Amendment to Franchisee Financing Agreement, dated
                     March 24, 2003, but effective as of December 31, 2002, by
                     and between Textron Financial Corporation, ColorTyme, Inc.
                     and Rent-A-Center, Inc.
 10.23*        --    Supplemental Letter Agreement to Franchisee Financing
                     Amendment, dated May 26, 2003, by and between Texas Capital
                     Bank, National Association, ColorTyme, Inc. and
                     Rent-A-Center, Inc.
 10.24(44)     --    Stock Purchase and Exchange Agreement, dated April 25, 2003, by and among Apollo Investment Fund IV, L.P., Apollo
                     Overseas Partners IV, L.P. and Rent-A-Center, Inc.
 21.1(45)      --    Subsidiaries of Rent-A-Center, Inc.
 23.1**        --    Consent of Grant Thornton LLP
 23.2*         --    Consent of Winstead Sechrest & Minick P.C. (included as part of its opinion filed as Exhibit 5.1)
 24.1*         --    Power of Attorney (included on signature page of this S-4)

  EXHIBIT
   NUMBER                                EXHIBIT DESCRIPTION
  -------                                -------------------
 25.1*         --    Statement of eligibility of The Bank of New York
 99.1*         --    Form of Letter of Transmittal concerning old 7 1/2% notes
 99.2*         --    Form of Notice of Guaranteed Delivery concerning old 7 1/2%
                     notes
 99.3*         --    Form of Letter to Clients concerning old 7 1/2% notes
 99.4*         --    Form of Letter to Brokers concerning old 7 1/2% notes

---------------


  *   Filed previously



  **  Filed herewith


 (1) Incorporated herein by reference to Exhibit 10.18 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003

 (2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

 (3) Incorporated herein by reference to Exhibit 2.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (4) Incorporated herein by reference to Exhibit 2.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (5) Incorporated herein by reference to Exhibit 2.4 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (6) Incorporated herein by reference to Exhibit 2.5 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (7) Incorporated herein by reference to Exhibit 2.6 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (8) Incorporated herein by reference to Exhibit 2.7 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

 (9) Incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(10) Incorporated herein by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(11) Incorporated herein by reference to Exhibit 3.6 to the registrant's Registration Statement on Form S-4 filed on June 14, 1999

(12) Incorporated herein by reference to Exhibit 3.7 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(13) Incorporated herein by reference to Exhibit 3.10 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(14) Incorporated herein by reference to Exhibit 3.11 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(15) Incorporated herein by reference to Exhibit 3.5 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(16) Incorporated herein by reference to Exhibit 3.8 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(17) Incorporated herein by reference to Exhibit 3.9 to the registrant's Registration Statement on Form S-4 filed on June 19, 1999

(18) Incorporated herein by reference to Exhibit 4.1 to the registrant's Form S-4 filed on January 11, 1999

(19) Incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated as of December 31, 2002

(20) Incorporated herein by reference to Exhibit 4.5 to the registrant's Registration Statement Form S-4 filed on January 11, 1999

(21) Incorporated herein by reference to Exhibit 4.6 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(22) Incorporated herein by reference to Exhibit 4.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

(23) Incorporated herein by reference to Exhibit 4.7 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

(24) Incorporated herein by reference to Exhibit 4.7 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(25) Incorporated herein by reference to Exhibit 4.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(26) Incorporated herein by reference to Exhibit 99.1 to the registrant's Post-Effective Amendment No. 1 to Form S-8 dated as of December 31, 2002

(27) Incorporated herein by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(28) Incorporated herein by reference to Exhibit 10.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(29) Incorporated herein by reference to Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(30) Incorporated herein by reference to Exhibit 10.22 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(31) Incorporated herein by reference to Exhibit 10.10 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(32) Incorporated herein by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(33) Incorporated herein by reference to Exhibit 10.19 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003

(34) Incorporated herein by reference to Exhibit 10.7 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

(35) Incorporated herein by reference to Exhibit 10.8 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(36) Incorporated herein by reference to Exhibit 10.6 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(37) Incorporated herein by reference to Exhibit 10.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

(38) Incorporated herein by reference to Exhibit 10.9 to the registrant's Registration Statement on Form S-4 filed on January 22, 2002

(39) Incorporated herein by reference to Exhibit 10.13 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(40) Incorporated herein by reference to Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(41) Incorporated herein by reference to Exhibit 10.15 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(42) Incorporated herein by reference to Exhibit 10.14 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

(43) Incorporated herein by reference to Exhibit 10.16 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002

(44) Incorporated herein by reference to Exhibit 99(d)(1) to the registrant's Schedule TO filed on April 28, 2003

(45) Incorporated herein by reference to Exhibit 21.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002